UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Discovery Communications, Inc.

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April 5, 2017

Dear Stockholders,

You are cordially invited to attend our annual meeting of stockholders at 10:00 a.m. on Thursday, May 18, 2017 at our corporate headquarters at One Discovery Place, Silver Spring, Maryland 20910.

If you hold shares of Series A or Series B common stock or Series A convertible preferred stock, you will be asked to vote on a number of important matters, which are listed in the Notice of Annual Meeting of Stockholders (the “Notice”). The Board of Directors recommends a vote FOR proposals 1, 2, and 3, FOR A FREQUENCY OF EVERY THREE YEARS on proposal 4 and AGAINST proposals 5 and 6 in this Notice.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented.

Thank you for your continued support and interest in our company, and I look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Miron

Chairman of the Board

Discovery Communications, Inc.

DISCOVERY COMMUNICATIONS, INC.

a Delaware company

One Discovery Place

Silver Spring, Maryland 20910

(240) 662-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Discovery Communications Stockholders:

You are cordially invited to attend, and notice is hereby given of, the 2017 Annual Meeting of Stockholders of Discovery Communications, Inc. to be held at our offices at One Discovery Place, Silver Spring, Maryland, on Thursday, May 18, 2017 at 10:00 a.m., local time, for the following purposes:

1. To elect six directors, three Class III directors to be voted on by the holders of our Series A common stock and Series B common stock, voting together as a single class, and three preferred stock directors to be voted on by the holders of our Series A convertible preferred stock, voting separately as a class.

2. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. To approve, on an advisory vote basis, our named executive officer compensation.

4. To vote, on an advisory basis, on the frequency of future named executive officer compensation advisory votes.

5. To vote on a stockholder proposal requesting the Board of Directors’ Compensation Committee to prepare a report on the feasibility of integrating sustainability metrics into performance measures of senior executives under Discovery Communications’ incentive plans.

6. To vote on a stockholder proposal requesting the Board of Directors to adopt a policy that the initial list of candidates from which new management-supported director nominees are chosen shall include qualified women and minority candidates.

The stockholders will also act on any other business that may properly come before the Annual Meeting or adjournments thereof.

The close of business on March 23, 2017 was the record date for determining the holders of shares of our Series A and Series B common stock and Series A convertible preferred stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at One Discovery Place, Silver Spring, Maryland.

By Order of the Board of Directors,

Stephanie D. Marks

Corporate Secretary

April 5, 2017

2017 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT

THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Q:     Who is soliciting my vote?

A:     The Discovery Communications, Inc. Board of Directors is soliciting your vote on proposals being submitted for consideration at our Annual Meeting of Stockholders to be held on May 18, 2017 (the “Annual Meeting”).

Q:   What is the Notice of Internet Availability of Proxy Materials?

A:     In accordance with the SEC’s proxy delivery rules, we intend to commence distribution on or about April 5, 2017 of a notice (the “Notice of Internet Availability of Proxy Materials”) indicating that this Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, our Annual Report to Stockholders and our Annual Report on Form 10-K will be made available at www.proxyvote.com. This website will also provide holders of our Series A and Series B common stock and Series A convertible preferred stock (“Series A preferred stock”) with instructions on how to vote their shares. The Notice of Internet Availability of Proxy Materials also indicates how to request printed copies of these materials, including, for holders of Series A and Series B common stock and Series A preferred stock, the proxy card or voting instruction card.

Q:     What matters will be voted on at the Annual Meeting?

A:     The principal business of the meeting will be the following matters:

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the election of three Class III directors by the holders of our Series A common stock and Series B common stock, voting together as a single class, and the election of three preferred stock directors by the holders of our Series A preferred stock, voting separately as a class;

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	an advisory vote to approve our named executive officer compensation;

•	an advisory vote on whether the advisory votes on named executive officer compensation should be held on one, two or three-year intervals;

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the consideration of a stockholder proposal requesting the Board of Directors’ Compensation Committee to prepare a report on the feasibility of integrating sustainability metrics into performance measures of senior executives under Discovery Communications’ incentive plans; and

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the consideration of a stockholder proposal requesting the Board of Directors to adopt a policy that the initial list of candidates from which new management-supported director nominees are chosen shall include qualified women and minority candidates.

We will also transact such other business as may properly be presented at the Annual Meeting or at any postponements or adjournments thereof. However, we are not aware of any other matters to be acted upon at the Annual Meeting.

Q:     Who is entitled to vote at the Annual Meeting?

A:     The close of business on March 23, 2017 was the record date for determining the holders of our Series A and Series B common stock and Series A preferred stock entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The Notice of Internet Availability of Proxy Materials received by the holders of our Series A and Series B common stock and Series A preferred stock will explain how they may vote their shares. Holders of our non-voting Series C common stock and Series C convertible preferred stock (“Series C preferred stock”) may access and receive this proxy statement and related materials but are not entitled to vote at the Annual Meeting or any adjournment thereof.

Q:     How many shares can vote at the Annual Meeting and how many votes does each share have?

A:     As of March 23, 2017, we had outstanding 153,494,362 shares of Series A common stock, with each of those shares being entitled to one vote, 6,512,379 shares of Series B common stock, with each of those shares being entitled to ten votes, and 228,764,059 shares of Series C common stock, which are not entitled to vote. We also had outstanding 71,107,312 shares of Series A preferred stock, with each of those shares being entitled to one vote on matters as to which the Series A preferred stock is entitled to vote, including the election of the preferred stock directors, and 26,432,492 shares of Series C preferred stock, which are not entitled to vote.

Q:     How many shares must be present or represented at the Annual Meeting to conduct business at the meeting?

A:     With respect to Proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the total voting power of the outstanding shares of (a) the Series A common stock and Series B common stock, voting together as a single class, entitled to a separate vote on the election of three Class III directors at the Annual Meeting will constitute a quorum for purposes of this class vote and (b) the Series A preferred stock entitled to a separate class vote on three preferred stock directors at the Annual Meeting will constitute a quorum for purposes of this class vote. The presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Series A common stock, Series B common stock and Series A preferred stock, with the preferred stock considered on an as-converted to common stock basis, voting together as a single class, will constitute a quorum for the combined class votes on Proposals 2 through 6.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be treated as present for purposes of determining the presence of a quorum.

Q:     What vote is required to elect directors?

A:     With respect to Proposal 1, three directors are to be elected by the holders of our Series A common stock and Series B common stock, voting together as a single class, and three directors are to be elected by the holders of our Series A preferred stock, voting separately as a class. The Class III directors will be elected if they receive a plurality of the combined voting power of the outstanding shares of Series A common stock and Series B common stock present in person or by proxy and entitled to vote on the election of directors, voting together as single class. The Series A preferred stock directors will be elected if they receive a the written consent or the affirmative vote of the holders of a majority of the outstanding shares of the Series A preferred stock.

•	If you submit a proxy card on which you indicated that you withhold your vote, it will have no effect on the election of directors; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the election of directors.

Q:     What vote is required to ratify the appointment of the independent registered public accounting firm?

A:     The affirmative vote of a majority of the outstanding Series A common stock, Series B common stock and Series A preferred stock, voting as a single class, present in person or by proxy and entitled to vote, is required to ratify Proposal 2.

•	If you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” this proposal; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the ratification proposal.

Q:     What vote is required with regard to the advisory vote to approve our named executive officer compensation?

A:     Stockholders are being asked to vote to approve on a non-binding advisory vote basis our 2016 named executive officer compensation. The affirmative vote of a majority of the outstanding Series A common stock, Series B common stock and Series A preferred stock, voting as a single class, present in person or by proxy and entitled to vote is required to approve Proposal 3.

•	If you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” this proposal; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the advisory vote on Proposal 3.

Q:     What vote is required with regard to the advisory vote on the frequency of the future named executive officer compensation advisory vote?

A:     For Proposal 4, stockholders are being asked to vote on a non-binding advisory vote basis with regard to the frequency with which the advisory vote to approve named executive officer compensation is held, by selecting from the following three options: (i) a vote held each year, (ii) a vote held once every two years, and (iii) a vote held once every three years. Stockholders may also abstain from voting. The frequency option receiving the greatest number of votes from the holders of the outstanding Series A common stock, Series B common stock and Series A preferred stock, voting as a single class, present in person or by proxy and entitled to vote, will be considered for the frequency recommendation of the stockholders. In the event of a tie, the vote will be decided in favor of the longer time interval.

•	If you submit a proxy on which you indicate that you abstain from voting, it will have no effect on this proposal;

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the outcome of this proposal; and

•	Proxy cards on which more than one option is chosen will not be counted.

Q:     What vote is required to approve the stockholder proposals?

A:     If properly presented at the Annual Meeting, the affirmative vote of a majority of the outstanding Series A common stock, Series B common stock and Series A preferred stock, voting as a single class, present in person or by proxy and entitled to vote, is required to approve Proposals 5 and 6.

•	If you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” these proposals; and

•	Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the outcome of the stockholder proposals

Q:     How can I vote my shares at the Annual Meeting?

A:     If you are a holder of Series A or Series B common stock or Series A preferred stock as of the record date, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on May 17, 2017. If you are located in the United States or Canada and are a stockholder of record as of the record date, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares on the Internet at www.proxyvote.com.

Both the telephone and Internet voting systems have easy-to-follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have on hand when you call or access the website, as applicable, the Notice of Internet Availability of Proxy Materials, the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to us.

If you have received, by request, a hard copy of the proxy card or voting instruction card and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

Properly completed proxies will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposals 1, 2 and 3, “For a Frequency of Every Three Years” on Proposal 4 and “AGAINST” Proposals 5 and 6.

While we encourage holders of Series A and Series B common stock and Series A preferred stock to vote by proxy, you also have the option of voting your shares of Series A and Series B common stock and Series A preferred stock in person at the Annual Meeting. If your shares of Series A or Series B common stock or Series A preferred stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares of stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Series A or Series B common stock or Series A preferred stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Series A or Series B common stock or Series A preferred stock.

Q:     If my Discovery shares are held in “street name” by a broker, bank or other nominee, will the broker, bank or other nominee vote my shares on each of the annual business proposals?

A:     If you hold your shares in street name and do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will be able to vote your shares with respect to “discretionary items” but will not be able to vote your shares with respect to “non-discretionary items” and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank, broker or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The auditor ratification proposal is a “discretionary item,” whereas the election of directors proposal, the advisory vote on named executive officer compensation, the advisory votes on the frequency of future named executive officer compensation advisory vote proposals and the stockholder proposals are “non-discretionary items.” Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares may, in the discretion of the broker, bank or other nominee, be voted only on the ratification proposal. If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will NOT be voted on the election of directors, the advisory vote on named executive officer compensation, the advisory vote on the frequency of the future named executive officer compensation advisory votes or the stockholder proposals.

Q:     May I change or revoke my vote after returning a proxy card or voting by telephone or over the Internet?

A:     Yes. Before your proxy is voted at the Annual Meeting, you may change or revoke your vote on the proposals by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Annual Meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to: Discovery Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Any signed proxy revocation or new signed proxy must be received before the start of the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in an account by a broker, bank or other nominee whom you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:     How do I obtain admission to the Annual Meeting?

A:     Stockholders of record as of the record date will be admitted to the Annual Meeting with photo identification and proof of stock ownership, such as the Notice of Internet Availability of Proxy Materials. If you hold Discovery stock in street name, you must bring a copy of an account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Cameras, recording devices and other electronic devices are not permitted at the Annual Meeting.

Q:     Who will bear the cost of soliciting votes for the Annual Meeting?

A:     We will pay the cost of solicitation of proxies, including the preparation, website posting, printing and delivery of the Notice of Internet Availability of Proxy Materials, proxy statement and related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

CORPORATE GOVERNANCE

The corporate governance practices of Discovery Communications, Inc. (“us,” “we,” the “Company” or “Discovery”) are established and monitored by our Board of Directors (the “Board”). The Board regularly assesses Discovery’s governance policies in light of legal requirements and governance best practices.

Corporate Governance Guidelines

Discovery’s corporate governance practices are embodied in a formal document that has been approved by our Board of Directors. These corporate governance guidelines (the “Guidelines”) are posted on our website at www.discoverycommunications.com. These Guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s responsibility is to oversee the management of Discovery and to help ensure that the interests of the stockholders are served;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have unimpeded access to senior management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	the Board and its committees will conduct self-evaluations to determine whether they are functioning effectively.

The Board periodically reviews the Guidelines and most recently updated them in March 2012. Printed copies of our Guidelines are available to any stockholder upon request to the Corporate Secretary, at the address specified below under “—Stockholder Communication with Directors.”

Director Independence

It is our policy that a majority of the members of our Board be independent. For a director to be deemed independent, a director must be independent as determined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules and, in the Board’s judgment, the director must not have a relationship with Discovery that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Nasdaq Marketplace Rules require that, subject to specified exceptions, (i) each member of a listed company’s audit, compensation and nominating and governance committees be independent, (ii) audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) compensation committee members also satisfy independence criteria set forth in Rule 5605(d)(2)(A) of the Nasdaq Marketplace Rules. The Board considered the relationships and affiliations, as set forth in their biographies below, to determine the directors’ independence. In addition, the Board further considered the directors’ relationships and positions with our large distributors, including Charter Communications, Inc. (“Charter”). The Board has determined that these relationships do not interfere with the directors’ independence. Discovery’s Board has determined that S. Decker Anstrom, Robert R. Beck, Robert R. Bennett, Paul A. Gould, John C. Malone, Robert J. Miron, Steven A. Miron, M. LaVoy Robison, Susan M. Swain and J. David Wargo are independent directors.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board, or any other board committee: (1) accept any consulting, advisory, or other compensatory fee from the listed company, other than for board service; or (2) be an affiliated person of the listed company. Discovery’s Board has determined that S. Decker Anstrom, M. LaVoy Robison and J. David Wargo are independent for purposes of Rule 10A-3.

In order to be considered to be independent for purposes of Rule 5605(d)(2)(A), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the Board or any other board committee: (1) accept any consulting, advisory, or other compensatory fee from the listed company, other than for board service; or (2) be an affiliated person of the listed company. Discovery’s Board has determined that Robert R. Beck, Paul A. Gould and Robert J. Miron are independent for purposes of Rule 5605(d)(2)(A).

Board Leadership Structure

Discovery historically has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting Discovery’s strategic direction, providing leadership and driving the performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. In light of the industry experience and management expertise of Robert J. Miron, our Chairman, and the dynamic leadership of David Zaslav, our CEO, the Board feels that this structure continues to be appropriate for Discovery.

Code of Ethics

We have a Code of Ethics (the “Code”) that is applicable to all of our directors, officers and employees. The Board approved the original Code in September 2008 and adopted a revised Code on April 25, 2012. The Code is available, and any amendments or waivers that would be required to be disclosed are posted, on our website at www.discoverycommunications.com. Printed copies of the Code are also available without charge upon request to the Corporate Secretary at the address specified below, under “—Stockholder Communication with Directors.”

Committees of the Board of Directors

Audit Committee

The Board has established an Audit Committee, whose members are Messrs. Robison (Chair), Anstrom and Wargo. The Board has determined that M. LaVoy Robison is an “Audit Committee Financial Expert” as defined under SEC rules. Pursuant to the Audit Committee Charter, the Audit Committee reviews and monitors the corporate accounting and financial reporting and the internal and external audits of Discovery. The committee’s functions include, among other things:

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appointing or replacing our independent registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent registered accounting firm, including the senior engagement team, and determines whether to reengage the current accounting firm or consider other audit firms. The Audit Committee is involved in the selection of the lead engagement partner whenever a rotational change is required, normally every five years, or for any other reason. PwC has served as our independent auditors since September 17, 2008.

Factors considered by the Audit Committee in determining whether to retain the firm include:

•	The audit firm’s capabilities to handle the breadth and complexity of the Company’s global operations;

•	The audit firm’s technical expertise and knowledge of the Company’s industry and global operations;

•	The quality and candor of the audit firm’s communications with the Audit Committee and management;

•	The audit firm’s independence;

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The quality and efficiency of the services provided by the audit firm, including input from management on the audit firm’s performance, how effectively the audit firm demonstrated its independent judgment, objectivity and professional skepticism, and external data on the audit quality and performance including the PCAOB reports on the audit firm and its peers;

•	The appropriateness of the audit firm’s fees; and

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The audit firm’s tenure as our independent auditor, which include the benefits of the tenure, and the controls and processes in place (such as rotation of key partners) that help ensure the audit firm’s independence in the face of such tenure.

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reviewing and approving in advance the scope of, and fees for, our annual audit and reviewing the results of our audits with our independent registered public accounting firm (see “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” for further information);

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reviewing and approving in advance the scope of, and the fees for, non-audit services of our independent registered public accounting firm (see “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” for further information);

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reviewing our audited financial statements with our management and independent registered public accounting firm and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

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overseeing the performance of services by our independent registered public accounting firm, including holding quarterly meetings to review the quarterly written communications of our independent registered public accounting firm; discussing with our independent registered public accounting firm issues regarding the ability of our independent registered public accounting firm to perform such services; obtaining, annually, a written report from our independent registered public accounting firm addressing internal controls; reviewing with our independent registered public accounting firm any audit-related problems or difficulties and the response of our management; and addressing other general oversight issues;

•	reviewing compliance with, and the adequacy of, our existing major accounting and financial reporting policies;

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overseeing the implementation and maintenance of an internal audit function; periodically reviewing the results and findings of the internal audit function; and coordinating with management to ensure that the issues associated with such results and findings are addressed;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns;

•	reviewing and discussing any reports concerning material violations submitted by Company attorneys or outside counsel;

•	reviewing and overseeing compliance with, and establishing procedures for, the treatment of alleged violations of the Code; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 24 of this proxy statement.

The Board has adopted a written charter for the Audit Committee, which is available on our website at www.discoverycommunications.com.

Compensation Committee

The Board has established a Compensation Committee, whose members are Messrs. R. Miron (Chair), Beck and Gould. The committee’s functions include, among other things:

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation;

•	evaluating our CEO;

•	determining our CEO’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other executives;

•	reviewing and making recommendations on stock compensation arrangements for all employees;

•	reviewing and making recommendations to the Board for compensation of non-employee directors for their service on the Board and its committees;

•	overseeing the structure of employee benefit programs and other compensation programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 26 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 25 of this proxy statement.

The Compensation Committee reviews all forms of compensation provided to our executive officers and has approved the same, with the exception of some equity awards and awards under the Discovery Communications, Inc. 2005 Incentive Plan (the “2005 Stock Plan”), which prior to 2012, were approved by the Equity Compensation Subcommittee of the Compensation Committee, consisting of Messrs. Beck and Gould.

The Board has adopted a written charter for the Compensation Committee, which is available on Discovery’s website at www.discoverycommunications.com.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described below in “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of Discovery’s Compensation Committee is a current or former officer or, during 2016 was an employee, of Discovery or any of its subsidiaries. None of Discovery’s executive officers serves or, during 2016, served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the Compensation Committee.

Nominating and Corporate Governance Committee

The Board of Directors has established a Nominating and Corporate Governance Committee, whose members are Messrs. Wargo (Chair), Gould, S. Miron, and Robison and Ms. Swain. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in our Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest, diversity of background and the ability to act in the interests of all stockholders. Our Guidelines specify that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

The Nominating and Corporate Governance Committee’s primary functions are:

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to oversee corporate governance matters generally, including reviewing and recommending changes to our Guidelines, and the independence standards and qualifications for Board membership set forth in the Guidelines;

•	to oversee the annual evaluation of the performance of the Board and each of its committees;

•	to identify individuals qualified to be members of the Board and to recommend Board nominees;

•	to review and make recommendations concerning the independence of Board members;

•	to review and approve related person transactions;

•	to review the membership qualifications of Board members under the Guidelines; and

•	to review and make recommendations concerning membership on Board committees and on committee structure and responsibilities.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on Discovery’s website at www.discoverycommunications.com.

Finance Committee

The Board has established a Finance Committee, whose members are Messrs. Bennett (Chair), Gould, S. Miron and Wargo. The committee’s authority and responsibilities include, among other things:

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to review or oversee significant treasury matters such as capital structure and allocation, derivative policies, global liquidity, fixed income investments, borrowings, currency exposure and hedging, dividend policy, share issuances and repurchases, and capital spending;

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to evaluate all projects requiring capital, including share repurchases, investments and acquisitions using their internal rate of return or other metrics that the Committee determines to be appropriate;

•	to evaluate and revise the Company’s approval policies for investment, acquisition, joint venture and divestiture transactions;

•	to review the scope, direction, quality, investment levels and execution of the Company’s investment, acquisition, joint venture and divestiture transactions;

•	to evaluate the execution, financial results and integration of the Company’s completed investment, acquisition, joint venture and divestiture transactions;

•	to oversee the Company’s loans and guarantees of third-party debt and obligations;

•	to review the activities of Investor Relations;

•

to review and approve, at least annually, the Company’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearing under “end-user exception” regulations established by the Commodity Futures Trading Commission, and review and discuss with management applicable Company policies governing the Company’s use of swaps subject to the end-user exception; and

•	to consider other finance and investment matters regarding the Company.

Executive Committee

The Board has established an Executive Committee, whose members are Messrs. R. Miron (Chair), Bennett, Malone and Zaslav. The primary function of the Executive Committee is to exercise powers of the Board on matters of an urgent nature that arise between regularly scheduled Board meetings, subject to certain limitations. For example, the Executive Committee may not exercise the Board’s powers to approve matters that must be submitted to the stockholders for their approval, appoint directors or officers, amend our Certificate of Incorporation or Bylaws or approve offerings of our capital stock.

Other Committees

The Board, by resolution, may from time to time establish certain other committees of the Board, consisting of one or more of the directors of Discovery. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of Discovery’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our incentive compensation plans and arrangements. The Audit Committee oversees management of financial reporting risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and management presentations to the full Board about such risks.

Board Meetings

During 2016, there were 16 meetings of the Board of Directors as a whole, 19 meetings of the Compensation Committee, four meetings of the Audit Committee, five meetings of the Nominating and Corporate Governance Committee, eight meetings of the Finance Committee and no meetings of the Executive Committee.

Director Attendance at Board and Annual Meetings

In 2016, each director of Discovery attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she served. The Board encourages all members of the Board to attend each annual meeting of the Company’s stockholders. All directors attended the last annual meeting in May 2016 in person.

Director Nomination Process

Under its charter, the Nominating and Corporate Governance Committee is responsible for recommending to the Board the slate of nominees to be proposed for election by the Series A and Series B common stockholders at our annual meeting and for reviewing proposals for nominations from stockholders that are submitted in accordance with the procedures summarized below.

The Nominating and Corporate Governance Committee has the authority to employ a variety of methods for identifying and evaluating potential Board nominees. Candidates for vacancies on the Board may come to the attention of the committee through several different means, including recommendations from Board members, senior management, professional search firms, stockholder nominations and other sources.

The Nominating and Corporate Governance Committee considers all nominations submitted by stockholders that meet the eligibility requirements outlined in our Bylaws. As required by our Bylaws, stockholder nominations of candidates for election as directors must be submitted in writing to the Corporate Secretary, Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, no later than the close of business on the 60th day nor earlier than the 90th day prior to the anniversary of the preceding year’s annual meeting. The deadline for stockholder nominations of candidates for election as directors was March 20, 2017. We did not receive any stockholder nominations of candidates for election as directors for the Annual Meeting. For information on what must be included in the written notice to nominate a candidate for election at the next annual meeting of stockholders, see “Stockholder Proposals” below.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Guidelines. Under these criteria, a candidate:

•	should have a reputation for integrity, honesty and adherence to high ethical standards;

•

should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•

should have an understanding of the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, regulatory authorities, creditors and the general public, and should act in the interests of all stockholders; and

•

shall not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

The Guidelines also provide that directors shall be selected on the basis of talent and experience and that diversity of background, including diversity of gender, race, ethnic or geographic origin, age, and experience in business, government and education and in media, entertainment and other areas relevant to the Company’s activities are factors in the selection process.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. In selecting candidates for election to the Board, the Board also considers a director’s independence. These independence standards incorporate the independence standards set forth in the Corporate Governance Rules of the Nasdaq Stock Market. Stockholder nominees for election to the Board will be evaluated by the Nominating and Corporate Governance Committee based on the criteria specified above and using the same process as a nominee recommended by the Board or management.

Stockholder Communication with Directors

Discovery’s stockholders may send communications to the Board or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910. Communications from stockholders will be forwarded to Discovery’s directors on a timely basis.

BOARD COMPENSATION

The Compensation Committee reviews compensation for our non-employee directors and recommends any changes to such compensation to the Board for approval. The components of our non-employee director compensation are cash fees and equity awards. The Board believes that appropriate compensation levels help attract and retain superior candidates for Board service and that director compensation should be weighted toward equity-based compensation to enhance alignment with the interests of our stockholders.

We do not have any pension or retirement plans for our non-employee directors. Employee directors do not receive any compensation for their Board service.

The following tables show the cash and equity compensation levels that were in effect in 2016.

2016 Discovery Non-Employee Director Compensation Levels

Board Service
Cash Compensation
Annual Retainer	$90,000
Non-Employee Board Chair Retainer	$202,500
Initial and Annual Equity Compensation
Restricted Stock Units	$140,000

Committee Service Annual Retainers (cash)
Audit Committee	$20,000
Compensation Committee	$27,500
Finance Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Chair	$33,000
Compensation Committee Chair	$42,000
Finance Committee Chair	$25,000
Nominating and Corporate Governance Committee Chair	$17,500

On December 7, 2016, the Board approved the following changes to our non-employee director compensation arrangement: an increase to the annual cash retainer; an increase to the annual equity compensation; and implementing a cap of $750,000 on individual director annual equity award value. The table below shows these approved compensation arrangements effective as of December 7, 2016.

Board Service
Cash Compensation
Annual Retainer	$100,000
Non-Employee Board Chair Retainer	$202,500
Initial and Annual Equity Compensation
Restricted Stock Units	$150,000

Committee Service Annual Retainers (cash)
Audit Committee	$20,000
Compensation Committee	$27,500
Finance Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Chair	$33,000
Compensation Committee Chair	$42,000
Finance Committee Chair	$25,000
Nominating and Corporate Governance Committee Chair	$17,500

Cash Compensation. Cash compensation for non-employee directors consists solely of the annual retainers described above. Annual retainers are paid in quarterly installments. For the purpose of calculating these retainers and fees, the annual period commences with the election of directors at the annual meeting. The retainer paid to non-employee directors who are elected or appointed after the most recent annual stockholders’ meeting is prorated based on the quarter in which they join the Board.

Equity Compensation. Non-employee directors receive stock-based compensation under our 2005 Non-Employee Director Incentive Plan, as it may be amended from time to time. The Board determined for 2016 that the equity awards to directors should consist solely of restricted stock units (“RSUs”) of Series A common stock. Annual equity grants are made on the date of the annual stockholders’ meeting. Equity awards for directors who are elected or appointed after the most recent annual stockholders’ meeting are prorated based on when they join the Board. The number of RSUs is calculated by dividing the dollar amount of the award by the closing price of our Series A common stock on the last business day prior to the grant date. RSUs will vest 100% on the one-year anniversary of the grant date assuming continued service to such date. The RSUs granted to our directors do not include the right to receive cash dividends. On May 16, 2014, the Board approved a share dividend (the “2014 Share Dividend”) of one share of the Company’s Series C common stock on each issued and outstanding share of Series A, Series B and Series C common stock. The 2014 Share Dividend took effect on August 6, 2014 for stockholders of record on July 28, 2014. As a result, the non-employee directors’ awards were retroactively adjusted to reflect the dividend.

Board of Directors Stock Ownership Policy. In January 2013, the Board adopted a director stock ownership policy that requires each director to hold a specified amount of our stock, calculated as a multiple of three times the then-current annual retainer for Board service, exclusive of any additional retainer with respect to committee or other service. Each director is expected to reach the stock holding target within five years from May 15, 2013, the effective date the policy was adopted or five years after joining the Board, for those directors joining after May 2013. The Board determined that any shares of our stock beneficially owned by the director, as well as unvested awards of RSUs, but not shares underlying stock options, would be counted for purposes of meeting the stock holding target. Once a director meets the target, the director is expected to maintain holdings at the target for as long as he or she remains a Board member. The Board may take any appropriate action to support the intent of the policy, including requiring a director to retain a percentage of shares pursuant to stock option exercises or vesting events in future years. As of the date of this proxy statement, all directors have reached and maintained the stock holding target or are on track to do so.

Deferred Compensation. Discovery has a deferred compensation program that allows non-employee directors to defer the settlement of their RSU grants until their departure from our Board. If a director elects to defer settlement of his or her RSU grant, they must make an irrevocable election before the end of the year prior to the year in which the grant is made, and must do so for the entire amount of the grant. For example, for the grants made in May 2016, directors made their deferral elections before the end of 2015. Directors do not receive cash dividends on deferred RSUs. Messrs. Anstrom, Beck, Gould, R. Miron, Robison and Wargo and Ms. Swain elected to defer the settlement of their RSU grants made in 2016.

Expense Reimbursement. Non-employee directors are reimbursed for out-of-pocket costs for attending each meeting of the Board or any Board committee of which they are a member, including airfare, whether by commercial aircraft or private plane.

Director Education. Under the Guidelines, Discovery encourages the participation of all directors in continuing education programs, at Discovery’s expense, that are relevant to the business and affairs of Discovery and the fulfillment of the directors’ responsibilities as members of the Board and any of its committees.

Charitable Contribution Matching Program. Discovery provides a charitable contribution matching program through which we match contributions made by our non-employee directors to eligible charitable organizations up to a maximum of $20,000 for each director within a given fiscal year. The program is designed to match contributions to educational, arts and cultural institutions that have been approved by the Internal Revenue Service as tax-exempt institutions to which contributions are deductible for federal income tax purposes. Certain types of contributions and institutions would not be eligible for matching, such as tuition payments, contributions made to family foundations or other charitable foundations or organizations that are affiliated with a non-employee director, or membership or alumni association dues. In order to be matched, the contribution must be tax-deductible by Discovery Communications, Inc. Matching contributions under this program are included in the following 2016 Non-Employee Director Summary Compensation Table under the “All Other Compensation” column.

The following table summarizes the 2016 compensation provided to all persons who served as non-employee directors during 2016.

2016 Non-Employee Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
S. D. Anstrom	110,000	136,816	0	246,816
R. Beck	117,500	136,816	15,000	269,316
R. Bennett	115,000	136,816	0	251,816
P. Gould	142,500	136,816	0	279,316
J. Malone	90,000	136,816	0	226,816
R. Miron	244,500	136,816	0	381,316
S. Miron	115,000	136,816	19,000	270,816
M. L. Robison	133,000	136,816	0	269,816
S. Swain	8,334	72,547	0	80,881
J. D. Wargo	142,500	136,816	0	279,316

(1)	The aggregate grant date fair value of the RSU awards made to all non-employee directors in 2016 was $1,303,893, as calculated in accordance with FASB ASC Topic 718. At December 31, 2016, the following directors held stock options and RSUs, which include options granted for service as an officer or director of Discovery Holding Company, our predecessor entity:

Name	Series A Common Stock Options	Series C Common Stock Options	Series A Common Unvested or Deferred RSUs	Series C Common Unvested or Deferred RSUs
S. D. Anstrom	9,123	9,123	10,976	1,533
R. Beck	17,768	17,768	15,420	5,977
R. Bennett	23,350	34,514	5,242	0
P. Gould	23,781	35,807	9,219	3,977
J. Malone	17,768	17,768	7,242	2,000
R. Miron	17,768	17,768	16,485	7,042
S. Miron	17,768	17,768	7,242	2,000
M. L. Robison	23,781	35,807	16,485	7,042
S. Swain	0	0	2,519	0
J. D. Wargo	23,781	35,807	14,485	5,042

(2)	The amounts for Messrs. Beck and S. Miron reflect matching charitable contributions made by Discovery on behalf of each of these directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Our Board of Directors consists of eight common stock directors, divided among three classes, and three preferred stock directors. Our Class III directors, who are being nominated for reelection at this annual meeting for a term that will expire in 2020, are Robert R. Bennett, John C. Malone and David M. Zaslav. Our Class I directors, who were reelected at the 2015 annual meeting for a term that will expire in 2018, are Robert R. Beck and J. David Wargo. Susan Swain was appointed a Class I director in December 2016, with a term that will expire in 2018. Our Class II directors, who were reelected at the 2016 annual meeting for a term that will expire in 2019, are Paul A. Gould and M. LaVoy Robison. At each annual meeting, the successors of that class of directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Our Board of Directors also includes three preferred stock directors, S. Decker Anstrom, Robert J. Miron and Steven A. Miron, whose terms will expire at the Annual Meeting. Holders of our Series A preferred stock vote on the election of each of the preferred stock directors, but do not vote on the election of any common stock director. At each annual meeting of stockholders, the preferred stock directors are elected to hold office for a term expiring at the following annual meeting of stockholders. The preferred stock directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Six director nominees will be voted on at the meeting. The three Class III director nominees will be voted upon and elected by the holders of shares of our Series A common stock and Series B common stock, voting together as a class. The three preferred stock director nominees will be voted upon and elected by the holders of shares of our Series A preferred stock voting separately as a class.

Unless otherwise instructed on the proxy card, the persons named as proxies will vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named in this proxy statement as nominees. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Discovery director and for those directors whose terms of office will continue after the Annual Meeting. Each member of our Board of Directors and each director nominee possesses skills and experience which make them an important component of the Board as a whole. While consideration of the information presented below regarding each director and director nominee’s specific experience, qualifications, attributes and skills led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Discovery and our Board.

The Discovery Board of Directors recommends a vote “FOR” the election of the nominated directors.

Director Nominees for Election by Holders of Shares of Series A Common Stock and Series B Common Stock as Class III Directors with Terms Expiring in 2020

Robert R. Bennett Born April 19, 1958

A common stock director of Discovery since September 2008. Mr. Bennett served as President of Discovery Holding Company (“DHC”) from March 2005 until September 2008 when it merged with Discovery Communications, Inc., creating a new public company. Mr. Bennett is the former President and Chief Executive Officer of Liberty Media Corporation (“Liberty Media”). He served in those positions from April 1997 until August 2005. He was one of the founding executives of Liberty Media and served as its Principal Financial Officer from its inception in 1991 until 1997. He currently is Managing Director of Hilltop Investments, LLC, a family investment company. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. in a variety of financial positions and with The Bank of New York. Mr. Bennett was a director of Demand Media, Inc. from 2011 until February 2014. Mr. Bennett was a director and a member of the Audit Committee of Sprint Corporation from November 2006 until November 2016. He currently serves on the boards of Liberty Media and HP, Inc. Mr. Bennett also serves on the Audit Committee and chairs the Finance, Investment and Technology Committee of HP, Inc.

Mr. Bennett brings both industry knowledge and financial acumen to his role as a member of our Board of Directors. Mr. Bennett has served on the board of directors of multiple public and private companies over the past decade, which, combined with his considerable involvement with media companies, contributes to the knowledge base and oversight of our Board.

John C. Malone Born March 7, 1941

A common stock director of Discovery since September 2008. Mr. Malone served as Chief Executive Officer and Chairman of the Board of DHC from March 2005 to September 2008 and a director of DHC from May 2005 to September 2008. Mr. Malone has served as the Chairman of the Board and a director of Liberty Interactive Corp. (“Liberty Interactive”) (including its predecessors) since 1994, as Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010, and as Chairman of the Board of Liberty Broadband Corp. (“Liberty Broadband”) since November 2014. Mr. Malone has served as the Chairman of the Board of Liberty Global plc (“Liberty Global”) since June 2013, having previously served as Chairman of the Board of Liberty Global’s predecessor, Liberty Global, Inc. from June 2005 to June 2013. Since November 2016, Mr. Malone has served as Chairman of the Board of Liberty Expedia Holdings, Inc. He has also served as a director of Expedia, Inc. since December 2012, having previously served as director from August 2005 to November 2012. Mr. Malone is a director of Charter and Lions Gate Entertainment Corp. (“Lionsgate”). Mr. Malone previously served as: (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) a director of Sirius XM Radio Inc. from April 2009 to May 2013, and (iv) Chairman of the Board of Liberty TripAdvisor Holdings, Inc. from August 2014 to June 2015.

Mr. Malone has played a pivotal role in the cable television industry since its inception and is considered one of the preeminent figures in the media and telecommunications industry. Mr. Malone is well known for his sophisticated problem solving and risk assessment skills. His breadth of industry knowledge and unique perspective on our business make him an invaluable member of our Board.

David M. Zaslav Born January 15, 1960

President, Chief Executive Officer and a common stock director. Mr. Zaslav has served as our President and Chief Executive Officer since January 2007 and as a common stock director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc. (“NBC”), a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav is a member of the board of Sirius XM Radio Inc., Grupo Televisa S.A.B and Lionsgate.

As CEO, Mr. Zaslav sets our goals and strategies. His ability as director to add his views to the Board’s deliberations is of significant benefit to the Board.

Director Nominees for Election by Holders of Series A Preferred Stock

S. Decker Anstrom Born August 2, 1950

A preferred stock director of Discovery since December 2012. Mr. Anstrom served as President of Landmark Communications and Chairman of The Weather Channel from 2002 until his retirement in 2008. From 2001 to September 2011, he served as a member of the Board of Directors and also as chair of the Governance Committee of Comcast Corporation.

Through his experience as a cable television executive, Mr. Anstrom has developed a deep understanding of our industry. Mr. Anstrom’s expertise in the cable television industry makes him a valued presence on our Board.

Robert J. Miron Born July 7, 1937

A preferred stock director of Discovery since September 2008. Mr. Miron has served as Chairman of Discovery since May 2014. Mr. Miron served as Chairman of Advance/Newhouse Communications (“Advance/Newhouse”) and Bright House Networks, LLC (“Bright House”), both communications companies, from July 2002, retiring in December 2010. From July 2002 to May 2008, Mr. Miron served as Chief Executive Officer of Advance/Newhouse and Bright House.

Mr. Miron has extensive knowledge of the cable television industry, as evidenced by his professional background. Our Board benefits from Mr. Miron’s long experience in management roles within our industry.

Steven A. Miron Born April 24, 1966

A preferred stock director of Discovery since September 2008. Mr. Miron has served as Chief Executive Officer of Advance/Newhouse since May 2008. Mr. Miron served as Chief Executive Officer of Bright House from May 2008 to May 2016, when it was acquired by Charter. He also served as President of Advance/Newhouse and Bright House from July 2002 to May 2008. Mr. Miron currently serves on the Board of Directors of Charter.

Through his experience as a cable television executive, Mr. Miron has developed a deep understanding of our industry. Mr. Miron’s expertise in the cable television industry makes him a valued presence on our Board.

Common Stock Directors:

Class I Directors with Terms Expiring in 2018

Robert R. Beck Born July 2, 1940

A common stock director of Discovery since September 2008. Since 2001, Mr. Beck has served as an independent consultant, advising on complex financial and business matters. Prior to 2001, Mr. Beck served as a Managing Director of Putnam Investments.

Mr. Beck applies his expertise in the financial markets to the Board’s deliberations. Mr. Beck’s deep experience in corporate finance is of great value to our Board.

Susan M. Swain Born December 23, 1954	A common stock director of Discovery since December 2016. In March 2012, Ms. Swain was named Co-CEO and President of C-SPAN, a multichannel national distributor (TV, radio, internet) of public affairs content. She had served as President and Co-Chief Operating Officer of

C-SPAN since December 2006. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as a member of the Executive Committee of the National Press Foundation. Ms. Swain served as a director of The Talbots, Inc. (“The Talbots”) from 2001 until The Talbots ceased to be a public company in 2012. Ms. Swain was Chairperson of The Talbots’ Corporate Governance and Nominating Committee and was a member of its Audit Committee. She was appointed as its Lead Independent Director in May 2010.

Ms. Swain brings her Board and committee work experience in the areas of national media, leadership of large organizations, and multichannel operations. Ms. Swain’s expertise in building and managing a national brand and in strategic planning, with a special emphasis on the national broadband transition, adds to the breadth of experience and expertise of our Board.

J. David Wargo Born October 1, 1953

A common stock director of Discovery since September 2008. Mr. Wargo served as a director of DHC from May 2005 to September 2008 when it merged with Discovery. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Liberty Global, Liberty TripAdvisor, Liberty Broadband, Strayer Education, Inc. and Vobile, Inc. Mr. Wargo also serves on the Audit Committees of Liberty Global, Liberty TripAdvisor and Liberty Broadband.

Having an extensive career in public company finance, Mr. Wargo brings to the Board significant business development and financial experience related to the business and financial issues facing large corporations. Mr. Wargo’s expertise in public company finance is the result of over 35 years as a securities analyst.

Class II Directors with Terms Expiring in 2019

Paul A. Gould Born September 27, 1945

A common stock director of Discovery since September 2008. Mr. Gould served as a director of DHC from May 2005 to September 2008, when it merged with Discovery. Mr. Gould has served at Allen & Company Incorporated, an investment banking services company, since 1972, including as a Managing Director and Executive Vice President for more than the last five years. Mr. Gould has served as a financial advisor to many Fortune 500 corporations and advised on a number of large media company acquisitions. Mr. Gould is a director and serves on the Audit Committees of Ampco-Pittsburgh Corporation and Liberty Global.

Mr. Gould brings to our Board a wealth of experience in matters relating to public company finance. Mr. Gould’s knowledge of our Company and our industry, combined with his expertise in finance, makes him an important part of our Board.

M. LaVoy Robison Born September 6, 1935

A common stock director of Discovery since September 2008. Mr. Robison served as a director of DHC from May 2005 to September 2008, when it merged with Discovery. Mr. Robison has been on the board of The Anschutz Foundation, a private foundation, since January 1998, and was their executive director from 1998 to November 2010. Mr. Robison is currently a director and also serves on the Audit Committee of Liberty Interactive.

Mr. Robison has extensive knowledge of corporate accounting and audit procedure gained through over 35 years of service with the firm of Peat Marwick Mitchell (now KPMG), including over 25 years as a partner and several years as one of the firm’s SEC reviewing partners. Mr. Robison’s wealth of experience in corporate finance and financial accounting is an important resource for our Board.

Except for Steven A. Miron being the son of Robert J. Miron, there is no family relationship among any of Discovery’s executive officers or directors, by blood, marriage or adoption.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

As provided in its charter, the Audit Committee appoints our independent registered public accounting firm, reviews the scope of the annual audit and pre-approves all audit and non-audit services permitted under applicable law to be performed by the independent registered public accounting firm. The Audit Committee has evaluated the performance of PwC and has appointed them as our independent registered public accounting firm for fiscal 2017. You are requested to ratify the Audit Committee’s appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders present at the meeting. Unless stockholders specify otherwise in their proxy, proxies solicited by the Board will be voted by the proxy holders at the Annual Meeting to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2017. A majority of the votes cast at the Annual Meeting on this proposal is required for ratification.

Even if the selection of PwC is ratified, the Audit Committee of Discovery’s Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if Discovery’s Audit Committee determines that a change would be in the best interests of Discovery and its stockholders. In the event Discovery stockholders fail to ratify the appointment of PwC, the Audit Committee will take this into consideration regarding the selection of another independent registered public accounting firm.

The Discovery Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as Discovery’s independent registered public accounting firm for the year ending December 31, 2017.

Description of Fees

	2016	2015
Audit fees(1)	$7,367,600	$6,264,300
Audit related fees(2)	174,400	538,927
Tax fees(3)	2,329,750	1,604,038
Other fees(4)	14,300	2,400

Total fees	$9,866,050	$8,409,665

(1)	Audit fees include fees for the audit of the consolidated financial statements of Discovery and statutory audits for certain of Discovery’s foreign subsidiaries, as well as fees for services provided in connection with securities and debt offerings.

(2)	Audit-related fees include due diligence related to mergers and acquisitions, attest services not required by statute or regulation, and consultations regarding financial accounting standards.

(3)	Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions, transfer pricing and consultation services. Tax compliance services relate to preparation of tax returns and claims for refunds. Tax consultation services relate to tax planning, assistance with tax audits, and tax advice related to acquisitions and structure. Transfer pricing services relate to advice and assistance with respect to transfer pricing matters, including the preparation of reports used to comply with taxing authority documentation requirements.

(4)	Other fees consist of advisory support provided in connection with certain regulatory requirements in foreign jurisdictions and access to Comperio, PwC’s online accounting and research library.

Discovery’s Audit Committee has considered whether the provision of services by PwC to Discovery other than auditing is compatible with PwC maintaining its independence and believes that the provision of such other services is compatible with PwC maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Discovery’s Audit Committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by Discovery’s independent registered public accounting firm. Pursuant to this policy, Discovery’s Audit Committee has approved the engagement of Discovery’s independent registered public accounting firm to provide the following services (all of which are collectively referred to as “pre-approved services”):

•

audit services as specified in the policy, including (i) financial audits of Discovery and its subsidiaries and (ii) services associated with Discovery’s periodic reports, registration statements and other documents filed or issued in connection with a securities offering (including comfort letters and consents);

•

audit-related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) attestation services not required by statute or regulation, (iv) certain audits incremental to the audit of Discovery’s consolidated financial statements; (v) closing balance sheet audits related to dispositions; and (vi) consultations with management as to accounting or reporting of transactions; and

•

tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is expected to result in fees in excess of $50,000 requires the specific pre-approval of Discovery’s Audit Committee. In addition, any engagement of Discovery’s independent registered public accounting firm for services other than the pre-approved services requires the specific approval of Discovery’s Audit Committee. Discovery’s Audit Committee has delegated the authority for the foregoing approvals to the chairman of the Audit Committee, subject to his subsequent disclosure to the entire Audit Committee of the granting of any such approval. All audit and non-audit services provided by PwC in 2016 were approved by the Audit Committee.

Discovery’s pre-approval policy prohibits the engagement of Discovery’s independent registered public accounting firm to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by the Board of Directors of Discovery Communications, Inc., based on the rules of the Nasdaq Stock Market and the criteria of director independence adopted by the Board. Each member of the Audit Committee also satisfies the SEC’s independence requirements for members of audit committees.

The Audit Committee reviews Discovery’s financial reporting process on behalf of the Board of Directors. A description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance—Audit Committee.” PwC, Discovery’s registered public accounting firm for 2016, is responsible for expressing opinions on the conformity of Discovery’s audited consolidated financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and PwC Discovery’s most recent audited consolidated financial statements. The Audit Committee has also discussed with PwC various communications that the Company’s registered public accounting firm is required to provide to the Audit Committee, including matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with PwC their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Discovery that the audited financial statements be included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 14, 2017 with the SEC.

This report is respectfully submitted by the members of the Audit Committee of the Board.

M. LaVoy Robison, Chairman

S. Decker Anstrom

J. David Wargo

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

This report is respectfully submitted by the members of the Compensation Committee of the Board.

Robert J. Miron, Chairman

Robert R. Beck

Paul A. Gould

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This section analyzes and discusses our compensation programs and provides information about the compensation paid by Discovery to our Named Executive Officers, or “NEOs”:

•	David M. Zaslav, President and Chief Executive Officer (“CEO”);

•	Andrew Warren, Chief Financial Officer (“CFO”) (until March 31, 2017);

•	Bruce L. Campbell, Chief Development, Distribution & Legal Officer;

•	Jean-Briac Perrette, President, Discovery Networks International; and

•	Paul Guagliardo (d/b/a “Guyardo”), Chief Commercial Officer.

On February 22, 2016, Mr. Warren notified us that he was resigning from employment and agreed to remain with the Company until the end of 2016. We entered into a transition agreement with Mr. Warren, which was subsequently amended to extend Mr. Warren’s transition to March 31, 2017, as described in “Executive Compensation—Executive Compensation Arrangements,” below. Gunnar Wiedenfels joined the Company to become our Chief Financial Officer on April 1, 2017.

Highlights

Discovery delivered strong operating and financial results in 2016.

Discovery is a leading global media and entertainment company, with operations that support our mission to empower people to explore their world and satisfy their curiosity. We had a strong year in 2016, reporting increases in revenue, adjusted operating income before depreciation and amortization (“OIBDA”), and Net Income:

•	Revenues increased 2% to $6,497 million (increased 4% excluding currency effects);

•

Adjusted OIBDA increased 1% to $2,426 million (increased 5% excluding currency effects and the impact of the sale of our SBS Radio business) (see Note 21 to our Annual Report on Form 10-K for the year ended December 31, 2016 for a reconciliation of Adjusted OIBDA to Net Income. This can be found starting on page 115 to the Form 10-K.);

•	Net Income increased 15% to $1,194 million (increased 11% excluding currency effects); and

•	Adjusted Free Cash Flow increased 9% to $1,285 million (increased 21% excluding currency effects).

As illustrated above, our reported results were adversely impacted by the effects of fluctuations in foreign currency exchange rates.

We implemented our strategy to invest in premier global intellectual property and brands to engage consumers with our content across all screens and platforms, while maintaining disciplined operational results and revenue growth.

We continue to pay for performance through our executive compensation program design.

We believe that our executive compensation program plays a key role in our operating and financial success. We place great importance on our ability to attract, retain, motivate and reward talented executives who can continue to grow our business and engage audiences around the world. Each of our NEOs received significant long-term awards in 2016, based on the Company’s financial and operational performance and their individual achievements during the prior year, and, in the case of Mr. Zaslav, the terms of his employment agreement.

Each of our NEOs also received an annual cash bonus based on Company and individual performance in 2016. These awards reflect the direct link between financial and operational success and compensation under our executive compensation programs. Our short- and long-term incentive compensation programs are structured to:

•	pay for performance by aligning and measurably varying the size of performance-based awards directly with key operational outcomes, as well as the executive’s individual performance;

•	align the interests of management with those of our stockholders through equity and equity-type incentive awards and stock ownership guidelines; and

•	inspire dynamic leadership while not encouraging excessive risk taking.

In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation programs to strengthen the link between executive and stockholder interests.

We value long-term contracts with our senior executives and use our executive compensation programs to support extended contract terms.

We believe that entering into fixed term employment contracts with our senior executives provides management stability and helps ensure that we can access their services to drive our strategic objectives. When permitted by local law, these agreements also include customary restrictive covenants that protect our business from unfair competition after an executive separates from employment. Each of our NEOs is subject to a fixed term employment contract. In 2016, we entered into a new agreement with Mr. Perrette that includes a four-year term and transitioned him to local payroll and benefits in the United Kingdom. Messrs. Zaslav, Campbell, and Guagliardo are subject to multi-year employment agreements entered into prior to 2016, and, as noted above, we amended Mr. Warren’s agreement in 2016 to reflect the terms of his transition. Each of these agreements include a number of provisions related to components of compensation during the term, as further detailed in “Executive Compensation—Executive Compensation Arrangements,” below.

We entered into a new employment agreement for Mr. Zaslav in 2014 to secure his services through the end of 2019. The compensation provisions of the agreement are structured around performance-based long-term equity, tie the vast majority of his compensation to increases in stockholder value, require him to hold the majority of the equity distributed to him beyond the term of his contract (absent an intervening change in control or termination of employment), and, through ownership of a significant number of shares, further align his interests with those of our stockholders.

Role of the Compensation Committee

Our Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) operates pursuant to a written charter, a copy of which is posted on the Investor Relations section of our website, www.discoverycommunications.com. The Committee is responsible for developing, implementing and regularly reviewing adherence to our compensation philosophy. In the course of fulfilling these responsibilities, the Committee:

•	regularly reviews best practices and market trends in executive compensation and modifies our programs to support Discovery’s business goals and strategies;

•	conducts annual risk assessments of our compensation programs;

•	aligns compensation decisions with our corporate objectives and strategies;

•

reviews and approves the amounts and elements of compensation and the terms of new employment agreements or extensions to existing employment agreements for our CEO and other NEOs, other executive officers and certain other key employees; and

•	approves the annual quantitative and qualitative goals relevant to the compensation of our CEO, and the bonus design and metrics for our NEOs and other executive officers.

The Committee regularly consults with the Board regarding compensation decisions for the CEO, and with the CEO regarding compensation decisions for the other NEOs.

Role of the CEO in Compensation Decisions

The CEO plays a significant role in the compensation decisions for the NEOs other than himself. The CEO makes annual recommendations to the Committee regarding base salary, annual cash bonus, and long-term incentive awards for each of his direct reports, including the other NEOs. The CEO also recommends to the Committee proposed terms of new employment agreements and amendments to existing agreements for the other NEOs, working closely with Adria Alpert Romm, our Chief Human Resources and Global Diversity Officer, to develop these recommendations. The CEO’s recommendations are based on:

•	his assessment of qualitative and quantitative factors, generally including the executive’s annual and long-term performance;

•	the performance of Discovery, as well as the department or group that the executive leads;

•	the executive’s compensation relative to that of our other executives (internal equity);

•	the executive’s compensation relative to that of executives in similar roles in the companies in our peer group (external competitiveness);

•	our overall approach to compensation for employees for the year;

•	achievement of applicable annual performance goals; and

•	contractual obligations under the individual’s employment agreement.

The CEO also provides the Committee with proposed goals for himself. The Committee reviews and modifies these goals to ensure that they align with the approved strategies and priorities set by the Board, and then discusses the revised goals with the CEO, including the weightings to reinforce which goals have the greatest priorities for the year. The degree to which the CEO achieves the goals are used, in part, to determine the annual bonus of the CEO. The CEO provides his own assessment of his performance and achievement of goals, but does not otherwise participate in the Committee’s deliberations or decisions regarding his compensation.

Relationship with and Role of the Compensation Consultant

The Committee has retained an independent compensation consultant, The Croner Company (“Croner”), to advise it on compensation matters generally and specifically on compensation decisions for our executive officers. Croner is retained directly by, and reports to, the Committee. Croner attended 18 of the 19 Committee meetings held in 2016. Croner assisted the Committee by, among other services:

•	assisting in peer group selection and competitive benchmarking for executive officers and other senior executives used in the annual salary review, bonus and long-term incentive decisions;

•	advising the Committee on competitive practices, including executive compensation trends, performance measures, and annual cash bonus and long-term incentive plan designs;

•	advising on employee equity grants, executive employment agreements and other executive compensation matters;

•	assisting the Committee with the periodic review of its charter;

•	providing an evaluation and assessment of risk in compensation program design, policies, and procedures;

•	reviewing the Compensation Discussion and Analysis; and

•	benchmarking compensation for members of the Board and their service on committees.

Prior to being engaged by the Committee, Croner historically had provided compensation survey data to the Company and performed custom surveys on industry compensation practices. In 2011, the Committee adopted a Compensation Consultant Independence Policy to address the ongoing need for this survey work and to determine the process under which work by Croner for the Company would be permitted. The Committee authorized Croner to provide survey services to management of up to $60,000 per year. Non-survey work, or survey work that exceeds $60,000 in the aggregate in a single year, requires pre-approval by the Committee. In 2016, the only services provided by Croner to management were the pre-authorized survey services. Total fees paid to Croner by Discovery in 2016 (other than fees for Croner’s services to the Committee) were less than $10,000.

The Committee annually reviews its relationship with Croner as an independent compensation consultant to determine if Croner has any conflict of interest in its services to the Committee. In the 2016 review, after considering the factors set forth in the applicable securities regulations and stock exchange rules, the Committee concluded that Croner did not have a conflict of interest in its services to the Committee. The Committee’s conclusion was based on the following:

•

Croner reports solely to the Committee. Discovery’s management is not involved in the negotiation of fees charged by Croner or in the determination of the scope of work performed by Croner. The Committee has the sole authority to hire and terminate the independent compensation consultant;

•	there are no business or personal relationships between Croner and any member of the Committee or any executive officer of the Company;

•

the Committee has a Compensation Consultant Independence Policy to address limited survey work performed by Croner for the Company, and any other non-survey services that are proposed to be performed by Croner for the Company;

•	the survey work performed by Croner was very limited, and no non-survey work was performed (other than Croner’s services for the Committee);

•

according to data provided by Croner, revenue from Discovery (other than fees for Croner’s services to the Committee) represented less than 1% of Croner’s total revenue for each of fiscal years 2013, 2014, 2015, and 2016;

•	Croner disclosed its conflicts of interest policy to the Committee. The Committee believes that this policy provides reasonable assurance that conflicts of interest with Croner will not arise; and

•	Croner has represented to the Committee that, per its conflicts of interest policy, neither Croner nor any Croner employee is a stockholder of Discovery.

Compensation Philosophy

Discovery’s compensation philosophy is to pay for performance, to encourage excellence and to reward executives who deliver. Our programs are designed to deliver above-median total direct compensation when our executives deliver above-median performance, as evaluated against both internally set objectives and the peer group companies. We value fixed-term employment agreements when appropriate, and, in 2016, each of our NEOs was subject to a fixed-term employment agreement, as further described in “Executive Compensation—Executive Compensation Arrangements,” below. The terms of these agreements generally incorporate initial compensation elements, including setting an initial base salary, annual cash bonus target, and “sign on” or contract renewal equity awards. The Committee approves the terms of employment agreements consistent with our overall compensation philosophy, taking into account appropriate compensation elements to secure the services of our senior executives for multi-year terms. The Committee also assesses the elements of transition and separation agreements to determine what is needed to ensure a smooth transition, as was the case in the transition agreement entered into in connection with Mr. Warren’s separation.

Discovery’s compensation programs are designed to implement its pay for performance compensation philosophy, as follows:

•	ensure a strong alignment of the interests of Discovery’s stockholders, employees, and the Company;

•	pay for performance, both short-term and long-term;

•	pay competitively, across salary grades and geographies; and

•	apply compensation policy in an internally consistent manner.

As part of this design, the Committee is regularly provided with information regarding the program design, bonus targets and equity grant guidelines for our employees throughout the Company. The Committee reviews the results of the annual bonus and equity grant processes to assess whether the Company is implementing our pay for performance philosophy. The Committee determines the group of executives over which they will retain oversight, and include executives other than Discovery’s NEOs in those reviews.

Elements of Compensation

Total direct compensation for each NEO consists of three basic components:

Element of Compensation	Key Features	Purpose
Base Salary	Fixed annual cash amount, generally reviewed annually.	Provide base salaries that are competitive to attract and retain high-performing executive talent. A competitive base salary is an important component of compensation providing a degree of financial stability for executives. Base salaries also form the basis for calculating other compensation opportunities, including, for example, calculating the target amount of each NEO’s annual cash bonus as a percentage of base salary.

Annual Cash Bonus	Each NEO has a target bonus opportunity, set as a percentage of base salary (or in Mr. Zaslav’s case, as a specified dollar value). Actual amount paid/awarded for each year varies based on Company and individual performance.	Deliver a substantial portion of total direct compensation in annual cash bonus awards that are aligned with Company and individual performance to focus our executives on our financial and operational goals. Ensure that our compensation mix remains competitive with our labor market. We generally set bonus targets as a percentage of base salary so that this performance-based element remains a similar proportion to the fixed base salary and the value of the bonus target automatically adjusts as salary adjustments are made.

Long-Term Incentive Awards

Annual equity and equity-type awards, in the form of non-qualified stock options, performance-based restricted stock units, and stock appreciation rights. Each type of award instrument generally vests in tranches over multiple years.

Deliver a substantial portion of an executive’s total direct compensation in equity or equity-type awards to align our executives’ interests with those of our stockholders. We use long-term incentive awards as a tool to encourage an executive to enter into a new employment agreement or extend an existing agreement.

_____________

Awards of Stock Appreciation Rights (“SARs”) to our CEO align the CEO’s interests to those of our stockholders by tying the amount paid out (if any) directly to the increase in our stock price (if any) during the measurement period.

_____________

Performance-based Restricted Stock Units (“PRSUs”) incent our NEOs to achieve longer-term financial goals that are expected to lead to increased stockholder value. The multi-year service requirements also serve as a retention tool. Both the financial metrics and the longer-term vesting schedules are designed to discourage excessive risk-taking.

_____________

Restricted stock units (“RSUs”) also may be used in certain contract renewals, and the multi-year service requirements serve as a retention tool.

_____________

The Committee has adopted executive stock ownership guidelines (discussed below) and implemented more extensive holding and share purchase requirements for the CEO under his 2014 agreement. These provisions are designed to further align the interests of our NEOs with our stockholders.

Performance-Based Pay

The Committee seeks to deliver the majority of target total direct compensation for each NEO in performance-based pay, with the balance between the annual cash bonus and long-term incentive awards determined by the Committee as appropriate for each role. More than 70% of the total direct compensation for each NEO other than Mr. Warren for 2016 was performance-based. Mr. Warren announced his intention to separate from the Company in February 2016 and the Committee did not approve a long-term incentive award for him in 2016, resulting in a lower proportion of performance-based compensation for that year.

We believe the mix of compensation for our NEOs is both competitive with the compensation practices specific to our industry and appropriately balanced to benefit the Company in both the short- and long-term without encouraging our NEOs to take undue risks. Annual cash bonus awards are more fully described in “—2016 Compensation Decisions—Annual Cash Bonus Awards,” below, and our long-term incentive compensation programs are more fully described in “—2016 Compensation Decisions—Long-Term Incentive Compensation,” below.

Compensation Decisions Framework

The Committee generally makes decisions in the first 90 days of the calendar year regarding annual adjustments to base salary (“Annual Base Salary Review”), the payout amount for annual cash bonus awards with respect to the immediately preceding year (“Annual Bonus Review”), and annual long-term incentive (“LTI”) awards (“Annual LTI Review”) for our executive officers. This annual process includes a review of the following factors, designed to align the compensation actions with our compensation principles and objectives:

•	executive compensation market data from the Company’s peer group (discussed below);

•	relevant employment contract requirements;

•	self-evaluation of each NEO’s annual performance;

•	the CEO’s evaluation of each NEO’s annual performance (other than Mr. Zaslav himself);

•	achievement of annual quantitative goals for the Incentive Compensation Plan (“ICP”), the annual cash bonus program that applies to the NEOs other than the CEO;

•	achievement of quantitative and qualitative goals that are set by the Committee each year for the annual bonus for the CEO; and

•	Discovery’s Total Shareholder Return (“TSR”) and other comparative financial measures relative to the peer companies, as discussed below.

These factors are considered as a whole, with no specific weight given to a particular factor or factors.

Additional detail about the factors considered in our compensation decisions is below.

Peer Group Analysis and Comparative Financial Review

The Committee annually reviews data from a group of publicly-traded peer companies to support compensation decisions for the NEOs. The peer companies are chosen to best match our Company’s scope of business in terms of revenues, free cash flow, market capitalization and enterprise value, complexity of operations and global scope, and proximity to the sectors of the media and entertainment industry in which we operate. The peer group also represents meaningful competition for us in the executive labor market. The Committee reassesses this list annually and considers the inclusion of new, relevant peers, and the elimination of companies from the peer group that no longer provide a strong basis for comparison (including removing peers that have been acquired or otherwise have materially changed their corporate structure). The Committee used the following peer group for 2016 (the “2016 Peer Group”) after concluding that the group provided a good mix of companies with a strong focus on content and international reach:

AMC Networks Inc.

Cablevision Systems Corporation

CBS Corporation

Charter Communications, Inc.

DIRECTV

Netflix, Inc.

Scripps Networks Interactive, Inc.

Viacom Inc.

Yahoo! Inc.

The Committee considered market data from the 2016 Peer Group in determining base salary adjustments and long-term incentive awards for Messrs. Campbell and Perrette in February and March 2016. The base salaries for the remaining NEOs were not adjusted in that cycle, and the long-term incentive awards for Messrs. Zaslav and Guagliardo were specified in their employment agreements, so did not require further reference to the market data. The Committee also considered market data from the 2016 Peer Group in determining the compensation terms for Mr. Perrette’s new employment agreement entered into in June 2016.

In September 2016, the Committee assessed the 2016 Peer Group in light of the merger of DIRECTV with AT&T and acquisition of Yahoo! Inc. and Cablevision Systems, Inc. by unrelated entities. The Committee determined to remove these three companies from the peer group and to add Time Warner Inc. and 21st Century Fox, both of which are global media companies and competitors in the market for executive talent. The Committee used this updated peer group (the “2017 Peer Group”) in its market review in December 2016, used to inform base salary, bonus, and long-term incentive awards in February and March 2017.

At the same time, the Committee reviewed data from international companies, in an effort to identify relevant market data for Mr. Perrette’s role as leader of our international division. The Committee reviewed a group of media and content companies publicly traded in the UK and determined that a mix of traditional media, broadcasting, and publishing companies would be relevant comparators. The Committee selected WPP Group, Sky PLC, RELX Group, Pearson, ITV PLC, Informa, and UBM (the “International Peers”) to serve as a reference point in assessing Mr. Perrette’s compensation and reviewed compensation data for the CEOs of that group, applying a 30% discount to factor in Mr. Perrette’s role as a division president rather than CEO of a standalone entity.

Each year, the Committee reviews comparative TSR and other financial measures for the peer group. In December 2015, the Committee reviewed revenue, Adjusted OIBDA, free cash flow, enterprise value, earnings per share and TSR for the Company (the “Comparative Financial Measures”) as compared to the peer group. The Committee conducted this review in December 2015, in preparation for the 2016 Annual Base Salary Review, Annual Bonus Review, and Annual LTI Review, and in December 2016 for the 2017 reviews. In December 2015, the Committee assessed performance against the 2016 Peer Group, and in December 2016 with respect to the 2017 Peer Group. In both reviews, the Committee concluded that the Company had performed at or above the median of the relevant peer group for operational metrics but lagged peers in measures related to stock price.

Comparative Financial Measures Reviewed in December 2015

	Affiliate Revenues	Advertising Revenues	Total Revenues	Adjusted OIBDA	Free Cash Flow	Enterprise Value	Earnings Per Share	TSR
	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	3 Year
Median (excluding Discovery)	10%	4%	15%	13%	61%	23%	17%	105%
Discovery Communications, Inc.	11%	14%	13%	5%	-2%	-4%	.2%	-8%
Discovery Percentile Rank Among Peers	67%	81%	76%	55%	58%	2%	30%	17%

(1)	CAGR = Compound Annual Growth Rate. Utilizes December 31, 2012 data for starting data point and TTM for the end data point. TTM = Trailing Twelve Months (October 1, 2014 – September 30, 2015) TTM was utilized because year end 2015 data was not yet available.

Comparative Financial Measures Reviewed in December 2016

	Affiliate Revenues	Advertising Revenues	Total Revenues	Adjusted OIBDA	Free Cash Flow	Enterprise Value	Earnings Per Share	TSR
	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	CAGR(1)	3 Year
Median (excluding Discovery)	7.5%	.7%	2.5%	0%	.9%	-6.2%	6.2%	-17.5%
Discovery Communications, Inc.	7.8%	2.8%	5.3%	0%	5.0%	-15.1%	6.4%	-38.3%
Discovery Percentile Rank Among Peers	52%	63%	56%	50%	66%	6%	51%	8%

(1)	CAGR = Compound Annual Growth Rate. Utilizes December 31, 2013 data for starting data point and TTM for the end data point. TTM = Trailing Twelve Months (October 1, 2015 – September 30, 2016). TTM was utilized because year end 2016 data was not yet available.

The Committee used these reviews as a reference in determining that it was appropriate to make equity awards in the 2016 Annual LTI Review and in determining not to adjust downward, in accordance with their terms, the payout amount of PRSU awards made to Messrs. Warren, Campbell, and Perrette in February 2014 that vested in February 2017. The CEO’s recommendations to the Committee, and the Committee’s approvals, factored in the results of the review in generally reducing the performance pool amounts for the 2016 bonus in consideration of the Company’s performance against some of the Comparative Financial Measures.

Target Pay Positioning

The Committee generally targets executive compensation to be between the median and 75th percentile of the compensation paid by our peer group companies, which are identified above under “—Peer Group Analysis.” The Committee uses the peer group benchmark and survey data as a reference rather than as a strict guide for compensation decisions and retains flexibility in setting individual target total direct compensation.

In December 2015 and again in February 2016, the Committee reviewed market data for each NEO as compared to our peer group with respect to 2015 total direct compensation, both at target and actual, spreading the value of any one-time contractual equity award over the term of the applicable contract. The Committee undertook the review in setting total direct compensation for 2016, and at that time, the comparison to our peer group was as follows:

NEO	Target Pay Against Peer Group (Before 2016 Compensation Actions)	Actual Pay Against Peer Group (Before 2016 Compensation Actions)
Mr. Zaslav	Above 75th percentile	Above 75th percentile
Mr. Warren	Above 75th percentile	Above 75th percentile
Mr. Campbell	Between median and 75th	Between median and 75th
Mr. Guagliardo	At median	Between median and 75th

In that review, the Committee determined that there was insufficient market data to estimate market percentiles for Mr. Perrette’s role. The Committee used the peer group data as a reference point in determining base salary and long-term incentive awards for Messrs. Warren and Campbell in February 2016.

With each of the NEOs other than Mr. Perrette, the Committee compared each executive’s compensation to that of the corresponding position in the peer group, with an adjustment to the General Counsel analysis initially to reflect Mr. Campbell’s expanded role as Chief Development & Distribution Officer and Mr. Guagliardo’s oversight of Advertising Sales and Digital Media. The Committee compared Mr. Perrette’s compensation to that of peer group executives classified as Division Presidents, although the Committee determined this was not an exact match because of the broad scope of Mr. Perrette’s international responsibilities and the limited number of incumbents in this position in the peer group.

In September 2016, when the Committee selected the International Peers to use as a reference for Mr. Perrette’s compensation, Mr. Perrette’s total direct compensation, measured on an actual pay basis, was between the median and the 75th percentile. As noted above, the Committee applied a 30% discount against the CEO data for the International Peers in making this comparison.

Tally Sheets

The Committee regularly reviews tally sheets prepared for each of the NEOs to allow consideration of both current and historical compensation. The tally sheets allow the Committee to review an integrated snapshot of the individual and aggregated elements of each NEO’s compensation.

Tax Deductibility of Executive Compensation

We consider the tax deductibility of compensation to be paid to the NEOs. Internal Revenue Code Section 162(m) (“Section 162(m)”) generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to this limit on deductibility for qualifying performance-based compensation.

Although we do not require all compensation paid to executives to be deductible, the Committee considers the impact of deductibility under Section 162(m) when making decisions about the amount and forms of executive compensation. These considerations were a factor in determining the general long-term incentive program for our senior executives and the use of PRSU and SAR awards for our senior executives.

NEO Responsibilities and Accomplishments

Company performance and/or individual achievements play a strong role in many of the compensation decisions for our NEOs, as further described below. The Committee considered Discovery’s overall strong results, as well as each of the NEOs’ responsibilities and 2016 accomplishments in making compensation decisions. We have summarized each NEO’s overall performance and accomplishments below.

Mr. Zaslav: Mr. Zaslav serves as CEO and reports directly to the Board. In 2016, Mr. Zaslav led the Company in achieving our overall strong performance. In addition to operating performance, other significant accomplishments included expanding our TV Everywhere and authenticated GO applications to provide US pay-television subscribers with live and on-demand access to many of our networks, forming and investing in Group Nine, a new digital content company into which we contributed our web native networks and negotiated the right to take a majority interest in the new company in the future, delivering high quality, on-brand content across our domestic and international networks, increasing revenue through strong affiliate sales, and driving international growth.

Mr. Warren: Until March 31, 2017, Mr. Warren was our CFO, reporting to our CEO. Mr. Warren made solid contributions in 2016, including driving strong revenue, Adjusted OIBDA, earnings per share, and Adjusted Free Cash Flow results. Mr. Warren led our finance strategy, managed an effective reduction of costs to enable investment in growth, and the continued decrease of our effective tax rate. Mr. Warren also managed the transition to a new CFO.

Mr. Campbell: Mr. Campbell is our Chief Development, Distribution & Legal Officer, and reports to our CEO. Mr. Campbell successfully led a number of significant acquisitions and other transactions and investments in 2016, including the formation of the Group Nine venture, acquisition of stakes in key production and content companies in Latin America, and negotiation of an agreement with a market-leading streaming platform in Europe. Mr. Campbell led our Domestic Distribution division in 2016, with strong renewals of key affiliates and increase in TV Everywhere penetration. Mr. Campbell also provided outstanding legal support for the Company and leadership of business affairs, production management, and our internal studios.

Mr. Perrette: Mr. Perrette serves as CEO and President of Discovery Networks International, and reports to our CEO. Mr. Perrette drove strong operating performance and long-term value in our international division in 2016, including negotiation of important affiliate renewals, expansion of international viewership to record levels, and building a robust operational plan for distribution of the Olympic Games in Europe beginning in 2018. In addition, Mr. Perrette was a key leader in the negotiation of strategic sports rights acquisitions and sublicenses in international markets.

Mr. Guagliardo: Mr. Guagliardo is our Chief Commercial Officer and reports to our CEO. Mr. Guagliardo delivered growth in US advertising sales, restructured the advertising sales team to integrate digital and linear sales, grew digital revenue, increased viewership on our digital networks, and led our licensing and commerce strategy. Mr. Guagliardo’s responsibilities were expanded in the fourth quarter of 2016 to oversee the digital business of our Eurosport network and he prepared a strategic plan for digital growth of that area of our business.

2016 Compensation Decisions

The following chart summarizes the compensation decisions for 2016 with respect to each NEO’s base salary, annual cash bonus and long-term incentive awards. Detailed discussion of the decisions made with respect to each element is contained in the discussions immediately below the chart.

Element of Compensation	2016 Compensation Decisions
Base Salary

Maintained base salary for Mr. Zaslav, consistent with the provision of his employment agreement, which keeps his base salary the same for its six-year term.

Initially maintained base salary for Mr. Warren, based on Mr. Warren’s decision to separate from employment and the terms of his transition agreement. Later in 2016, in conjunction with a further extension of the transition period, the Company increased Mr. Warren’s base salary, retroactive to the 2016 Annual Base Salary Review.

Increased Mr. Campbell’s base salary in the Annual Base Salary Review.

Increased Mr. Perrette’s base salary in conjunction with moving him to local payroll in the United Kingdom and entering into a new four-year employment agreement.

Maintained base salary for Mr. Guagliardo, consistent with the provision of his employment agreement that he was not eligible for a base salary increase in the 2016 Annual Base Salary Review.

Annual Cash Bonus	Paid annual bonuses to each of the NEOs, under a program intended to exempt the bonus from the deduction limits of Section 162(m), in the Annual Bonus Review. The bonus payouts reflected strong Company performance in 2016, as well as the assessment of each NEO’s individual performance.

Long-Term Incentive Awards

Made equity awards to Mr. Zaslav, in amounts as agreed in his employment agreement.

Did not make an equity award to Mr. Warren, given his decision to leave the Company.

Awarded stock options and PRSUs to Messrs. Perrette and Campbell in the Annual LTI Review described above.

Base Salary

Mr. Zaslav: Under the terms of Mr. Zaslav’s agreement, Mr. Zaslav’s base salary was set at $3 million for 2014 and remains the same for the remainder of the six-year term of the agreement. The employment agreement is further described in “Executive Compensation—Executive Compensation Arrangements,” below.

Mr. Warren: The Committee did not initially increase Mr. Warren’s base salary in the 2016 Annual Base Salary Review, due to Mr. Warren’s planned separation at the end of 2016. To support a smooth transition to our new CFO, who assumed the role in April 2017, we agreed with Mr. Warren to extend his transition to March 31, 2017, and agreed to implement a base salary increase, retroactive to the 2016 Annual Base Salary Review. This recognized that Mr. Warren would be serving as our CFO for more than a year after the announcement of his transition and was intended to reward Mr. Warren’s performance and support for the transition to a new CFO. For more information about Mr. Warren’s employment agreement, please see “Executive Compensation—Executive Compensation Arrangements,” below.

Mr. Campbell: The Committee increased Mr. Campbell’s base salary by 3.5%, to $1,552,500, in the 2016 Annual Base Salary Review. The Committee based this decision on the CEO’s recommendation and Mr. Campbell’s strong performance, with reference to the market data. For more information about Mr. Campbell’s employment agreement, please see “Executive Compensation—Executive Compensation Arrangements,” below.

Mr. Perrette: The Committee increased Mr. Perrette’s base salary from $1,065,000 to £1,175,000, in June 2016, in conjunction with entering into a new employment agreement and moving Mr. Perrette to local payroll in the United Kingdom. The Committee did not approve a base salary increase for Mr. Perrette at the time of the 2016 Annual Base Salary Review because the Committee was in the midst of negotiating a new agreement with Mr. Perrette. The Committee determined the increase based on the CEO’s recommendation, the transition to local payroll (and concurrent elimination of various allowances that were part of Mr. Perrette’s prior expatriate assignment), and Mr. Perrette’s strong performance.

Mr. Guagliardo: Mr. Guagliardo was hired in October 2015 under an employment agreement that specified his base salary. His employment agreement provided that he was not eligible for a base salary increase in the 2016 Annual Base Salary Review.

Annual Cash Bonus Awards

We made annual cash bonus awards to each of the NEOs with respect to 2016 in the Annual Bonus Review in February 2017. The annual bonus target amount for each NEO other than Mr. Zaslav is set as a percentage of base salary. This percentage generally is set in the negotiation of each executive’s employment agreement and is determined by the Committee based on external market data, internal equity, and, if the executive is leaving other employment to join our Company, an assessment of what level of compensation is needed to encourage the individual to accept our offer of employment.

Each of the NEOs other than Mr. Zaslav participated in the ICP in 2016, our annual bonus plan that applies broadly to employees around the world. As discussed below, the determination of the actual cash bonus under the ICP is based on achievement of annual financial targets and individual performance, as applied to the target value.

The bonus structure for Mr. Zaslav was designed by the Committee to meet specific objectives. As discussed below, the annual bonus for the CEO is based 50% on achievement of financial targets and 50% on qualitative goals. Unlike the ICP design, which is calculated first based on performance against financial measures and then finalized based on an assessment of individual performance, the bonus for Mr. Zaslav is based 50% on qualitative goals determined without reference to the Company’s performance against financial targets. Given the CEO’s role in setting the annual financial targets used for the ICP, the Committee concluded that it would be appropriate to have a substantial part of his bonus based on separate qualitative measures. Historically, the same structure had applied to our CFO. For 2016, given Mr. Warren’s transition, the Committee determined that Mr. Warren should participate in the ICP rather than adopting specific objectives.

This combination of financial targets and qualitative goals allows the Committee to incentivize and reward appropriate setting of financial targets by the CEO (and as needed, the CFO); the Committee adopted this design as a result of its ongoing risk assessment of our executive compensation programs.

The annual bonus target may be changed in the course of an executive’s employment or in the negotiation of a new or extended employment agreement. The following chart summarizes the 2016 bonus target amount and actual payout for each NEO:

NEO	2016 Target Amount	2016 Metrics	2016 Bonus Award
David M. Zaslav, CEO	$7.8 million (equivalent of 260% of base salary)	50% qualitative goals 50% quantitative goals	$7,486,550, based on achievement of 99.9% of the quantitative goals and 92% of the qualitative goals. The aggregate payout amount was 96% of target after application of the Committee’s downward discretion.

Andrew Warren, CFO	$1,452,300 120% of base salary	100% ICP calculation 100% of ICP assigned to achievement of Company-wide financial metrics	$1,763,362, based on an aggregate payout percentage of 121% of target. Under the terms of Mr. Warren’s employment agreement (as amended to address his transition), he was entitled to a 2016 annual bonus payout that was not less than the median (expressed as a percentage of target) of the bonus payout for other Section 16 officers who report to the CEO. 121% reflects this calculation.

Bruce L. Campbell, Chief Development, Distribution & Legal Officer	$2,018,250 130% of base salary	100% ICP calculation 100% of ICP assigned to achievement of Company-wide financial metrics Individual performance factored into ICP calculation with allocation of performance pool	$2,750,000, based on calculation of the ICP payout. ICP calculation based on Company performance and allocation of the performance pool. The aggregate payout amount was 136% of target, reflecting Mr. Campbell’s strong individual performance and contributions in 2016.

Jean-Briac Perrette, President and Chief Executive Officer, Discovery Networks International	$2,410,464 150% of base salary

100% ICP calculation

80% of ICP assigned to achievement of international division financial metrics and 20% to Company-wide financial metrics

Individual performance factored into ICP calculation and allocation of performance pool

$2,864,120, based on calculation of the ICP payout. ICP calculation based on Company and international division performance and allocation of the performance pool. The aggregate payout amount was 119% of target, reflecting strong individual performance and solid divisional performance in 2016.

NEO	2016 Target Amount	2016 Metrics	2016 Bonus Award
Paul Guagliardo, Chief Commercial Officer	$1,610,000 115% of base salary

100% ICP calculation

50% of ICP assigned to US Advertising Sales line of business

30% of ICP assigned to Digital Media line of business

20% of ICP assigned to Company-wide financial metrics

Individual performance factored into ICP calculation with allocation of performance pool

$2,185,670, based on calculation of the ICP payout. ICP calculation based on Company performance and allocation of the performance pool. The aggregate payout amount was 136% of target, reflecting Mr. Guagliardo’s outstanding performance and the exceptional performance of the divisions he led in 2016.

Annual bonus compensation for the NEOs is paid under the Discovery Communications, Inc. 2013 Incentive Plan (the “2013 Stock Plan”) and is intended to qualify as performance-based compensation under Section 162(m). At the beginning of 2016, the Committee set a Company performance criterion and a maximum annual bonus amount for each NEO and certain other senior executives as the initial step in structuring the bonus awards as performance-based under Section 162(m). If the performance criterion for the year is met, the actual bonus award for each NEO is subject to the Committee’s negative discretion (“downward discretion”). Mr. Zaslav’s annual bonus opportunity was capped at a maximum of 300% of base salary, and each of the remaining NEOs’ annual bonus opportunity was capped at a maximum of 250% of base salary.

The Committee exercises its downward discretion based on each executive’s individual performance and Company performance, calculated against target bonus amounts for each executive that are expressed as a percentage of salary. With respect to Mr. Zaslav, the Committee considered the achievement of quantitative and qualitative goals set by the Committee. For the remaining NEOs, the Committee considered the achievement of the applicable financial metrics of the ICP and their individual performance. Finally, with respect to Mr. Warren, the Committee considered the requirements of his employment agreement.

For 2016, the Committee set the performance threshold at $1,198 million of Adjusted OIBDA for purposes of determining eligibility to receive payouts of the annual cash bonus opportunity for all NEOs.

In the Annual Bonus Review, the Committee determined that this performance threshold was met for 2016 and exercised its downward discretion to determine each NEO’s specific bonus payment amount as discussed below.

Annual Cash Bonus Awards for Mr. Zaslav

The annual cash bonus for Mr. Zaslav is based on achievement of Company financial and individual qualitative goals. The Committee approved goals for Mr. Zaslav in March 2016, with goals based 50% on quantitative financial achievement and 50% on qualitative goals related to individual accomplishments. The bonus design for Mr. Warren historically had used the same design; in 2016, given Mr. Warren’s transition from employment, the Committee determined to use the general ICP design for Mr. Warren’s bonus (as further described below). This bonus design is intended to tie Mr. Zaslav’s annual bonus to overall Company performance as well as qualitative measures, to moderate the amount of the incentive based on purely financial measures. The Committee determined this was appropriate given Mr. Zaslav’s significant role in setting the Company’s annual plan based on these financial measures.

The quantitative goals were based on:

•	Net Revenue;

•	Adjusted Free Cash Flow (as defined in the next table); and

•	Further Adjusted OIBDA (as defined in the next table).

The Committee determined that including all three measures was appropriate for the CEO given the scope of his responsibilities and direct impact on resource allocation decisions.

The Committee annually reviews potential adjustments to performance against these measures. The principle applied in deriving the adjustments is to ensure that the calculation reflects the impact of operational decisions taken by management, excludes the impact of events over which management has little or no influence, and excludes the impact of items that were not considered at the time the targets were set. Adjustments for currency fluctuations are made to ensure that the results are currency-neutral. The Committee groups adjustments into three categories:

•	unplanned acquisitions and divestitures (and related expenses and revenues);

•	unplanned programming or new business investments; and

•

corporate transactions and legal expenses (including corporate debt transactions, accounting or legal changes that resulted in unforeseen changes, and significant legal and consulting fees for unbudgeted matters).

The table below provides the definition of each of the three financial metrics and describes at a high level the 2016 adjustments:

Financial Metric	Definition	2016 Adjustments
Net Revenue	Revenue from ordinary business operations.	Adjustments in the following two areas: acquisitions (and related expenses), based on international and domestic acquisitions and divestitures in 2016, and unplanned new programming or new business investments (including adjustments for unplanned investment in sports rights and a new channel launch in Iberia).

Adjusted Free Cash Flow	Cash provided by operations less acquisitions of property and equipment, adjusted for long-term incentive payments.	Adjustments on the same bases described above, as well as adjustments for restructuring activities and legal fees incurred in several litigation and compliance matters.

Further Adjusted OIBDA

Revenues less costs of revenues and selling, general and administrative expenses excluding: (i) mark-to-market share-based compensation, (ii) depreciation and amortization, (iii) amortization of deferred launch incentives, (iv) exit and restructuring charges, (v) impairment charges and (vi) gains (losses) on business and asset dispositions.

Adjustments on the same bases described above for Adjusted Free Cash Flow.

The quantitative goals were weighted to reflect equal emphasis on the three measures. The Committee approved the targets in early 2016. For 2016, the quantitative targets, weighting and results were:

	Weighting	Threshold	Target	Actual Achievement
Net Revenue ($ in millions)	33.3%	$5,200	$6,500	$6,499
Adjusted Free Cash Flow ($ in millions)	33.3%	$1,010	$1,262	$1,320
Further Adjusted OIBDA ($ in millions)	33.3%	$1,877	$2,347	$2,409

The Committee set the individual qualitative goals for Mr. Zaslav related to areas of strategic priority for the Company. The Committee sets new goals each year based on the changing priorities of the Company, and there is significant variation from year to year in annual goals and weighting. For 2016, Mr. Zaslav’s goals, with weighting, were:

•	further develop and integrate the overall digital and “over the top” strategy (20%);

•	outperform peers in growth across domestic and international networks and drive strategic allocation of assets for long term growth and return on investment (20%);

•	drive revenue through strong affiliate sales (20%);

•	drive international expansion, growing Eurosport and local markets (20%);

•	build a detailed plan for the Olympics and drive strong Olympics deals across Europe (10%); and

•	develop robust succession plans for key operational roles, while continuing to attract, retain, and reward exceptional talent (10%).

The weighting was based on the Committee’s determination of the relative priority of each of these goals and reflects areas of focus for the year. The Committee historically has set Mr. Zaslav’s goals with a significant degree of “stretch” and has evaluated his achievement against the goals by requiring a significant degree of over-performance to meet the goal.

In early 2017, the Committee reviewed the achievement of the goals, considering Mr. Zaslav’s self-assessment and the input of the Board. The Committee determined that the Company achieved 99.9% of the Net Revenue metric, 104.6% of the Adjusted Free Cash Flow metric, and 102.6% of the Further Adjusted OIBDA metric. The metrics were designed to provide 100% performance only upon 100% performance for each of the three goals. The threshold for a payout was achievement of more than 80% of the metric (performance at 80% or less would result in no payout based on the scale), and for prorated payout for performance between 80% and 100% of the metrics. Based on the performance against the three metrics, the overall calculation of the payout amount was 99.9% of the target amount.

With respect to the qualitative goals, the Committee, in consultation with the Board, determined that Mr. Zaslav had achieved his qualitative goals at the 92% level.

Based on these assessments, the Committee certified achievement of the performance criteria and exercised its downward discretion from the maximum bonus to determine that a bonus payment of $7,486,550 to Mr. Zaslav (96% of the overall target amount, based on achievement of 99.9% of the quantitative and 92% of the qualitative goals) was appropriate.

Annual Cash Bonus Payments for Messrs. Warren, Campbell, Perrette and Guagliardo

The 2016 annual cash bonus for the remaining NEOs was based on the terms of the ICP. The ICP specifies various financial metrics depending on an employee’s role and business alignment. The financial metrics that applied to each executive’s bonus are reflected in the chart above.

The aggregate amount payable to an individual under the ICP is calculated by:

•	first, determining the target bonus of each employee (the pre-established percentage of the employee’s base salary);

•	second, establishing the amount payable due to the achievement of Discovery as a whole and any applicable line of business performance measures, as applied to the target bonus amount;

•

third, adding to the total payout amount a specific dollar amount that is an allocation of the “performance pool.” The performance pool is a total amount of money that is available to allocate to high performers, with the amount available to allocate varying based on financial performance.

The calculation of the amount of the ICP award for each of the participating NEOs was as follows:

[(Base salary) X (Target bonus percentage) X (percentage based on achievement of applicable financial metrics)] + (allocation of any available performance pool funds based on individual performance)

Historically, the Company also had applied an “individual multiplier” that was applied to the bonus amount prior to allocation of the performance pool. In 2016, the Company eliminated this element of the ICP calculation as part of an overall redesign of the Company’s performance management system. Beginning in 2016, the performance pool allocation is the component used to recognize individual performance.

Each of the NEOs other than the CEO was eligible to receive a portion of their bonus in the form of a performance pool component. The CEO recommended a performance pool award to each of the NEOs based on individual performance, as further described below.

2016 ICP, Paid in March 2017

In the first quarter of 2016, the Committee established threshold (20% payout), target (100% payout) and maximum (125% payout) amounts for each of the ICP financial metrics, a ceiling beyond which higher payments would only be made relating to such metric at the Company’s discretion and a scale that determined the amount payable for achievement of results between the minimum and the over-achievement amounts.

The 2016 ICP performance targets for the Company as a whole are set forth in the following table:

Discovery Communications	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	40%	$5,850	$6,500	$7,150	$6,499
Adjusted Free Cash Flow ($ in millions)	60%	$970	$1,262	$1,608	$1,320

The 2016 ICP performance targets for Discovery Networks International (the metric used for 80% of Mr. Perrette’s 2016 bonus) are set forth in the following table:

Discovery Networks International	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	40%	$2,812	$3,124	$3,437	$3,032
Further Adjusted OIBDA ($ in millions)	60%	$671	$890	$1,109	$830

The 2016 ICP performance targets for US Advertising Sales (the metrics used for 50% of Mr. Guagliardo’s 2016 bonus) and US Digital Media (the metric used for 30% of Mr. Guagliardo’s 2016 bonus) are set forth in the following table:

US Advertising Sales	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	70%	$1,701	$1,890	$2,079	$1,986
Further Adjusted OIBDA ($ in millions)	30%	$1,317	$1,487	$1,657	$1,564

US Digital Media	Weighting	Threshold	Target	Maximum	Actual Achievement
Net Revenue ($ in millions)	40%	$39	$49	$59	$54
Further Adjusted OIBDA ($ in millions)	60%	$-24	$-9	$6	$3

The Net Revenue and Adjusted Free Cash Flow measures for the Company-wide metrics are the same measures used with respect to the annual cash bonus for Mr. Zaslav, and were subject to the same adjustments discussed above. The Committee also adjusted the performance against the metrics for US Advertising Sales and US Digital Media, within the same categories used for the adjustments to the annual cash bonus for Mr. Zaslav.

In addition to the calculation of the ICP performance targets, the Committee determined whether to allocate performance pool amounts to each NEO other than the CEO. The performance pool is available only if the Company meets the Section 162(m) performance criterion and allows the Committee to award up to the maximum bonus amount based on individual performance, through exercise of downward discretion.

The determination as to whether the 2016 financial performance measures were met was made in the Annual Bonus Review during the first quarter of 2017, following review of the full-year 2016 financial statements. Mr. Zaslav recommended a performance pool award to each of the NEOs other than himself. The Committee reviewed this recommendation, each of the NEOs’ self-assessment of individual performance for 2016, and Mr. Zaslav’s review of each executive’s 2016 performance. The Committee certified achievement of the Section 162(m) performance criterion and exercised its downward discretion from the maximum bonus to determine a bonus payment of $1,763,362 for Mr. Warren (121% of the target amount), $2,750,000 for Mr. Campbell (136% of the target amount), $2,864,120 for Mr. Perrette (119% of the target amount) and $2,185,670 for Mr. Guagliardo (136% of target amount).

Please refer to the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan Based Awards Table for more information regarding the range of 2016 payouts available to these NEOs and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts paid to them with respect to their 2016 awards.

Long-Term Incentive Compensation

We believe that delivering a substantial portion of an executive’s total direct compensation in equity or equity-type awards helps to align our executives’ interests with those of our stockholders. In 2016, we made long-term equity or equity-type awards to each of the NEOs, which we believe serves to focus their attention on increasing the Company’s value over time.

Annual LTI Review and New Hire/Contract Renewal Awards. The Committee generally considers LTI awards to the NEOs in two categories: annual awards, in the same process used for executive-level employees early each year in the Annual LTI Review, and special awards for newly-hired executives or in conjunction with the renewal of an existing fixed-term contract. The Committee made awards to Messrs. Campbell and Perrette as part of the Annual LTI Review. With respect to the remaining NEOs:

Mr. Zaslav’s LTI awards for each year are specified in his employment agreement, although the Committee determines financial metrics for each performance-based award at the time the award is made. Mr. Zaslav’s 2016 LTI awards were consistent with his employment agreement (described in “Executive Compensation—Executive Compensation Arrangements,” below);

Mr. Guagliardo was hired in October 2015 and his employment agreement provided for “new hire” equity awards. Mr. Guagliardo’s LTI award in 2016 was based on the terms of the agreement; he is eligible for consideration in the Annual LTI Review beginning in 2017 (described in “Executive Compensation—Executive Compensation Arrangements,” below); and

Mr. Warren announced his transition from the Company in February 2016; given his impending separation, the Committee determined not to make an LTI award to Mr. Warren in 2016.

In addition to the award for Mr. Perrette made as part of the Annual LTI Review, the Committee approved a special award of PRSUs in connection with entering into a new employment agreement with a four-year term. Mr. Perrette’s employment agreement is described in “Executive Compensation—Executive Compensation Arrangements,” below.

In the Annual LTI Review, as an initial matter, the Committee reviews market data for similar roles in the peer group and determines a target amount for the LTI awards that is expressed as a dollar value. With respect to each NEO other than the CEO, the CEO then reviews the target value approved by the Committee and recommends a dollar value for the award based on each NEO’s individual performance. The Committee approves the overall award value, which is then converted into a number of units, as further described below.

For new hire and contract renewal awards, the Committee follows a similar process, referring to market data, as well as internal equity and the overall compensation terms of the agreement. The Committee determines a target amount expressed as a dollar value, which is then converted into a number of units, as further described below.

For 2016, as in prior years, the awards to Messrs. Campbell and Perrette (the two NEOs who received awards in the Annual LTI Review) were in the form of stock options and PRSUs (50% of the target value in stock options with respect to the Company’s Series A common stock, 50% in PRSUs with respect to the Company’s Series A common stock (as described under “— 2013 Stock Plan,” below)). The approved value is converted into a number of stock options based on the Black-Scholes value of the stock option and PRSUs using the closing price of the Company’s Series A common stock on the Nasdaq Global Select Market. In 2016, the Committee continued the practice of using the Black-Scholes valuation of the stock options as of the last trading day of the month prior to the date of grant and the closing price of the Series A common stock as of the trading day before the date of grant with respect to these calculations. This administrative practice allows more efficient processing of equity grants and, with respect to stock options, the ability of the Committee to review the actual number of units at the time the grant is made.

The new hire award to Mr. Guagliardo was made in two parts, pursuant to the terms of his employment agreement. The Committee approved an award of stock options in 2015, and a second award, of PRSUs, in February 2016. The PRSU component of the LTI award is reflected in the chart below, and the terms of Mr. Guagliardo’s employment agreement (including the new hire equity awards) are described in “Executive Compensation—Executive Compensation Arrangements,” below.

The Committee approved a contract renewal award to Mr. Perrette in the form of PRSUs with special metrics tied to the performance of Discovery Networks International, as further described below.

Timing of Awards. The Committee’s intent is to make equity awards annually in late February or early March of each year, with new hire, promotion, and contract grants made throughout the year in the Committee’s regular meetings, generally on or about the 15th of each month. In 2016, this resulted in the practice of holding regularly-scheduled Committee meetings on or about the 15th day of each month and making awards at each meeting, with the exercise price based on the closing price per share of the Company’s Series A common stock on the Nasdaq Global Select Market on the date the awards were granted. On occasion for administrative convenience, we may make a grant with a future effective date, with the grant price set on the future effective date. At the end of 2016, the Committee determined to reduce the number of scheduled Committee meetings, and to make equity grants bi-monthly, rather than monthly.

Our practice of setting “fixed” equity award grant dates is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information which is likely to result in an increase in its stock price, or to delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

Stock Plan. The Committee makes LTI awards under the 2013 Stock Plan, an equity-based long-term incentive plan that was approved by our stockholders in 2013.

2016 LTI Awards

The following chart summarizes the equity awards made in 2016 to each NEO. Because the awards for Mr. Zaslav were specified in his employment agreement as a number of units rather than an overall target value, we have included the fair market value as of the date of grant for that award in the column that specifies the 2016 target amount for the other NEOs. In addition, because the number of units was specified in Mr. Zaslav’s employment agreement, which predated our 2014 Share Dividend, the SAR award for Mr. Zaslav was made in Series A and Series C, to preserve the intrinsic value of the award as contemplated by the agreement. Mr. Zaslav’s employment agreement is further described in “Executive Compensation—Executive Compensation Arrangements,” below.

NEO	2016 Target Amount or FMV	2016 LTI Awards

David M. Zaslav, CEO	$26 million (fair market value at time of grant)	602,894 Series A PRSUs 1,157,081 SARs Series A 1,157,081 SARs Series C

Bruce L. Campbell, Chief Development, Distribution & Legal Officer	$2.4 million	160,427 stock options 48,232 PRSUs

Jean-Briac Perrette, President, Discovery Networks International	$3 million in Annual LTI Review $4 million in the contract renewal award	200,533 stock options 60,290 PRSUs 158,732 PRSUs

Paul Guagliardo, Chief Commercial Officer	$1.0 million	40,193 PRSUs

LTI Awards to NEOs other than the CEO

Stock Options. The stock option awards have a four-year vesting schedule, become exercisable (while the holder remains employed) in equal tranches of 25% on the first four anniversaries of the date of grant, expire on the seventh anniversary of the date of grant, assuming continued employment, and are otherwise consistent with the terms of the applicable plan and award agreement.

PRSUs. The PRSU awards made to the NEOs other than Mr. Zaslav have a four-year vesting schedule, but vest in two equal tranches, the first 50% on the third anniversary of the date of grant and the remaining 50% on the fourth anniversary, assuming continued employment, and are otherwise consistent with the terms of the applicable plan and award agreement. Vesting of the PRSU awards is contingent on meeting Company financial performance metrics for Net Revenue, Adjusted OIBDA, and Adjusted Free Cash Flow, for a three-year performance period.

The contract renewal award to Mr. Perrette was in two components, the first based on specific metrics tied to the international division and the second based on the same Company financial performance metrics used in the Annual LTI Review awards. Both components used the same vesting dates and provisions applied to the awards made to the NEOs in the Annual LTI Review.

The Committee adopted the long-term incentive design for NEOs after reviewing market trends and best practices and concluding that the awards would:

•	provide appropriate incentives;

•	link the interests of our senior executives to those of our stockholders, focusing our senior executives on longer-term Company financial goals;

•	serve as a retention tool; and

•	allow for tax deductibility of the equity awards as performance-based.

The PRSU awards are intended to qualify as performance-based compensation under Section 162(m) and follow a similar structure to that of the annual bonus design. At the beginning of each year, the Committee sets a Company performance criterion and a maximum number of PRSUs for each NEO and certain other senior executives as the initial step in structuring the awards as performance-based under Section 162(m). If the performance criterion for the three-year performance period is met, the actual number of PRSUs distributed to each NEO is subject to the Committee’s downward discretion. The maximum amount of the PRSU award is the target amount. There is no upside for over-performance, which the Committee determined was appropriate to discourage excessive risk-taking by our senior executives.

Once the Committee determines the performance criterion is met, the Committee exercises its downward discretion based on Company performance against the Net Revenue, Adjusted OIBDA, and Adjusted Free Cash Flow targets. As part of the Committee’s downward discretion, the awards also provided that the Committee may determine, for the awards to the NEOs other than those made to Mr. Zaslav and the contract renewal award made to Mr. Perrette, based on the Company’s performance relative to peers, to (i) reduce the number of vesting shares by up to 25% or (ii) increase the number of vesting shares by up to 25% (but not beyond 100% of the target amount for each PRSU award).

The performance metrics to be used by the Committee in its exercise of downward discretion are based on Net Revenue, Adjusted OIBDA, and Adjusted Free Cash Flow. Over-performance on the Adjusted OIBDA or Adjusted Free Cash Flow measures may offset under-performance by any of the other two metrics, but over-performance on the Net Revenue metric cannot offset under-performance on the other two metrics. The metrics and weighting for the awards of PRSUs made in 2016 are as follows:

		Performance Against Target ($ in millions)
	Weight	120%	110%	100%	95%	90%	85%	81%	80%
Revenue	20%	22,415	20,547	18,679	17,745	16,811	15,877	15,037	14,943
Adjusted OIBDA	40%	7,709	7,066	6,424	6,103	5,782	5,460	5,171	5,139
Adjusted Free Cash Flow	40%	4,201	3,851	3,501	3,326	3,151	2,976	2,818	2,801

Maximum Vesting		100%	100%	100%	95%	90%	75%	50%	0%

Zaslav PRSUs and Special SARs

The Committee made special awards of PRSUs and stock appreciation rights (“Special SARs”) to Mr. Zaslav as provided by his employment agreement. The agreement provided for the following awards in 2016, each of which was made early in the year:

•	an award of 602,984 PRSUs in Series A common stock, which vest after two years, assuming achievement of two-year performance metrics; and

•	a grant of 1,157,081 Special SARs in Series A common stock and 1,157,081 in Series C common stock.

The awards were made in Series A and Series C common stock because the awards were specified as a number of units in Mr. Zaslav’s employment agreement and the Committee adjusted the awards and units to preserve the intrinsic value of the awards contemplated by the employment agreement following the 2014 Share Dividend.

One-half of the PRSUs will be distributed in the year after the end of the performance period, and the remaining one-half will be distributed in two equal parts in the second and third years after the end of the performance period, unless Mr. Zaslav has validly elected to further defer distribution of the shares.

The Special SARs mature and pay out in four equal tranches, 25% each year, as of the first four anniversaries of the date of grant. The Special SARs are 25% stock-settled and 75% cash-settled. The amount of the payout for the Special SARs, if any, is based on the appreciation in our stock price from the grant date to the applicable anniversary. Both the base price and the exercise price are calculated based on a 20-day average closing price, for the ten trading days preceding and including the date for which valuation is occurring and the ten trading days following the date for which valuation is occurring. These Special SARs are designed to auto-exercise; Mr. Zaslav does not choose the timing of exercise and each tranche exercises automatically on the relevant anniversary grant date. All of the units are exercised by the fourth anniversary of the date of grant.

The design of Mr. Zaslav’s compensation in his employment agreement emphasizes stockholder alignment through requiring substantial stock holdings. Under the employment agreement, Mr. Zaslav is required to hold at least 60% of the net shares delivered to him under the PRSU awards and the stock-settled portion of the Special SAR award until the end of the term of the agreement. In addition, Mr. Zaslav is required to purchase shares in the Company with 35% of the net cash proceeds of the cash-settled Special SAR award, and similarly to hold the shares purchased until the end of the term of the agreement.

The Committee determined that these awards were appropriate as part of the overall agreement to secure Mr. Zaslav’s services in a long-term agreement, to structure an agreement under which the vast majority of compensation is performance-based compensation, primarily in the form of LTI awards, tie his compensation to increases in stockholder value, and require Mr. Zaslav to hold the majority of the equity distributed to him to the end of the term of the agreement.

Perrette Contract Renewal PRSUs

The Committee made special awards of PRSUs to Mr. Perrette in connection with entering into a new, four-year employment agreement in June 2016. The agreement provided for the following awards, each of which was made in June 2016:

•

an award of PRSUs in Series A common stock with a target value of 100,000 units, with the number of units earned based on the achievement of financial metrics related to the international division (the “DNI Award”); and

•	a second award of PRSUs, also in Series A common stock, with a target value of $1.5 million (the “Perrette Contract Renewal Award”).

The DNI Award was based on two metrics:

First, growth in average subscriber count for our Eurosport and other European over-the-top offerings, measured for 2018 off a baseline of 300,000 (the “OTT Component”). The OTT Component pays out 250 shares for each increase of 5,000 subscribers up to a total increase of 200,000 subscribers. Above 200,000, the DNI Award pays out 375 shares for each additional 5,000 subscribers. The DNI Award provides that if total shares earned under this formula reach 50,000, additional shares (up to an overall limit of 150,000 shares for both components of the DNI Award) will vest only if the Committee so determines.

Second, Net Cash Flow from Olympics (“Olympics Net Cash Flow”) during the period from January 1, 2016 to December 31, 2018. Olympics Net Cash Flow includes cash received from sublicensing, advertising, and sponsorships, and incremental direct to consumer revenue, less cash paid for the underlying rights, commissions, and costs associated with exploitation of the rights (e.g., production, distribution, and marketing), as well as consideration of Olympic-related affiliate revenue. The component related to Olympics Net Cash Flow pays out (a) 200 shares for each $100,000 over the threshold of $18.5 million, up to and including $27 million in Olympics Net Cash Flow, and (b) 300 shares for each additional $100,000 above $27 million. The DNI Award provides that if total shares earned under this formula reach 50,000, additional shares (up to an overall limit of 150,000 shares for the entire DNI Award, including the OTT Component) will vest only if the Committee so determines.

The DNI Award also requires that Discovery Networks International must achieve 90% of the approved annual budget for Further Adjusted OIBDA in each of 2016, 2017, and 2018, for any portion of the PRSU to vest.

The Perrette Contract Renewal Award was based on Company-wide metrics covering the period from April 1, 2016 to December 31, 2018:

		Perrette Contract Renewal Award Performance Against Target ($ in millions)
	Weight	120%	110%	100%	95%	90%	85%	81%	80%
Revenue	20%	20,556	18,843	17,130	16,273	15,417	14,560	13,789	13,704
Adjusted OIBDA	40%	7,026	6,441	5,855	5,563	5,270	4,977	4,714	4,684
Adjusted Free Cash Flow	40%	4,147	3,801	3,456	3,283	3,110	2,937	2,782	2,765

Maximum Vesting		100%	100%	100%	95%	90%	75%	50%	0%

The DNI Award vests in two equal tranches, the first 50% on February 26, 2019 (the third anniversary of the date of grant for the 2016 Annual LTI Review) and the remaining 50% on the fourth anniversary, assuming continued employment, and are otherwise consistent with the terms of the applicable plan and award agreements.

These awards are intended to qualify as performance-based compensation under Section 162(m) and follow a similar structure to that of the PRSU awards made to other NEOs. At the time of approving the award, the Committee set a Company performance criterion and a maximum number of PRSUs under the DNI Award as the initial step in structuring the awards as performance-based under Section 162(m). If the performance criterion for the performance period is met, the actual number of PRSUs distributed to each NEO is subject to the Committee’s downward discretion. The performance period for this purpose was specified as April 1, 2016 through December 31, 2018.

The Committee determined that these awards were appropriate as part of the overall agreement with Mr. Perrette, and tied him to both overall Company performance (in the Perrette Contract Renewal Award) and key objectives of the international division that he leads (in the DNI Award).

Payouts under PRSU Awards for Measurement Period 2014-2016 and 2015-2016

In February 2017, the Committee reviewed achievement of the performance thresholds for the measurement period that ran from January 1, 2014 through December 31, 2016, with respect to the awards made in February 2014 to Messrs. Zaslav, Warren, Campbell and Perrette. The Committee also reviewed achievement of the performance threshold for the measurement period from January 1, 2015 through December 31, 2016, with respect to the award made in February 2015 to Mr. Zaslav. For the 2014 PRSU awards, the performance threshold was set at $4,044 million in Adjusted OIBDA over the three-year performance period. For Mr. Zaslav’s 2015 PRSU award, the performance threshold was set at $2,798 million in Adjusted OIBDA over the two-year performance period. The Committee determined that the Company had met or exceeded the performance thresholds for these awards.

As an initial matter, as discussed above, the Committee reviewed the Company’s performance relative to the peer group during the three-year performance and determined that the Company’s performance had been strong relative to its peers. Accordingly, the Committee decided not to exercise discretion to reduce the number of shares payable upon settlement of these awards.

The Committee then reviewed the Company’s performance against the three financial metrics and concluded that the Company had met or exceeded the Net Revenue, Adjusted OIBDA, and Adjusted Free Cash Flow metrics during the performance periods when measured on a currency-neutral basis. The multi-year performance metrics are set based on foreign exchange rates prevailing at the time the metrics are established. In 2016, the Committee determined to measure the results using the same constant foreign exchange rates, so that the comparison would not be influenced by fluctuations in the foreign exchange environment. The Committee concluded that it was appropriate to measure performance without the effect of currency fluctuation as management has little or no control over the impact of foreign exchange. The adjustment increased the performance against the metrics by less than 1%.

For each of the PRSU awards to the NEOs other than Mr. Zaslav, 50% of the shares vested and were distributed, and 50% will be distributed in 2017 based on each executive’s continued employment and the other terms and conditions of the award. With respect to Mr. Zaslav, 100% of the shares vested, and with 50% distributed in the calendar year after the end of the performance period, and 25% each in each of the subsequent calendar years. Based upon the Company’s cumulative performance for each of these periods, the overall payout for the PRSU awards was 100%. The performance against each of the three metrics was as follows:

3-Year PRSU Performance ($ in millions)
	Target		Performance
	Target Weighting	Cumulative PRSU Target	2014	2015	2016	Cumulative	Performance against Target
Revenue ($ in millions)	20%	19,849	6,371	7,040	7,293	20,704	104.3%
Adjusted OIBDA ($ in millions)	40%	8,087	2,537	2,683	2,793	8,013	99.1%
Adjusted Free Cash Flow ($ in millions)	40%	4,125	1,307	1,364	1,542	4,213	102.1%

2-Year PRSU Performance ($ in millions)
	Target		Performance
	Target Weighting	Cumulative PRSU Target	2015	2016	Cumulative	Performance against Target
Revenue ($ in millions)	20%	13,583	7,040	7,293	14,333	105.5%
Adjusted OIBDA ($ in millions)	40%	5,597	2,683	2,793	5,476	97.8%
Adjusted Free Cash Flow ($ in millions)	40%	2,846	1,364	1,542	2,906	102.1%

Retirement Benefits

The NEOs generally participate in the same benefit plans and on the same terms as are offered to other U.S.-based full-time employees. We offer a 401(k) defined contribution plan as well as a non-qualified Supplemental Deferred Compensation Plan (the “SRP”) that is available to U.S.-based senior employees, including all of the NEOs other than Mr. Perrette. The eligible NEOs participate in these plans on the same terms and conditions as other eligible employees.

To encourage participation in the 401(k) plan, the Company makes a matching contribution of (i) 100% of the employee’s first 3% of salary contributions to the defined contribution plans and (ii) 50% of the employee’s next 3% of salary contributions, up to a maximum amount of 4.5% of eligible base salary in the form of Company matching contributions, subject to certain limits under applicable tax regulations. We also make a supplemental contribution into the SRP for those employees whose base salary exceeds the IRS compensation limit under the 401(k) regulations. This Company contribution uses the same formula applied for the 401(k) match (4.5%) and that is applied to the base salary in excess of the IRS limit (for 2016, this was $265,000), up to a maximum of $1 million in base salary. In addition to base salary deferrals, participants in the SRP are also permitted to defer portions of ICP awards into their SRP accounts. These amounts are not included in the calculation of the supplemental Company contribution into the SRP. The 401(k) and SRP accounts offer the same investment options, with the amounts actually invested for the 401(k) plan and with earnings measured hypothetically for the SRP.

We believe the SRP is necessary to allow employees who would otherwise be limited by IRS restrictions on the amount of compensation that may be considered in participation in the Company’s 401(k) plan to:

•	save a proportionate amount for retirement;

•	provide the same Company contribution amount to these employees that they would have received absent the Internal Revenue Code compensation limits in the 401(k) plan; and

•	support the goals of providing competitive compensation packages to our employees.

U.S.-based employees on international assignment, including Mr. Perrette, are not eligible to make new elections to participate in the SRP, or to receive Company contributions, after the commencement of the international assignment.

For more information about the SRP, please refer to the Non-Qualified Deferred Compensation Table below.

Health, Welfare and Other Personal Benefits

The NEOs are eligible to participate in the health, welfare and fringe benefits generally made available by the Company to its U.S.-based regular full-time employees, such as basic and supplemental life insurance, short and long-term disability, commuter reimbursement, fitness reimbursement and access to legal resources. Mr. Perrette remained eligible to participate in the U.S. plans during his international assignment, other than the SRP (as discussed above), until his localization in June 2016. Further information about Mr. Perrette’s benefits post-localization is provided below. Employees at the level of vice president and above, including the NEOs, are also eligible to participate in executive-level long-term disability and long-term care plans.

Mr. Perrette’s Benefits Post-Localization. In June 2016, we entered into a new agreement with Mr. Perrette in which he transitioned to local payroll and benefits in the United Kingdom. From that point, Mr. Perrette was eligible to participate in the health, welfare and fringe benefits generally made available by the Company to its UK-based regular full-time employees, such as life insurance benefits, short- and long-term disability, and an employer pension scheme.

In addition, we provide the following perquisites and other personal benefits to our NEOs:

Relocation Expenses and International Assignment Benefits; Related Gross-Up. Consistent with our objective to attract and retain a high-performing executive management team for senior roles in our global business, we place top-notch executives on international assignments to fill key roles in the places where we do business. We provide relocation and international assignment benefits consistent with our international long-term assignment policies, including reimbursing relocation costs, offering education and other allowances, providing tax equalization benefits, which are intended to maintain the executive’s out of pocket tax liabilities at the same level they would have been had the executive not been assigned to a foreign jurisdiction and, for some benefits, paying the executive an amount equal to the tax resulting from the reimbursement or allowance (a “gross-up”). Mr. Perrette agreed to become the President of Discovery Networks International in early 2014 and relocated to our London office in May 2014. For the first half of 2016, Mr. Perrette was employed pursuant to a U.S. fixed term employment agreement and paid via U.S. payroll, with certain assignment and other benefits and allowances provided locally. We provided Mr. Perrette’s assignment-related benefits during that period in accordance with and subject to the limitations of our international long-term assignment policy. The relocation and assignment expenses, and related gross-ups incurred with respect to 2016 are reflected in the Summary Compensation Table. From June 2016, Mr. Perrette became a localized UK employee. After localization, Mr. Perrette’s assignment-related benefits were eliminated, other than his continuing eligibility for ongoing tax preparation assistance, and repatriation benefits in the event Mr. Perrette’s employment is terminated without Cause (as defined in his employment agreement) or due to the Company’s decision not to renew the employment agreement at the end of the term.

Aircraft Usage; Related Gross-Up. We lease a dedicated corporate aircraft and also have an agreement with NetJets Inc. pursuant to which we lease the right to a specified amount of travel each calendar year on NetJets’ aircraft. We allow Mr. Zaslav to use a portion of our allotted travel time on our corporate aircraft, or NetJets aircraft, for personal use.

Mr. Zaslav is permitted to use up to 200 hours of flight time for personal use. The first 100 hours are provided to him by the Company; with respect to the second 100 hours, Mr. Zaslav is required to reimburse the Company at a rate of two times fuel cost, under a time sharing agreement entered into simultaneously with Mr. Zaslav’s employment agreement. For details regarding Mr. Zaslav’s employment agreement, please see “Executive Compensation Arrangements—Zaslav Employment Agreement.”

Family members may accompany Mr. Zaslav on authorized business flights on corporate aircraft or NetJets flights at no aggregate incremental cost to the Company. For 2016, we provided a gross-up to Mr. Zaslav to cover taxes for imputed income arising when a family member accompanied him on business travel at the request of the Company (e.g., when Mr. Zaslav’s spouse accompanied him to a business event in which attendance by a spouse is customary and serves our business interests).

Mobile Access. We reimburse Mr. Zaslav for limited home office expenses, including Internet access.

Car Allowance. We provide Mr. Zaslav with a monthly car allowance as provided in his employment agreement.

For more information regarding the perquisites provided in 2016 to each NEO, please refer to the “All Other Compensation” column of the Summary Compensation Table.

Executive Stock Ownership Policy

In 2012, the Committee adopted an executive stock ownership policy that applies to the NEOs and certain other senior executives. The policy requires each covered executive to hold a specified amount of our stock, calculated as a multiple of the executive’s base salary, as described in the table below. In 2015, the Committee increased the stock ownership requirement for Mr. Zaslav from five times base salary to six times base salary.

Position	Requirement (multiple of base salary)	Timeframe to reach (from later of effective date or becoming covered by policy)
CEO and Chairman	6X	5 years
Covered executive with LTI target grant value > 1X of base salary	2X	5 years
Covered executive with LTI target grant value <1X of base salary	1X	6 years

The Committee determined that any shares of our stock beneficially owned by the covered executive, as well as unvested awards of PRSUs and RSUs, but not shares underlying unvested stock options, would be counted for purposes of meeting the stock holding target. Once an executive meets the target, the executive is expected to maintain holdings at the target for as long as he or she remains in a role that is identified as a covered executive under the policy.

The Committee may consider failure to meet the requirements of the policy in making compensation decisions for a covered executive and may take any other action appropriate to support the intent of the policy, including requiring an executive to retain a percentage of shares pursuant to stock option exercises or vesting events in future years.

In mid-2016, the Committee reviewed the NEOs’ progress toward meeting the executive stock ownership policy as adopted in 2012. Each of the NEOs had already met the stock holding requirement.

Clawback Policy

All employees are subject to a “clawback” policy, adopted by the Committee in 2010. Under this policy, in addition to any other remedies available to the Company (but subject to applicable law), if the Board, or the Committee, determines that any employee has engaged in fraud or misconduct that resulted in a financial restatement, the Company may recover, in whole or in part, any bonus or other incentive-based or equity-based compensation, received by the employee from the Company in the 12 months after the filing of the financial statement that was found to be non-compliant. The Committee determined that it was appropriate to adopt the policy to provide a further deterrent to fraudulent activity.

Hedging

Hedging of Company stock is permitted with the prior approval of our General Counsel. However, our Insider Trading policy prohibits short sales and transactions in puts, calls, or other derivative securities on an exchange or in any other organized market. In 2016, none of our NEOs had engaged in any hedging transactions.

CFO Transition and Related Compensation Actions

On February 22, 2016, Mr. Warren notified us that he was resigning from employment and agreed to remain with the Company until the end of 2016. We entered into a transition agreement with Mr. Warren, described in “Executive Compensation—Executive Compensation Arrangements,” below. As a result of Mr. Warren’s resignation, the Committee did not make an equity award to him in the 2016 Annual LTI Review. The

Committee also decided not to establish qualitative goals for the 2016 bonus for Mr. Warren and used the Company-wide performance metrics under the ICP for Mr. Warren’s 2016 bonus. The Committee also did not adjust Mr. Warren’s base salary as part of the Annual Base Salary Review in February 2016.

In September 2016, the Company announced that our new CFO, Gunnar Wiedenfels, would be joining the Company in 2017, on or before April 1, 2017. To allow a smooth transition, Mr. Warren agreed to extend his separation date to February 28, 2017 (subsequently further extended to March 31, 2017). The Committee concluded that it was appropriate to provide Mr. Warren with a base salary increase, given that he was going to serve for a full year after the 2016 Annual Base Salary Review. The Committee agreed to amend Mr. Warren’s agreement to provide him with a base salary increase of 3%, retroactive to February 22, 2016, when the 2016 Annual Base Salary Review adjustments became effective. The Committee also agreed that Mr. Warren’s 2016 bonus payout would be not less than the median (expressed as a percentage of target) of the other Section 16 officers who were direct reports of the CEO. The Committee determined that this was a reasonable provision to secure the extension of Mr. Warren’s separation date to allow an effective transition to our new CFO.

EXECUTIVE COMPENSATION

The following tables set forth compensation information for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (computed in accordance with the SEC’s rules) who were serving as executive officers as of December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
David M. Zaslav	2016	3,000,000		15,120,582	11,142,690	7,486,550		442,532	(6)	37,192,354
President and Chief Executive Officer	2015	3,115,385		11,274,628	10,487,784	6,906,878		592,671		32,377,346
	2014	3,000,000		94,555,285	50,504,282	6,082,359		1,935,986		156,077,912

Andrew Warren	2016	1,183,135		—	—	1,763,362		50,397		2,996,894
Chief Financial Officer	2015	1,220,192		1,202,434	1,269,277	1,257,720		53,090		5,002,713
	2014	1,011,876		3,303,636	1,250,910	1,346,425		50,474		6,963,321

Bruce L. Campbell	2016	1,544,423		1,209,659	1,113,363	2,750,000		50,288		6,667,733
Chief Development, Distribution and Legal Officer	2015	1,557,692		1,202,434	1,269,277	2,767,765		50,123		6,847,291
	2014	1,241,511		3,151,111	1,154,947	1,957,370		112,241		7,617,180

Jean-Briac Perrette	2016	1,381,557	(7)	5,567,676	1,391,699	2,864,120	(8)	387,702	(9)	11,592,754
President and Chief Executive Officer, Discovery Networks International	2015	1,093,365		1,411,544	1,490,022	2,012,522		1,417,663		7,425,116
	2014	992,096		1,420,356	251,078	1,808,500		432,839		4,904,869

Paul Guagliardo	2016	1,400,000		1,008,040	—	2,185,670		52,157		4,645,866
Chief Commercial Officer

(1)	The dollar amounts in this column represent the actual salary amount that each NEO received in 2016, which differs from the salary amounts stated in their employment agreements. This is due to the variations in pay periods in the 2016 payroll cycle.

(2)	The dollar amounts in this column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of PRSU awards for each of the applicable fiscal years. For each of the PRSU awards, the grant date fair value is calculated using the closing price of our Series A or Series C common stock on the grant date as if these awards were fully vested and issued on the grant date. See Note 13 to our Annual Report on Form 10-K for information regarding the value determination of the PRSU awards. There can be no assurance that these grant date fair values will ever be realized by any NEO. See the “Grants of Plan-Based Awards in 2016” table below for information on PRSU awards made in 2016.

(3)	The dollar amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the cash- and stock-settled stock appreciation rights and option awards granted to our NEOs for each of the applicable fiscal years. For stock options, we calculate the grant date fair value using the Black-Scholes model, using the assumptions described in Note 13 to our Annual Report on Form 10-K. For the cash- and stock-settled stock appreciation rights, we also calculate the grant date fair value using the Black-Scholes model, using the assumptions described in Note 13 to our Annual Report on Form 10-K. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(4)

These amounts reflect the cash performance awards earned by the applicable NEO under Discovery’s 2013 Stock Plan for 2016, 2015 and 2014, which are more fully described under “Compensation Discussion and Analysis—Compensation Decisions-2016 ICP, Paid Out in March 2017” above. The 2016 award amounts were determined and paid out during the first quarter of 2017, the 2015 award amounts were determined and paid out during the first quarter of 2016 and the 2014 awards were determined and paid out during the first quarter of 2015.

(5)	We offer executives basic life insurance as well as executive level disability and long-term care coverage. We also offer matching contributions to an executive’s 401(k) plan and contributions to the SRP, subject to certain limitations. Below are the payments made on behalf of the NEOs to the foregoing plans in 2016:

	Basic Life ($)	Disability/Long Term Care ($)	Matching Contributions
			401(k) ($)	SRP ($)
Mr. Zaslav	840	5,920	11,925	33,075
Mr. Warren	840	4,557	11,925	33,075
Mr. Campbell	840	4,448	11,925	33,075
Mr. Perrette	388	2,047	12,066	—
Mr. Guagliardo	1,176	6,008	11,898	33,075

In addition to the U.S. benefits described above, under the benefits we provide to executives based in the U.K., we made payments on behalf of Mr. Perrette as follows: $388 for basic life insurance, $1,634 for U.K. life assurance, $414 for disability insurance and $8,404 for the U.K. pension plan.

For more information regarding these benefits, please see “Compensation Discussion and Analysis—Retirement Benefits” and “—Health, Welfare and Other Personal Benefits” above.

(6)	This amount includes $302,608 for personal use of aircraft (including family travel for which Mr. Zaslav is not provided a tax gross-up) and $16,371 for tax gross-ups for business associate/spouse travel at the request of the Company that is not considered business use. See “Compensation Discussion and Analysis—Health, Welfare and Other Personal Benefits—Aircraft Usage; Related Gross-Up” above for more information regarding our policies for Mr. Zaslav’s use of our allotted travel on our corporate aircraft. The table also includes $16,800 for a car allowance, $667 in respect of home office expenses and $54,326 for personal security services.

(7)	Prior to June 13, 2016, under the terms of Mr. Perrette’s 2014 employment agreement, he was paid in United States dollars. From January 1, 2016 to June 13, 2016, he was paid in the amount of $491,538. Under the terms of Mr. Perrette’s new employment agreement effective as of June 13, 2016, he was to be paid in British pounds. From June 13, 2016 to December 31, 2016, Mr. Perrette was paid in the amount of £650,769. In converting the amounts from British pounds to United States dollars, we used the average of the monthly Bloomberg spot rate as of the second business day prior to each month end. The average rate for 2016 is 1.36764 British pounds per United States dollar.

(8)	Mr. Perrette’s bonus was calculated using his GBP salary annualized for the full year. After the financial performance of Mr. Perrette’s lines of business was established and Mr. Perrette’s bonus payout and performance pool amounts were determined (see “Compensation Discussion and Analysis – 2016 ICP, Paid in March 2017” for more information on the determination of Mr. Perrette’s bonus payout), those amounts were then converted into United States dollars at the rate of 1.36764 dollars per British pound.

(9)	This amount includes $89,983 in relocation expenses, $12,870 in cost of living allowance, $85,751 for housing, $8,760 for school fees for Mr. Perrette’s children, and $22,190 for tax services, pursuant to the Company’s relocation policy. Discovery also provided tax equalization payments for Mr. Perrette (see “Compensation Discussion and Analysis—Health, Welfare and Other Personal Benefits—Relocation Expenses and International Assignment Benefits; Related Gross-Up”), which resulted in Company expenses of $143,142. See “Executive Compensation Arrangements—Perrette Employment Agreement” below for more information on the relocation benefits provided to Mr. Perrette. In converting the amounts from British pounds to United States dollars, we used the average of the monthly Bloomberg spot rate as of the second business day prior to each month end. This may not have been the exchange rate in effect at the time the payments in respect of the amounts described in this paragraph were made. The average rate for 2016 is 1.36764 British pounds per United States dollar.

Grants of Plan-Based Awards in 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
David M. Zaslav	(1)		7,800,000		10,000,000
Series A Common Stock	01/02/2016											1,157,081	(2)	26.38	5,831,688
	02/26/2016						482,315	(3)	602,894	(3)				—	15,120,582
Series C Common Stock	01/02/2016											1,157,081	(2)	25.17	5,311,002

Andrew Warren	(1)		1,452,300		3,025,625

Bruce L. Campbell	(1)		2,018,250		3,881,250
Series A Common Stock	02/26/2016											160,427	(4)	25.08	1,113,363
	02/26/2016						24,116	(5)	48,232	(5)				—	1,209,659

Jean-Briac Perrette	(1)		2,410,464	(6)	4,017,442	(6)
Series A Common Stock	02/26/2016											200,533	(4)	25.08	1,391,699
	02/26/2016						30,145	(5)	60,290	(5)				—	1,512,073
	06/16/2016						29,366	(5)	58,732	(5)				—	1,500,603
	06/16/2016						50,000	(5)	100,000	(5)				—	2,555,000

Paul Guagliardo	(1)		1,610,000		3,500,000
Series A Common Stock	02/26/2016						20,097	(5)	40,193	(5)				—	1,008,040

(1)	These amounts reflect the possible payouts with respect to awards of annual cash bonus under the 2013 Stock Plan for performance in 2016. Each NEO is assigned a target bonus amount and is eligible to receive an annual cash bonus award of up to 300% of base salary for Mr. Zaslav and 250% of base salary for all other NEOs, subject in each case to the Committee’s authority to exercise “downward discretion” and the 2013 Stock Plan’s $10 million limit. The amounts of annual cash bonus awards actually paid for performance in 2016 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual cash bonus awards and the factors used by the Committee in exercising its downward discretion, please see “Compensation Discussion and Analysis—2016 Compensation Decisions—Annual Cash Bonus Awards.”

(2)	These amounts reflect the number of Special SARs granted. The awards automatically vest and pay out 25% on each anniversary of the grant date and are payable in 75% cash and 25% stock in connection with the vesting.

(3)	These amounts represent PRSU awards. The PRSUs vest if we achieve certain three-year performance targets. Of the grant, 50% will be distributed on the third anniversary of the grant date and 25% will be distributed on each of the fourth and fifth anniversaries of the grant date, assuming achievement of the three-year performance targets. For more information regarding these awards, please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

(4)	These amounts represent stock options that will vest 25% per year for four years beginning on the anniversary of the grant date and expire on February 26, 2023.

(5)	These amounts represent PRSU awards. The PRSUs vest if we achieve certain three-year performance targets. Of the grant, 50% will be distributed on each of the third and fourth anniversaries of grant, assuming the achievement of the three-year performance targets. For more information regarding these awards, including the performance targets, please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

(6)	Mr. Perrette’s target bonus was calculated using his GBP salary annualized for the full year. After the financial performance of Mr. Perrette’s lines of business were established and Mr. Perrette’s bonus payout and performance pool amounts were determined (see “Compensation Discussion and Analysis – 2016 ICP, Paid in March 2017” for more information on the determination of Mr. Perrette’s bonus payout), those amounts were then converted into USD at the rate of 1.36764 dollars per pound.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Grant Date Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David M. Zaslav
Series A Common Stock	—	462,241	33.07	(2)		910,000	(4)(5)	38,488,934
	—	1,851,330	43.92	(3)		179,876	(4)(6)	5,816,290
	—	694,249	33.17	(3)		602,894	(4)(7)	15,120,582
	—	1,157,081	26.38	(3)
Series C Common Stock	—	462,241	32.08	(2)		910,000	(4)(5)	37,332,267
	—	1,851,330	42.60	(3)		179,876	(4)(6)	5,457,438
	—	694,249	32.28	(3)
	—	1,157,081	25.17	(3)

Andrew Warren
Series A Common Stock	57,775	—	26.04	04/12/2019	(8)	5,455	(12)	207,351
	25,881	8,627	38.01	03/01/2020	(9)	12,176	(5)(13)	514,990
	28,727	28,728	42.30	02/28/2021	(10)	3,044	(13)(14)	128,748
	37,070	111,210	32.34	02/23/2022	(11)	55,142	(13)(15)	2,040,254
						37,181	(13)(16)	1,202,248
Series C Common Stock	57,775	—	25.25	04/12/2019	(8)	5,455	(12)	201,120
	25,881	8,627	36.87	03/01/2020	(9)	12,176	(5)(13)	499,514
	28,727	28,728	41.02	02/28/2021	(10)	3,044	(13)(14)	124,878

Bruce L. Campbell
Series A Common Stock	7,988	—	19.68	03/16/2018	(17)	7,841	(12)	298,045
	31,462	—	24.30	03/15/2019	(18)	14,003	(5)(13)	592,264
	37,203	12,402	38.01	03/01/2020	(9)	50,429	(13)(20)	1,984,381
	26,429	26,429	42.30	02/28/2021	(10)	37,181	(13)(16)	1,202,248
	37,070	111,210	32.34	02/23/2022	(11)	48,232	(7)(13)	1,209,659
	—	160,427	25.08	02/26/2023	(19)
Series C Common Stock	7,988	—	19.08	03/16/2018	(17)	7,841	(12)	289,089
	31,462	—	23.57	03/15/2019	(18)	14,003	(5)(13)	574,466
	37,203	12,402	36.87	03/01/2020	(9)
	26,429	26,429	41.02	02/28/2021	(10)

Jean-Briac Perrette
Series A Common Stock	25,976	—	21.33	11/15/2018	(21)	1,534	(12)	58,309
	12,585	—	24.30	03/15/2019	(18)	14,003	(5)(13)	592,264
	7,279	2,427	38.01	03/01/2020	(9)	3,044	(5)(13)	128,748
	5,745	5,746	42.30	02/28/2021	(10)	43,647	(13)(16)	1,411,326
	43,517	130,551	32.34	02/23/2022	(11)	60,290	(7)(13)	1,512,073
	—	200,533	25.08	02/26/2023	(19)	58,732	(13)(22)	1,500,603
						100,000	(13)(22)	2,555,000
Series C Common Stock	25,976	—	20.68	11/15/2018	(21)	1,534	(12)	56,557
	12,585	—	23.57	03/15/2019	(18)	14,003	(5)(13)	574,466
	7,279	2,427	36.87	03/01/2020	(9)	3,044	(5)(13)	124,878
	5,745	5,746	41.02	02/28/2021	(10)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Grant Date Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Guagliardo
Series A Common Stock	35,561	106,686	28.83	10/13/2022	(23)	40,193	(7)(13)	1,008,040

(1)	For RSUs and PRSUs, the value is calculated based on the grant amount, assuming target performance for PRSUs.

(2)	These awards represent SARs that vest 25% on each anniversary of the grant date and are automatically payable in cash in connection with the vesting.

(3)	These awards represent Special SARs that vest 25% on each anniversary of the grant date and are automatically payable in 75% cash and 25% stock in connection with the vesting.

(4)	These amounts represent PRSUs granted pursuant to the terms of Mr. Zaslav’s employment agreement. The vesting of the PRSUs is subject to the achievement of certain performance metrics. For details regarding vesting and performance criteria for these PRSUs, please see “Executive Compensation Arrangements—Zaslav Employment Agreement.”

(5)	These PRSU amounts relate to the February 28, 2014 PRSU grant, with a performance period that expires December 31, 2016.

(6)	These PRSU amounts relate to the February 23, 2015 PRSU grant, with a performance period that expires December 31, 2017.

(7)	These PRSU amounts relate to the February 26, 2016 PRSU grant, with a performance period that expires December 31, 2018.

(8)	These stock options vest in four equal annual installments beginning April 12, 2013.

(9)	These stock options vest in four equal annual installments beginning March 1, 2014.

(10)	These stock options vest in four equal annual installments beginning February 28, 2015.

(11)	These stock options vest in four equal annual installments beginning February 23, 2016.

(12)	These PRSU amounts relate to the unvested portion of the March 1, 2013 PRSU grant, with a performance period that expired December 31, 2015. In February 2016, the Compensation Committee certified that the performance metrics had been met.

(13)	The PRSU vesting is dependent on the achievement of three-year performance metrics. If performance targets are met, the award vests 50% after the third year and 50% after the fourth year. For more information regarding these awards, please see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

(14)	These PRSU amounts relate to the March 27, 2014 PRSU grant, with a performance period that expires December 31, 2016.

(15)	These PRSU amounts relate to the October 3, 2014 PRSU grant, with a performance period that expires December 31, 2016.

(16)	These PRSU amounts relate to the February 23, 2015 PRSU grant, with a performance period that expires December 31, 2017.

(17)	These stock options vest in four equal annual installments beginning March 16, 2012.

(18)	These stock options vest in four equal annual installments beginning March 15, 2013.

(19)	These stock options vest in four equal annual installments beginning February 26, 2017.

(20)	These PRSU amounts relate to the September 15, 2014 PRSU grant, with a performance period that expires December 31, 2016.

(21)	These stock options vest in four equal annual installments beginning November 15, 2012.

(22)	These PRSU amounts relate to the June 16, 2016 PRSU grant, with a performance period that expires December 31, 2018.

(23)	These stock options vest in four equal installments beginning October 13, 2016.

Option Exercises and Stock Vested in 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

David M. Zaslav
Series A Common Stock	429,589	(3)	2,326,224	229,704	(4)	6,047,503
Series C Common Stock	429,589	(3)	2,077,062	229,704	(4)	5,770,593

Andrew Warren
Series A Common Stock	—		—	12,159	(5)	334,437
Series C Common Stock	—		—	12,159	(5)	325,876

Bruce L. Campbell
Series A Common Stock	—		—	13,059	(6)	351,569
Series C Common Stock	—		—	13,059	(6)	339,244

Jean-Briac Perrette
Series A Common Stock	—		—	3,622	(7)	98,298
Series C Common Stock	—		—	3,622	(7)	94,425

Paul Guagliardo
Series A Common Stock	—		—	—		—
Series C Common Stock	—		—	—		—

(1)	Represents cash actually received with respect to cash-settled SAR (“CS-SAR”) units and the spread from stock option exercises listed in the corresponding column of the table.

(2)	Represents the value realized upon RSU and PRSU vestings listed in the corresponding column of the table, using the closing market value of the shares on the vesting date.

(3)	Represents the vesting and automatic exercise of Mr. Zaslav’s January 2, 2012 CS-SAR grant.

(4)	Represents the aggregate vesting of Mr. Zaslav’s March 15, 2010, March 16, 2011, March 15, 2012, and February 28, 2014 PRSUs.

(5)	Represents the aggregate vesting of Mr. Warren’s April 12, 2012 RSUs and March 1, 2013 PRSUs.

(6)	Represents the aggregate vesting of Mr. Campbell’s March 15, 2012 and March 1, 2013 PRSUs.

(7)	Represents the aggregate vesting of Mr. Perrette’s March 15, 2012 and March 1, 2013 PRSUs.

Nonqualified Deferred Compensation(1)

Name	Executive Contributions in last fiscal year ($)		Registrant Contributions in last fiscal year ($)(2)	Aggregate Earnings in last fiscal year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/16 ($)
David M. Zaslav	—		33,075	3,600,144	—	56,117,291
Andrew Warren	—		33,075	64,536	—	977,835
Bruce L. Campbell	646,828	(3)	33,075	300,259	—	3,756,826
Jean-Briac Perrette	—		—	40,633	—	2,312,748
Paul Guagliardo	406,000	(4)	33,075	33,794	—	475,483

(1)	This table provides information with respect to the SRP for senior employees. For more information regarding the SRP, please see “Compensation Discussion and Analysis—Retirement Benefits” above.

(2)	These amounts are reported under “All Other Compensation” for 2016 in the Summary Compensation Table.

(3)	This amount includes $231,663, which relates to salary that is reported under “Salary” for 2016 in the Summary Compensation Table and $415,165, which relates to deferral of a portion of his ICP paid in 2016 for 2015 performance that was reported under “Non-Equity Incentive Plan Compensation” in 2015.

(4)	This amount is reported under “Salary” for 2016 in the Summary Compensation Table.

Executive Compensation Arrangements

Zaslav Employment Agreement

We have an employment agreement with David Zaslav, our President and Chief Executive Officer. We entered into the original agreement for a term of five years when Mr. Zaslav commenced employment with us in 2007. We amended the original employment agreement in 2009 and 2011, including extending the term of the employment agreement through February 1, 2015. On January 2, 2014, we entered into a new employment agreement with Mr. Zaslav, which replaced his prior employment agreement, as amended, with a term commencing January 2, 2014 and continuing through December 31, 2019 (the “2014 Zaslav Agreement”).

Under the terms of the 2014 Zaslav Agreement, Mr. Zaslav was entitled to and did receive a salary of $3,000,000 in 2016. Mr. Zaslav’s base salary remains $3,000,000 per annum for the duration of the agreement. Mr. Zaslav’s target annual bonus under the agreement for 2016 was $7,800,000. The target annual bonus increases by $600,000 each year until 2018. For 2018 and 2019, Mr. Zaslav’s target annual bonus will be $9,000,000. There is no guaranteed bonus amount and the actual amount paid to Mr. Zaslav will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the Compensation Committee in consultation with Mr. Zaslav.

Pursuant to the 2014 Zaslav Agreement, Mr. Zaslav is also entitled to receive equity awards each year from 2015 to 2018, conditioned on his employment on the grant date of each award. Two types of equity awards are required by the agreement: PRSUs, earned based on achievement of financial performance metrics, and Special SARs, which pay out based on growth in Company stock price.

Under the terms of the 2014 Zaslav Agreement, the PRSUs in each grant from 2016 to 2018 are determined by dividing $15 million by the closing price of the Company’s Series A common stock on the trading date prior to grant. In 2016, consistent with the requirements of that agreement, Mr. Zaslav received 602,894 PRSUs of the Company’s Series A common stock. The PRSUs granted in 2016 and 2017 will be earned based on the achievement of performance metrics measured over a three-year performance period and the PRSUs granted in 2018 will be earned based on the achievement of performance metrics measured over a two-year performance period. The Compensation Committee will set the performance metrics for each two- or three-year performance period at the time of grant in consultation with Mr. Zaslav. The PRSUs will be paid as follows: 50% shall be paid in the calendar year immediately following the last calendar year of the applicable two- or three-year performance period, as soon as practicable following the Compensation Committee’s determination of performance for such performance period, and the remaining 50% shall be paid one-half as soon as practicable after the beginning of the second calendar year following the last calendar year of the applicable performance period and one-half as soon as practicable after the beginning of the third calendar year following the last calendar year of the applicable performance period.

Mr. Zaslav may elect to defer receipt of the shares issuable pursuant to his PRSU awards, consistent with the deferral terms authorized by the Company. Mr. Zaslav has agreed to defer and/or hold at least 60% of the shares issued in settlement of the PRSUs awarded under the 2014 Zaslav Agreement until 2020 or beyond, unless there is an earlier “Separation From Service” (as defined in the agreement) or “Change in Control” (as defined in the agreement).

Under the 2014 Zaslav Agreement, Mr. Zaslav will no longer receive replenishment grants of CS-SARs upon the maturity of any payouts under the Discovery Appreciation Plan or CS-SAR awards made to Mr. Zaslav prior to the execution of the 2014 Zaslav Agreement. Mr. Zaslav will receive grants of Special SARs under the 2013 Stock Plan, as described below. The Special SARs will vest in four equal annual installments. Under the 2014 Zaslav Agreement, the Special SARs were designed to be paid out 25% in Series A common stock and 75% in cash, automatically after vesting. Based on the adjustments approved by the Compensation Committee as a result of the 2014 Share Dividend approved by the Board in 2014, the Special SARs will be paid out 25% in Series A and Series C common stock, and the remaining 75% in cash, automatically after vesting. The base price of the Special SARs will be based on the average closing stock price of our Series A (for the Series A Special SARs) and Series C (for the Series C Special SARs) common stock over the ten trading days before and including the grant date and the ten trading days after the grant date; the payout on maturity will be determined using a similar average of the closing stock prices around the applicable vesting date. Mr. Zaslav received his first grant of 3,702,660 Special SARs on January 2, 2014 (as subsequently adjusted by the Compensation Committee to address the 2014 Share Dividend), and will receive subsequent Special SAR replenishment grants upon the payment of Special SARs in connection with scheduled payment dates until the final replenishment grant in 2018, provided Mr. Zaslav remains a full-time employee of the Company. Mr. Zaslav will, within 18 months of the date the cash-settled portion of a Special SAR is paid, use 35% of the net after-tax proceeds therefrom to invest in the Company’s stock. Mr. Zaslav will also use reasonable efforts to hold the shares so acquired plus the net shares he receives from the stock-settled portion of the Special SARs for the term of his employment, provided that he may liquidate his holdings to finance a transaction that would result in a net increase in his exposure to the Company’s equity. If Mr. Zaslav’s employment is terminated without Cause or for Good Reason (as defined in the agreement), all of the Special SARs, as well as CS-SARs granted prior to the 2014 Zaslav Agreement, will become fully vested and payable in accordance with the terms of the agreement and the applicable awards.

Mr. Zaslav is eligible to participate in all employee benefit plans and arrangements sponsored by the Company for the benefit of its senior executive group, including insurance plans. Mr. Zaslav is entitled to four weeks of vacation each year. Mr. Zaslav receives a car allowance of $1,400 per month and is entitled to use the Company’s aircraft for up to 200 hours of personal use per year. The Company shall pay for the first 100 hours of personal use and Mr. Zaslav shall reimburse the Company for personal use in excess of 100 hours, in accordance with the Aircraft Time Sharing Agreement between Mr. Zaslav and Discovery Communications, LLC entered into in connection with the 2014 Zaslav Agreement (the “Time Sharing Agreement”). Under the Time Sharing Agreement, the reimbursement rate is two times the actual fuel cost for the airplane, in accordance with FAA-permitted reimbursement methods. Under the Time Sharing Agreement, if the Company requests that a family member or guest accompany Mr. Zaslav on a business trip, such use shall not be considered personal use, and to the extent the Company imputes income to Mr. Zaslav for such family member or guest travel, the Company may, consistent with Company policy, pay Mr. Zaslav a lump sum “gross-up” payment sufficient to make Mr. Zaslav whole for the amount of federal, state and local income and payroll taxes due on such imputed income as well as the federal, state and local income and payroll taxes with respect to such gross-up payment.

Under the 2014 Zaslav Agreement, if Mr. Zaslav’s employment is terminated as a result of his death or “disability” (as defined in the agreement), Mr. Zaslav or his heirs, as applicable, shall be entitled to receive: (i) Mr. Zaslav’s accrued but unpaid base salary through the date of termination; plus (ii) any annual bonus for a completed year that was earned but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under the Company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses (“Accrued Benefits”). In addition, (x) the Company shall pay Mr. Zaslav or his heirs, as applicable, an amount equal to a fraction of the annual bonus Mr. Zaslav would have received for the calendar year of his death, where the numerator of the fraction is the number of calendar days Mr. Zaslav was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the annual bonus; and (y) Mr. Zaslav’s family may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the survivors of Company executives at Mr. Zaslav’s level in the Company generally, or (2) receive COBRA continuation of the group health benefits. Mr. Zaslav would be deemed to have a “disability” if he became unable to perform substantially all of his duties under the agreement in the normal and regular manner due to physical or mental illness or injury and remains unable to do so for 150 days or more during the 12 consecutive months then ending.

In the event of termination due to death or disability, the outstanding CS-SARs and Special SARs shall vest and be paid out pursuant to the terms of their award agreements, valued as of the date of death or termination. If Mr. Zaslav dies or separates due to disability during the term of the agreement and prior to the last day of the performance period for any tranche of PRSUs, then Mr. Zaslav shall be entitled to a pro rata portion of such tranche of PRSUs, based upon actual performance through the date of termination, provided that the maximum number of PRSUs in each tranche which may be earned is limited to (A) one divided by the number of years in the tranche’s performance period, multiplied by (B) the number of full or partial years completed for the performance period. If Mr. Zaslav dies prior to the grant date (within the first 90 days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no prorated vesting for such tranche).

If Mr. Zaslav is terminated for “Cause” or resigns (other than for Good Reason or within the 30 days following the first anniversary of a Change in Control), he shall be entitled to receive the Accrued Benefits and all other benefits or payments due or owing Mr. Zaslav shall be forfeited. “Cause” means (i) willful malfeasance by Mr. Zaslav in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of the agreement, as determined by the Board after investigation, notice to Mr. Zaslav of the charge and provision to Mr. Zaslav of an opportunity to respond; (ii) if Mr. Zaslav commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the Company; (iii) if Mr. Zaslav is convicted of, or pleads guilty or nolo contendere to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude; or (iv) if Mr. Zaslav repeatedly or continuously refuses to perform his duties under the agreement or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics).

If Mr. Zaslav’s employment is terminated by the Company without Cause, or if Mr. Zaslav terminates his employment for Good Reason, Mr. Zaslav shall be entitled to receive: (i) the Accrued Benefits; plus (ii) an amount equal to a fraction of the annual bonus Mr. Zaslav would have received for the calendar year of the termination (subject to the applicable performance metrics); (iii) an amount equal to one-twelfth (1/12) of the average annual base salary Mr. Zaslav was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the “Severance Period” (as defined below), which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (iv) an amount equal to one-twelfth (1/12) of the average annual bonus paid to Mr. Zaslav for the immediately preceding two years, multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (v) accelerated vesting and payment of Mr. Zaslav’s granted but unvested CS-SARs and Special SARs, with one-half valued as of the date of termination or resignation and the remaining half valued as of the remaining applicable scheduled payment dates; plus (vi) Mr. Zaslav and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to Mr. Zaslav and his family. The Severance Period shall be a period of 24 months commencing on the termination of Mr. Zaslav’s employment.

If Mr. Zaslav’s employment is terminated by Mr. Zaslav for Good Reason or by the Company other than for Cause, Mr. Zaslav shall continue to earn each of the outstanding PRSUs, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if Mr. Zaslav’s employment had not terminated. If such termination is prior to the grant date for a tranche, then there will be no grant of such tranche (and no PRSUs for such tranche may be earned), provided further that if such termination is prior to the grant date for: (i) the 2017 tranche of PRSUs (but after the grant date for the 2016 tranche of PRSUs), then the Company shall pay Mr. Zaslav as additional severance benefits $30,000,000, to be paid to Mr. Zaslav in two equal installments, with each installment paid during the first 90 days of 2017 and 2018, or (ii) the 2018 tranche of PRSUs (but after the grant date for the 2017 tranche of New PRSUs), then the Company shall pay Mr. Zaslav as additional severance benefits $15,000,000, to be paid to Mr. Zaslav during the first 90 days of 2018 (any such payments subject to the applicable withholding).

If Mr. Zaslav’s employment is terminated by Mr. Zaslav for Good Reason or by the Company other than for Cause prior to Mr. Zaslav receiving all of the replenishment awards associated with the 2014 Special SAR award (such awards to be received in 2015, 2016, 2017 and 2018), such future Special SAR awards will not be issued (“Ungranted SARs”); however, on each date in the future when Mr. Zaslav would have received a payment in settlement of such Ungranted SAR (had such Ungranted SARs in fact been granted), the Company shall pay to Mr. Zaslav a cash payment equal in amount to the payment Mr. Zaslav would have received had he continued to receive such Ungranted SARs, with such amount payable at the same time as Mr. Zaslav would have received payments under such Ungranted SARs, as if Mr. Zaslav’s employment had not terminated (“Phantom Equity”). In the event the Company does not have any publicly traded stock, or as a result of a Change in Control the publicly traded stock price does not (in the reasonable determination of the Board) accurately reflect the value of the business managed by Mr. Zaslav, then the “strike price” and “appreciated value on exercise” of such Phantom Equity shall be determined assuming a 7% annual rate of growth (compounded annually), commencing from the date ten days prior the last business day the Company had publicly traded stock, or the date ten days prior to such Change in Control (as a result of which the Board determined the publicly traded stock price does not accurately reflect the value of the business managed by Mr. Zaslav), as applicable, in each case with such value determined using the average closing price on the ten days preceding and including such date and the ten days following such date.

In the event of the termination of Mr. Zaslav’s employment upon the expiration of the 2014 Zaslav Agreement on December 31, 2019, (i) the Company shall pay to Mr. Zaslav the Accrued Benefits defined above; plus (ii) Mr. Zaslav and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to Mr. Zaslav and his family; plus (iii) the Special SARs pursuant to the terms of their award agreements, valued and paid as of the remaining applicable scheduled payment dates; plus (iv) the Company shall pay to Mr. Zaslav an amount equal to two times the sum of (1) the average annualized base salary Mr. Zaslav was earning in the calendar year of the termination and the immediately preceding calendar year, plus (2) the average of the annual bonus paid to Mr. Zaslav for the immediately preceding two years, which amount shall be paid in substantially equal payments over the course of the 24 months immediately following his separation from service after the expiration of the agreement, in accordance with the Company’s normal payroll practices during such period. Mr. Zaslav shall continue to earn each of the outstanding PRSUs, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if Mr. Zaslav’s employment had not terminated. If he remains employed after December 31, 2019 but his employment ends thereafter for a reason other than Cause, death, or disability, he will be treated as continuing in employment for purposes of the payment of the Special SARs.

If Mr. Zaslav remains employed by the Company (or its successor) for 12 months following a Change in Control or is terminated other than for Cause or for Good Reason, then the outstanding PRSUs (for which the performance period has not expired) and the unvested CS-SARs and Special SARs will become fully vested as of the first anniversary of the Change in Control (or earlier date of termination or resignation). In the event Mr. Zaslav’s employment is terminated (i) other than for Cause or for Good Reason within 13 months following a Change in Control, or (ii) voluntarily by Mr. Zaslav within the 30 calendar days commencing on the first anniversary of a Change in Control, then Mr. Zaslav shall be treated as if his employment was terminated without Cause or for Good Reason except that the Severance Period shall be the lesser of: (1) 36 months; or (2) the number of full calendar months remaining until the expiration of the term of the agreement; provided that in no event shall the Severance Period be less than 24 months. A “Change in Control” shall mean (A) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its special class voting rights described in Article IV, Section C 5(c) of the Company’s Certificate of Incorporation (as in effect on the date hereof) or the equivalent thereof (the “Preferred A Blocking Rights”) and Robert Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights), or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall beneficially own or control, directly or indirectly, more than 20% of the voting power represented by the outstanding voting securities (as defined in the Company’s Certificate of Incorporation) of the Company (such that Mr. Malone or his heirs effectively may block any action requiring a supermajority vote under Article VII of Company’s Certificate of Incorporation as in effect on the date hereof) or the equivalent thereof (the “Common B Blocking Rights”); (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights and Robert Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights) or (ii) Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights; or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which neither Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights nor Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights. For more information regarding these payments, please see “—Potential Payments Upon Termination or Change in Control” below.

Pursuant to the 2014 Zaslav Agreement, Mr. Zaslav is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the agreement and, depending on the circumstances of termination, for a period of up to two years thereafter.

Warren Employment Agreement

We initially employed Andrew Warren, our Chief Financial Officer, under an employment agreement with a term of three years commencing on March 26, 2012 (the “Warren 2012 Employment Agreement”). On September 18, 2014, we entered into a new employment agreement with Mr. Warren, which replaced his prior employment agreement, with a term commencing September 1, 2014 through March 26, 2018 (the “Warren 2014 Employment Agreement”).

The Warren 2014 Employment Agreement specified that Mr. Warren’s base salary would be $1,175,000 and his bonus target would be 120% of base salary, both effective September 1, 2014. The agreement provided that Mr. Warren would be considered for future salary increases and annual long-term incentive awards in accordance with our standard practices and procedures.

On February 22, 2016, Mr. Warren notified us that he was resigning from employment and agreed to remain with the Company until December 31, 2016. We amended his employment agreement, to reflect the separation from employment with Company as of December 31, 2016 (the “Warren First Amendment”). On September 30, 2016, we entered into a second amendment (the “Warren Second Amendment”) to the Warren 2014 Employment Agreement. The Warren Second Amendment adjusted Mr. Warren’s separation date to February 28, 2017, increased Mr. Warren’s base salary to $1,210,250, with retroactive effect as of February 22, 2016, and eliminated the provisions of the Warren 2014 Agreement that required reduction of Mr. Warren’s Severance Payment from the Company based on compensation earned for services to another entity during the severance period. The Warren Second Amendment also provides that Mr. Warren would be eligible for his annual bonus with respect to 2016 performance, and that the amount of his bonus would be no less than the median of the 2016 annual bonus payouts for the Company’s other executive officers who are direct reports of the Chief Executive Officer. Pursuant to the Warren Second Amendment, Mr. Warren also will be eligible for a Prorated Bonus for 2017, as provided in the Warren 2014 Employment Agreement. The Warren Amendment also eliminated the offset requirement for any Severance Payment, as defined in the Warren 2014 Employment Agreement. On January 19, 2017, we entered into a third amendment to the agreement (the “Warren Third Amendment”), to further extend Mr. Warren’s separation date to March 31, 2017. Under the Warren Third Agreement, Mr. Warren waived any entitlement to equity awards that otherwise would vest more than 90 days after the separation date. The Warren Third Amendment also confirmed that the additional annual bonus component of the Severance Payment shall be paid at the same time the Base Salary Continuation Payments commence. The payment of Mr. Warren’s severance is conditioned on his execution of a release in our favor. For more information regarding Mr. Warren’s termination payments, please see “—Potential Payments Upon Termination or Change in Control” below.

Mr. Warren was considered in the normal course for an equity award in the 2016 Annual LTI Review and the Committee approved an award, as discussed in “Compensation Discussion and Analysis—Long-Term Incentive Compensation,” above.

Pursuant to the Warren 2014 Employment Agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment and, depending on the circumstances of termination, for a period thereafter.

Campbell Employment Agreement

We initially employed Bruce Campbell, our Chief Development, Distribution and Legal Officer, under an employment agreement commencing on March 13, 2007. In 2010, we amended the agreement and extended the term to August 1, 2014 (the “Campbell 2010 Employment Agreement”). In July 2014, we extended the term by two months, to September 30, 2014. On August 8, 2014, we entered into a new employment agreement with Mr. Campbell, which replaced his prior employment agreement, with a term commencing August 1, 2014 through August 1, 2018 (the “Campbell 2014 Employment Agreement”).

The Campbell 2014 Employment Agreement specified that Mr. Campbell’s base salary would be $1,500,000 and his bonus target would be 130% of base salary, both effective August 1, 2014. The agreement provided that Mr. Campbell would not be eligible for a base salary increase in 2015 but would be considered for future salary increases, and for annual long-term incentive awards, in accordance with our standard practices and procedures.

Mr. Campbell was considered in the normal course for an equity award in the 2016 Annual LTI Review and the Committee approved an award, as discussed in “Compensation Discussion and Analysis—Long-Term Incentive Compensation,” above.

Mr. Campbell’s employment may be terminated for “Cause.” If Mr. Campbell’s employment is terminated for “Cause,” he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. The Company may also terminate Mr. Campbell’s employment for “Cause” if we notify Mr. Campbell in writing that Mr. Campbell has materially neglected his duties to the Company under the Campbell 2014 Employment Agreement or has engaged in other conduct that constitutes a breach by Mr. Campbell of that agreement and Mr. Campbell fails to cure such breach during a ten-day cure period following delivery of such notice.

Under the Campbell 2014 Employment Agreement, he is entitled to severance if we terminate his employment other than for “Cause” or if he resigns for “Good Reason” (in each case, as defined in the agreement). The payment of Mr. Campbell’s severance is conditioned on his execution of a release in our favor. In the event we provide notice to Mr. Campbell that we will not extend his employment for any applicable period, Mr. Campbell is entitled to certain payments. For more information regarding these payments, please see “—Potential Payments Upon Termination or Change in Control” below.

Pursuant to the Campbell 2014 Employment Agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment and, depending on the circumstances of termination, for a period thereafter.

Perrette Employment Agreement

We initially employed Jean-Briac Perrette, President and Chief Executive Officer of our Discovery Networks International division, under an employment agreement commencing on October 17, 2011. We subsequently entered into an amended and restated agreement effective January 14, 2014, with a term commencing on January 1, 2014 and continuing through December 31, 2016 (the “Perrette 2014 Employment Agreement”). Pursuant to this agreement, Mr. Perrette was employed by the Company in the United States but was seconded to Discovery Corporate Services Limited (“DCSL”), a wholly owned subsidiary of the Company in the United Kingdom (“UK”), and assigned to work as an expatriate in London. On June 13, 2016, DCSL entered into a new employment agreement with Mr. Perrette, with a term commencing June 13, 2016 and continuing through June 30, 2019 (the “Perrette 2016 Employment Agreement”).

We subsequently entered into an amended and restated agreement effective June 13, 2016, with a term commencing on June 13, 2016 and continuing through June 30, 2019 (the “Perrette 2016 Employment Agreement”). Under the terms of the Perrette 2016 Employment Agreement, Mr. Perrette is directly employed by DCSL in the UK as a local employee and his compensation is provided locally, in British pounds sterling.

The Perrette 2014 Employment Agreement specified that Mr. Perrette’s base salary would be $1,000,000 and his bonus target would be 110% of base salary, both effective January 1, 2014. The agreement provided that Mr. Perrette would be considered for future salary increases and for annual long-term incentive awards in accordance with our standard practices and procedures. Under the 2016 Perrette Employment Agreement, Mr. Perrette’s base salary was increased to £1,175,000 and his bonus target was increased to 150% of his base salary. The increase to the bonus target was applicable to the full fiscal year 2016. The Perrette 2016 Employment Agreement provided that Mr. Perrette would be considered for future salary increases, and for annual long-term incentive awards, in accordance with our standard practices and procedures.

Mr. Perrette was considered in the normal course for an equity award in the 2016 Annual LTI Review and, on February 26, 2016, the Committee approved a stock option award with respect to 142,247 shares and a PRSU award consisting of 40,193 shares, as discussed in “Compensation Discussion and Analysis—Long-Term Incentive Compensation,” above.

The Perrette 2016 Employment Agreement provided that we would recommend an award of 100,000 PRSUs, based on financial metrics relative to the international business, established by the Compensation Committee in consultation with Mr. Perrette. His agreement also provided that we would recommend an award of PRSUs with a target value of $1,500,000, with the number of PRSUs based on the target value divided by the closing price of Company’s Series A common stock on the trading day immediately preceding the date of grant. Both awards were subject to approval by the Compensation Committee of the Board of Directors of the Company. The Committee approved both awards in June 2016 and provided that the PRSUs will vest 50% on February 26, 2019 and 50% on February 26, 2020 (in both cases assuming satisfaction of the applicable performance metrics and the other terms and conditions of the awards). Mr. Perrette will also be considered for future equity grants in accordance with the Company’s standard practices for awards to senior executives.

Mr. Perrette will be entitled to participate in and to receive any and all benefits generally available to executives at his level in accordance with the plans or arrangements applicable in the UK during the period of his employment in the UK and additionally such benefits as may apply to US citizens working abroad. Under the Perrette 2014 Employment Agreement, Mr. Perrette was eligible for benefits under the Company’s Long Term International Assignment Policy based on his expatriate assignment. Upon localization in June 2016, Mr. Perrette was no longer eligible for these benefits, except as they are available to executives following localization, including ongoing tax preparation assistance and repatriation benefits in the event that Mr. Perrette’s employment is terminated without Cause (as defined below), DCSL determines not to renew the employment agreement, Mr. Perrette resigns for Good Reason (as defined below), or Mr. Perrette separates from employment with DCSL at the natural expiration of the agreement.

Mr. Perrette’s employment may be terminated for “Cause.” If Mr. Perrette’s employment is terminated for “Cause,” he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. DCSL may also terminate Mr. Perrette’s employment for “Cause” if DCSL notifies Mr. Perrette in writing that Mr. Perrette has materially neglected his duties to DCSL under the Perrette 2016 Employment Agreement or has engaged in other conduct that constitutes a breach by Mr. Perrette of that agreement and Mr. Perrette fails to cure such breach during a ten-day cure period following delivery of such notice.

Under the Perrette 2016 Employment Agreement, he is entitled to severance if we terminate his employment other than for “Cause” or if he resigns for “Good Reason” (in each case, as defined in the agreement). The payment of Mr. Perrette’s severance is conditioned on his execution of a release in our favor. In the event we provide notice to Mr. Perrette that we will not extend his employment for any applicable period, Mr. Perrette is entitled to certain payments. For more information regarding these payments, please see “—Potential Payments Upon Termination or Change in Control” below.

Pursuant to the Perrette 2016 Employment Agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment and, depending on the circumstances of termination, for a period thereafter.

Guagliardo Employment Agreement

We entered into an employment agreement with Paul Guagliardo, our Chief Commercial Officer, on September 18, 2015, with a term commencing on October 5, 2015 and continuing through October 4, 2018 (the

“Guagliardo Employment Agreement”). Pursuant to this agreement, Mr. Guagliardo is entitled to receive a base salary of $1,400,000, with future salary increases to be reviewed and decided in accordance with our standard practices and procedures starting in 2017. Mr. Guagliardo is eligible to receive an annual performance bonus under the ICP, with his target bonus equal to 115% of his base salary.

Mr. Guagliardo’s employment agreement provides that during the first 30 days of his employment, he would be recommended to be granted non-qualified stock options with a target value of $1 million and, within the first 90 days of 2016, a PRSU award with a target value of $1 million under the 2013 Stock Plan. Accordingly, on October 13, 2015, Mr. Guagliardo received a stock option award with respect to 142,247 shares and, on February 26, 2016, a PRSU award consisting of 40,193 shares. Pursuant to his agreement, beginning in 2017, Mr. Guagliardo will be considered for annual equity awards under the Company’s normal executive compensation processes and practices.

Mr. Guagliardo’s employment may be terminated for “Cause.” If Mr. Guagliardo’s employment is terminated for “Cause,” he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination. The Company may also terminate Mr. Guagliardo’s employment for “Cause” if we notify Mr. Guagliardo in writing that Mr. Guagliardo has materially neglected his duties to the Company under the Guagliardo Employment Agreement or has engaged in other conduct that constitutes a breach by Mr. Guagliardo of that agreement and Mr. Guagliardo fails to cure such breach during a ten-day cure period following delivery of such notice.

Under the terms of the Guagliardo Employment Agreement, he is entitled to severance if we terminate his employment other than for “Cause” or if he resigns for “Good Reason” (in each case, as defined in the agreement). The payment of Mr. Guagliardo’s severance is conditioned on his execution of a release in our favor. For more information regarding these payments, please see “—Potential Payments Upon Termination or Change in Control” below.

Pursuant to the Guagliardo Employment Agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment and, depending on the circumstances of termination, for a period thereafter.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control. Payments or other benefits under benefit plans and policies that apply equally to all salaried employees participating in such plans, including our life insurance plan, are not included below. Amounts that could be recognized under equity awards that were vested as of December 31, 2016 also are not included below, as the treatment of the vested awards for our NEOs is identical for all employees under the termination scenarios described in this section. Defined terms such as “cause,” “good reason,” and “change of control” used in this section are described under “—Definitions” below. The quantitative examples provided below are premised on:

•	the applicable NEO ceasing to be employed by Discovery as of December 31, 2016;

•

for stock option awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested options granted by the difference between the exercise price for such option and the closing price of our respective series of common stock on December 30, 2016, the last trading day of the year;

•	The closing price of our Series A common stock on December 30, 2016 was $27.41;

•	The closing price of our Series C common stock on December 30, 2016 was $26.78;

•

for PRSU/RSU awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested PRSUs/RSUs granted by the closing price of our respective series of common stock on December 30, 2016, the last trading day of the year;

•	The closing price of our Series A common stock on December 30, 2016 was $27.41;

•	The closing price of our Series C common stock on December 30, 2016 was $26.78;

•

for SAR awards, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested SAR units granted by the difference between the measurement price and the average price of the respective series of common stock on the ten days preceding and including December 30, 2016, and the ten trading days thereafter;

•	The average price of our Series A common stock on the ten days preceding and including December 30, 2016, and the ten trading days thereafter was $27.69;

•	The average price of our Series C common stock on the ten days preceding and including December 30, 2016, and the ten trading days thereafter was $27.03;

•	for Phantom Equity for Ungranted SARs, we applied an assumed 7% stock price growth rate to:

•	The average price of our Series A common stock on the ten days preceding and including December 30, 2016, and the ten trading days thereafter was $27.69;

•	The average price of our Series C common stock on the ten days preceding and including December 30, 2016, and the ten trading days thereafter was $27.03;

•	each NEO not meeting the definition of “retirement” in the applicable agreements and plans as of December 30, 2016;

•	all accrued salary at that assumed termination date having previously been paid; and

•	all accrued vacation for 2016 having been used.

David M. Zaslav

By Discovery Other than for Death, Disability or Cause; By Mr. Zaslav for Good Reason. If Mr. Zaslav’s employment is terminated by Discovery other than for death, disability or “cause” as defined in his employment agreement or by Mr. Zaslav for “good reason,” Mr. Zaslav’s employment agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s annual bonus, based on the portion of the calendar year during which Mr. Zaslav was employed, payable during the first quarter of the following year, in the ordinary course of our bonus payments and subject to achievement of the applicable performance metric;

(3) an amount equal to one-twelfth the average of Mr. Zaslav’s annualized base salary that Mr. Zaslav was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the severance period, plus one-twelfth of the average of the annual bonus paid to Mr. Zaslav for the immediately preceding two years, multiplied by the number of months in the severance period, as defined below, payable over the course of the severance period consistent with our normal payroll practices;

(4) accelerated vesting and payment for all of his granted but unvested SARs;

(5) accelerated vesting for all of his outstanding PRSU awards, with the amount earned based on achievement of the performance metrics during the applicable performance period and the awards distributed on the normal timing as if Mr. Zaslav remained employed;

(6) if the separation occurs before the grant date for the 2017 award of PRSUs contemplated by the agreement, an additional cash severance benefit. If Mr. Zaslav had separated from the Company on December 31, 2016, the additional cash severance benefit would have been $30 million;

(7) if the separation occurs before all of the replenishment awards of SARs contemplated by the agreement have been made, a cash payment equivalent to the amount Mr. Zaslav would have received had he continued to receive the ungranted SARs contemplated by the agreement, payable at the same time that he would have received the payments under the SARs had Mr. Zaslav not separated employment; and

(8) the payment of COBRA premiums for the continuation of health insurance benefits under our group health plan to Mr. Zaslav and his family until the expiration of the severance period (or the earlier eligibility of such persons for coverage by a subsequent employer of Mr. Zaslav or when COBRA rights otherwise expire).

The severance period applicable to a December 31, 2016 termination was 24 months. Under Mr. Zaslav’s employment agreement, the severance period for a termination without cause or termination by Mr. Zaslav for “good reason” within 12 months following a change in control of Discovery would be the lesser of 36 months or the number of full calendar months remaining in the term of the agreement (which currently extends to December 31, 2019). In addition, Mr. Zaslav has the right to reduce his severance period to 12 months and to forego all SAR and PRSU payments that would be paid more than one year after separation in all events in exchange for a reduction in the period of his non-competition covenant to one year from termination.

By Reason of Death or Disability. Mr. Zaslav’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then-current annual bonus, based on the portion of the calendar year during which Mr. Zaslav was employed by us, payable during the first quarter of the following year, in the ordinary course of our bonus payments;

(3) payment for his SAR awards, in a lump sum, in accordance with the terms of the applicable plans (which provide for acceleration of vesting in such event);

(4) accelerated vesting of his PRSU awards, prorated based on the number of full or partial years completed for the applicable performance period; and

(5) the payment of COBRA premiums for the continuation of health insurance benefits under our group health plan to Mr. Zaslav, if applicable, and his family for so long as they remain eligible to receive COBRA benefits.

As a condition of receiving the severance benefits described above (other than in the event of his death), Mr. Zaslav would be required to sign a general release in our favor.

By Discovery for Cause; By Mr. Zaslav Other than for Good Reason; By Mr. Zaslav within 30 Days after First Anniversary of Change in Control. If Mr. Zaslav’s employment is terminated by us for “cause” or by Mr. Zaslav other than for “good reason” (in each case, as defined in his employment agreement), his employment agreement entitles him to receive all accrued and unpaid salary, accrued and unpaid annual bonus for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans. If such termination was effected by us for “cause,” or by Mr. Zaslav other than for “good reason” (except within 30 days after the first anniversary of a change of control, as described below) Mr. Zaslav forfeits all rights under his SAR, and PRSU awards (regardless of whether all or any portion of the award is then vested or unvested).

If Mr. Zaslav resigns with or without “good reason” within 30 days after the first anniversary of a change in control of Discovery, his employment agreement provides that he will be treated as if his employment were terminated by Discovery other than for death, disability or “cause” as defined in his employment agreement or by Mr. Zaslav for “good reason,” except that the severance period would be the lesser of 36 months or the number of full calendar months remaining in the term of the agreement (which currently extends to December 31, 2019).

The following table summarizes the potential benefits that would have been paid to Mr. Zaslav had termination of his employment occurred under any of the circumstances described above as of December 31, 2016:

Benefits and Payments Upon Termination	Voluntary Termination or Involuntary Termination for Cause ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary for Good Reason ($)	Voluntary Within 30 Days after First Anniversary of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)
Compensation:
Base Salary	0	0	0	6,000,000	6,000,000	9,000,000	9,000,000
Bonus	7,800,000	7,800,000	7,800,000	22,800,000	22,800,000	30,300,000	30,300,000

Equity:
CS-SARs	0	3,667,947	3,667,947	3,667,947	3,667,947	3,667,947	3,667,947
Special SARs	0	0	0	0	0	0	0
Phantom Equity for Ungranted SARS	0	0	0	59,951,147	59,951,147	59,951,147	59,951,147
PRSU	0	64,568,831	64,568,831	75,585,705	75,585,705	75,585,705	75,585,705
Cash Payment for Ungranted PRSUs	0	0	0	30,000,000	30,000,000	30,000,000	30,000,000

Benefits:
COBRA premiums	0	36,815	59,313	36,815	36,815	36,815	36,815

Andrew Warren

By Discovery Other than for Death, Disability or Cause; By Mr. Warren for Good Reason. Mr. Warren separated from employment effective March 31, 2017. Prior to that date, if Mr. Warren’s employment had been terminated by us other than for death, disability or “cause” as defined in his employment agreement, including termination by reason of our non-renewal of his employment agreement, or by Mr. Warren for “good reason,” Mr. Warren’s employment agreement entitled him to receive payments for the following:

(1) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Warren would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect; and

(2) the prorated portion of Mr. Warren’s bonus under the Company’s bonus or incentive plan for the year in which the termination occured (subject to achievement of the applicable performance metrics), and an additional bonus amount equal to his unprorated annual bonus, at target.

As noted above in “Executive Compensation Arrangements—Warren Employment Agreement,” we amended Mr. Warren’s employment agreement to reflect his separation from employment effective March 31, 2017. Under the terms of the agreement as amended, Mr. Warren was entitled to severance benefits as if his employment had been terminated without Cause.

As a condition to receiving the severance payments described above, Mr. Warren was required to sign a general release and comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Warren Other than for Good Reason. If Mr. Warren’s employment had been terminated by us for “cause” or by Mr. Warren other than for “good reason” (including retirement) (in each case, as defined in his employment agreement), his employment agreement entitled him to receive only those amounts or benefits that would have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would have included accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Warren’s employment agreement provided for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, which generally would have included accrued and unpaid salary, any accrued and unused vacation, unreimbursed expenses and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Warren is no longer disabled or reaches age 65, whichever occurs first.

The following table summarizes the potential benefits that would have been paid to Mr. Warren had termination of his employment occurred under any of the circumstances described above as of December 31, 2016:

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(605,125)	0	0	1,210,250	1,210,250	1,210,250	0
Bonus	1,452,300	1,452,300	1,452,300	2,904,600	2,904,600	2,904,600	1,452,300

Equity:
Stock Options	0	0	0	0	0	0	0
RSU	0	0	0	0	0	0	0
PRSU	0	2,631,820	2,631,820	2,631,820	0	3,650,952	0

Benefits:
COBRA premiums	0	0	35,370	0	0	0	0

Bruce L. Campbell

By Discovery Other than for Death, Disability or Cause; By Mr. Campbell for Good Reason. If Mr. Campbell’s employment is terminated by us other than for death, disability or “cause” as defined in his employment agreement, including termination by reason of our non-renewal of his employment agreement, or by Mr. Campbell for “good reason,” Mr. Campbell’s employment agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unused vacation, and other vested benefits under our welfare and benefit plans;

(2) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Campbell would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect;

(3) payment of Mr. Campbell’s full, unprorated bonus under the Company’s bonus or incentive plan for the year in which the termination occurs, payable the following year, in the ordinary course of our bonus payments; and

(4) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, provided that if the severance period is longer than 18 months, Mr. Campbell would be eligible to receive at the end of the 18-month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period.

The term of his employment agreement ends August 1, 2018, and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement, Mr. Campbell would be entitled to the severance benefits described above at the end of his original employment term. Further, if the Company offers to renew the agreement, but the parties are unable to agree on final terms, and Mr. Campbell terminates his employment at the end of his employment terms, Mr. Campbell will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment.

Notwithstanding the foregoing, in the event Mr. Campbell’s employment is terminated by us not for “cause” and we have a standard severance policy at the time of termination which would provide Mr. Campbell with a higher sum than these arrangements, Mr. Campbell will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Campbell would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Campbell Other than for Good Reason. If Mr. Campbell’s employment is terminated by us for “cause” or by Mr. Campbell other than for “good reason” (including retirement) (in each case, as defined in his employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Campbell’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, a prorated portion of Mr. Campbell’s then-current annual bonus target for the calendar year in which the death or disability occurred, and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Campbell is no longer disabled or reaches age 65, whichever occurs first, and payment, in a lump sum, of an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the employment term, should Mr. Campbell be eligible for and elect COBRA benefits.

Upon Discovery’s Election Not to Extend Term. If we exercise our option not to extend Mr. Campbell’s employment beyond the then-current term, Mr. Campbell’s employment agreement entitles him to receive the severance payments reflected above.

The following table summarizes the potential benefits that would have been paid to Mr. Campbell had termination of his employment occurred under any of the circumstances described above as of December 31, 2016:

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(776,250)	0	0	2,458,125	2,458,125	2,458,125	0
Bonus	2,018,250	2,018,250	2,018,250	2,018,250	2,018,250	2,018,250	2,018,250

Equity:
Stock Options	0	373,795	373,795	93,447	0	373,795	0
PRSU	0	2,565,985	2,565,985	2,565,985	0	4,902,222	0

Benefits:
COBRA premiums	0	0	38,860	36,815	36,815	36,815	0

Jean-Briac Perrette

By Discovery Other than for Death, Disability or Cause; By Mr. Perrette for Good Reason. If Mr. Perrette’s employment is terminated by us other than for death, disability or “cause” as defined in his employment agreement, including termination by reason of our non-renewal of his employment agreement, or by Mr. Perrette for “good reason,” Mr. Perrette’s employment agreement entitles him to receive payments for the following:

(1) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Perrette would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect;

(2) the prorated portion of Mr. Perrette’s bonus under the Company’s bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics); and

(3) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, provided that if the severance period is longer than 18 months, Mr. Perrette would be eligible to receive at the end of the 18-month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period.

His employment term ends June 30, 2019, and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement, Mr. Perrette would be entitled to the severance benefits described above at the end of the original employment term. Further, if the Company offers to renew the agreement, but the parties are unable to agree on final terms, and Mr. Perrette terminates his employment at the end of his employment term, Mr. Perrette will be eligible for a noncompetition payment consisting of an amount equal to 50% of his annual base salary for one year following the conclusion of his employment.

Notwithstanding the foregoing, in the event Mr. Perrette’s employment is terminated by us not for “cause” and we have a standard severance policy at the time of termination which would provide Mr. Perrette with a higher sum than these arrangements, Mr. Perrette will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Perrette would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Perrette Other than for Good Reason. If Mr. Perrette’s employment is terminated by us for “cause” or by Mr. Perrette other than for “good reason” (including retirement) (in each case, as defined in his employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Perrette’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, including accrued and unpaid salary, accrued and unused vacation, and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Perrette is no longer disabled or reaches age 65, whichever occurs first.

Upon Discovery’s Election Not to Extend Term. If we exercise our option not to extend Mr. Perrette’s employment beyond the then-current term, Mr. Perrette’s employment agreement entitles him to receive the severance payments reflected above.

The following table summarizes the potential benefits that would have been paid to Mr. Perrette had termination of his employment occurred under any of the circumstances described above as of December 31, 2016:

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(803,489)	0	0	4,017,443	4,017,443	4,017,443	0
Bonus	2,410,464	2,410,464	2,410,464	2,410,464	2,410,464	2,410,464	2,410,464

Equity:
Stock Options	0	467,242	467,242	116,810	0	467,242	0
PRSU	0	1,006,904	1,006,904	1,006,904	0	8,206,662	0

Benefits:
COBRA premiums	0	0	37,004	37,004	37,004	37,004	0
Repatriation	0	79,500	79,500	79,500	79,500	79,500	0

Paul Guagliardo

By Discovery Other than for Death, Disability or Cause; By Mr. Guagliardo for Good Reason. If Mr. Guagliardo’s employment is terminated by us other than for death, disability or “cause” as defined in his employment agreement, including termination by reason of our non-renewal of his employment agreement, or by Mr. Guagliardo for “good reason,” Mr. Guagliardo’s employment agreement entitles him to receive payments for the following:

(1) current salary for the longest of the balance of the term of the employment agreement, one year, or the length of time for which Mr. Guagliardo would otherwise be eligible to receive severance payments under the Company’s severance plan then in effect; and

(2) the prorated portion of Mr. Guagliardo’s bonus under the Company’s bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics);

(3) reimbursement for continued health coverage under COBRA for the balance of the term of employment should he be eligible for and elect COBRA benefits, provided that if the severance period is greater than the maximum period of COBRA coverage, Mr. Guagliardo would be eligible to receive at the end of the COBRA continuation period an amount equal to the premium for comparable private coverage for the number of additional months remaining in the term of employment.

Mr. Guagliardo’s employment agreement ends October 4, 2018, and may be renewed by the parties for an additional term. If the Company does not elect to negotiate to renew the agreement, Mr. Guagliardo would be entitled to the severance benefits described above at the end of the original employment term.

Notwithstanding the foregoing, in the event Mr. Guagliardo’s employment is terminated by us not for “cause” and we have a standard severance policy at the time of termination which would provide Mr. Guagliardo with a higher sum than these arrangements, Mr. Guagliardo will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Guagliardo would be required to sign a general release and, if such termination occurs during the original employment term, comply with the restrictive covenants in his employment agreement.

By Discovery for Cause; By Mr. Guagliardo Other than for Good Reason. If Mr. Guagliardo’s employment is terminated by us for “cause” or by Mr. Guagliardo other than for “good reason” (including retirement) (in each case, as defined in his employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary and accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans.

By Reason of Death or Disability. Mr. Guagliardo’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the Company’s applicable benefits program, which generally would include accrued and unpaid salary, any accrued and unused vacation, unreimbursed expenses and other vested benefits under the Company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the Company’s executives generally, until Mr. Guagliardo is no longer disabled or reaches age 65, whichever occurs first.

Upon Discovery’s Election Not to Extend Term. If we exercise our option not to extend Mr. Guagliardo’s employment beyond the then-current term, Mr. Guagliardo’s employment agreement entitles him to receive the severance payments reflected above at the end of the employment term.

The following table summarizes the potential benefits that would have been paid to Mr. Guagliardo had termination of his employment occurred under any of the circumstances described above as of December 31, 2016:

Benefits and Payments Upon Termination	Voluntary Termination ($)	Death ($)	Disability ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control ($)	Involuntary Termination for Cause ($)
Compensation:
Base Salary	(700,000)	0	0	2,450,000	2,450,000	2,450,000	0
Bonus	1,610,000	1,610,000	1,610,000	1,610,000	1,610,000	1,610,000	1,610,000

Equity:
Stock Options	0	0	0	0	0	0	0
PRSU	0	0	0	0	0	1,101,690	0

Benefits:
COBRA premiums	0	0	36,815	36,815	36,815	36,815	0

Defined Terms

The 2005 Stock Plan, the 2013 Stock Plan and the employment agreements with our NEOs include definitions of various terms relevant to determining whether amounts will be paid. Set forth below is a summary of the defined terms referred to in this section.

2005 Stock Plan. All stock option awards to the NEOs made prior to 2013 were made under the 2005 Stock Plan and implementing award agreements. Under each NEO’s respective award agreement and our standard form of award agreement, a Change of Control means an “Approved Transaction,” “Control Purchase,” or “Board Change,” each as defined in the 2005 Stock Plan, provided that the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date.

Under the 2005 Stock Plan, “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of common stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

Under the 2005 Stock Plan, “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Under the 2005 Stock Plan, “Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary of the Company) shall purchase any common stock of the Company (or securities convertible into common stock of the Company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) any person (as such term is so defined), corporation or other entity (other than the Company, any subsidiary of the Company, any employee benefit plan sponsored by the Company or any subsidiary of the Company or any exempt person (as defined in the 2005 Stock Plan)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board.

2013 Stock Plan. Under each NEO’s respective award agreement for awards made after 2013 and our standard form of award agreement, a Change of Control means an “Approved Transaction,” “Control Purchase,” or “Board Change,” each as defined in the 2013 Stock Plan, provided that the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date.

Under the 2013 Stock Plan, “Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock of the Company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the Persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, provided that, with respect to clauses (i) through (iv), the Approved Transaction will not occur until the closing of the event described in such clause.

Under the 2013 Stock Plan, “Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Under the 2013 Stock Plan, “Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, any Subsidiary of the Company or any employee benefit plan sponsored by the Company or any Subsidiary of the Company or any Exempt Person (as defined below)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company’s securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, “Exempt Person” means each of (a) the Chairman of the Board, the President and each of the directors of Discovery Holding Company as of the Distribution Date, and

(b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term “family member” means the spouse, siblings and lineal descendants of such person.

Incentive Compensation Plan. Under the ICP, “cause” means any willful or intentional act of misconduct, including, but not limited to, fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of an employee’s employment, intentional damage to or misuse of Company assets, unauthorized disclosure of confidential information of the Company, or violation of the Code.

Zaslav Employment Agreement. Under the terms of David Zaslav’s employment agreement, “cause” means (i) willful malfeasance by Mr. Zaslav in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of his employment agreement, as determined by the Board after investigation, notice to Mr. Zaslav of the charge and provision to him of an opportunity to respond; (ii) if Mr. Zaslav commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to our business or reputation; (iii) if Mr. Zaslav is convicted of, or pleads guilty or nolo contendere to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude; or (iv) if Mr. Zaslav repeatedly or continuously refuses to perform his duties or to follow the direction of the Board.

Under the terms of Mr. Zaslav’s employment agreement, “good reason” means (1) reduction of Mr. Zaslav’s base salary; (2) material reduction in the amount of the annual bonus which he is eligible to earn; (3) relocation of his primary office at Discovery to a facility or location that is more than 40 miles away from his primary office location immediately prior to such relocation and is further away from his residence, provided that a relocation to Silver Spring, Maryland shall not constitute good reason; (4) material reduction of his duties; or (5) material breach of his employment agreement. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Under the terms of Mr. Zaslav’s employment agreement, “change in control” means (A) the merger, consolidation or reorganization of the Company with any other company (or our issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its special class voting rights described in Article IV, Section C 5(c) of the Company’s Certificate of Incorporation (as in effect on the date hereof) or the equivalent thereof (the “Preferred A Blocking Rights”), or (ii) John Malone (individually and with his respective affiliates) or his heirs shall beneficially own more than 20% of the voting power represented by the outstanding “Voting Securities” (as defined in the Company’s Certificate of Incorporation as in effect on the date hereof) or the equivalent thereof (the “Common B Blocking Rights”); (B) the consummation by the Company of a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights or Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights; or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights nor Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under Section 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation Section 1.409A-3(i)(5).

Warren Employment Agreement. Under the terms of Mr. Warren’s employment agreement, “cause” means: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Warren’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Mr. Warren’s duties.

Under the terms of Mr. Warren’s employment agreement, “good reason” means the occurrence of any of the following events without Mr. Warren’s consent: (a) a material reduction in his duties or responsibilities; or (b) a material change in his work location from the Company’s offices in New York City, New York. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Campbell Employment Agreement. Mr. Campbell’s employment agreement contains the same definition of “cause” that is included in Mr. Warren’s agreement. Under the terms of Mr. Campbell’s employment agreement, “good reason” means the occurrence of any of the following events without Mr. Campbell’s consent: (a) a material reduction in Mr. Campbell’s duties or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; (c) a material breach by us of the agreement; or (d) a change of his reporting relationship to a level below the Company’s Chief Executive Officer, Chairman, or the Board. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Perrette Employment Agreement. Mr. Perrette’s employment agreement contains the same definition of “cause” that is included in Mr. Warren’s agreement. Under the terms of Mr. Perrette’s employment agreement, “good reason” means the occurrence of any of the following events without Mr. Perrette’s consent: (a) a material reduction in Mr. Perrette’s duties or responsibilities; (b) a material change in his work location from the London, UK metropolitan area, except that repatriation to the New York, NY metropolitan area at the end of his term of employment; (c) a change of his reporting relationship to a level lower than the Chief Executive Officer of the Company; (d) a material breach of his agreement through the Company’s failure to make the equity awards. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Guagliardo Employment Agreement. Mr. Guagliardo’s employment agreement contains the same definition of “cause” that is included in Mr. Warren’s agreement. Under the terms of Mr. Guagliardo’s employment agreement, “good reason” means the occurrence of any of the following events without Mr. Guagliardo’s consent: (a) a material reduction in Mr. Guagliardo’s duties, title, or responsibilities; (b) a material change in his work location from the New York, NY metropolitan area; (c) a reduction in his annual base salary or annual bonus target opportunity; (d) a material breach by us of the agreement; (e) a change of his reporting relationship to a level below the Company’s Chief Executive Officer, Chairman, or the Board; (f) the failure to approve the stock options and PRSU equity awards specified in the agreement; or (g) the failure to appoint him as Chief Commercial Officer within 90 days . The “good reason” definition includes a requirement of notice and an opportunity to cure.

Risk Considerations in our Compensation Programs

In view of the current economic and financial environment, the Compensation Committee has reviewed the design and operation of our incentive compensation arrangements. The Compensation Committee has determined that these arrangements do not provide our Company’s employees with incentive to engage in business activities or other actions that would threaten the value of our Company or the investment of our stockholders, or that would otherwise be reasonably likely to have a material adverse effect on our Company. The outside consultant to the Compensation Committee, Croner, assisted the Compensation Committee in its risk assessment of our executive compensation programs in July 2016 and in other meetings throughout 2016 and advised the Compensation Committee in reaching this conclusion as to those plans; however, Croner did not participate in the assessment of risk with respect to non-executive compensation arrangements.

Prohibition on Derivative Trading

Our Company prohibits certain derivative transactions in our stock by officers, directors and their families. Specifically, they may not, at any time:

•	trade in any public puts, calls, covered calls or other derivative products involving Company securities; or

•	engage in short sales of Company securities.

Certain Relationships and Related Person Transactions

In the ordinary course of business, we were a party during 2016 to certain business transactions with institutions affiliated with members of our Board. Management believes that the terms and conditions of the transactions were no more and no less favorable to us than the terms of similar transactions with unaffiliated institutions to which we are, or expect to be, a party.

Other than as described above, there were no related person transactions during 2016. The Nominating and Corporate Governance Committee has guidelines for evaluating potential related person transactions, which are described in the section below.

Policy Governing Related Person Transactions

Our current written policies and procedures for the review, approval or ratification of related person transactions and other conflict of interest matters are based on our Guidelines and our Code, which apply to all directors, officers and employees of Discovery. Among other things, the Guidelines provide that when a director has an actual or potential conflict of interest, the director should promptly inform the Chief Executive Officer, the General Counsel and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or another independent committee of the Board designated by the Board, will resolve any conflict of interest involving a director, the Chief Executive Officer or any other executive officer. No related person transaction may be effected by Discovery without the approval of the Nominating and Corporate Governance Committee or another independent committee designated by the Board.

In evaluating potential related person transactions, the Nominating and Corporate Governance Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the approximate total dollar value of, and extent of the related person’s interest in, the transaction;

•	whether the transaction would be undertaken in our ordinary course of business;

•	whether the transaction is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and potential benefits to the Company of, the transaction.

For purposes of the Guidelines, a “related person transaction” refers to any transaction which Discovery would be required to disclose pursuant to Item 404 of Regulation S-K.

All transactions that would have required the approval of the Nominating and Corporate Governance Committee were reviewed and approved by that committee.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. As approved by our stockholders at the 2011 annual meeting, we have sought stockholder approval of our executive compensation every three years, as required by Section 14A of the Exchange Act. A non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years, including this year. See Proposal 4.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive officer compensation program is designed to attract, motivate, and retain high-caliber talent who are critical to our success. Under this program, our Named Executive Officers are rewarded for individual and collective contributions to Discovery’s success consistent with our “pay-for-performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term business strategies and objectives.

The Compensation Committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our increased international presence. At the same time, we believe our program does not encourage excessive risk-taking by management.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this proxy statement, is hereby APPROVED”

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties of the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Under the rules of the New York Stock Exchange, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on the matter.

The Discovery Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers, as described in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE FUTURE EXECUTIVE COMPENSATION ADVISORY VOTE

We are providing an opportunity for our stockholders to indicate how frequently they believe we should conduct the advisory vote on the future compensation of our Named Executive Officers, as disclosed pursuant to the applicable SEC executive compensation disclosure rules. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers once every three years, two years, or annually. They may also abstain from voting.

After careful consideration of this proposal, our Board has determined that conducting an advisory vote on the compensation of our Named Executive Officers every THREE YEARS is the most appropriate alternative for Discovery, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our Board considered that a once every three years, or triennial, advisory vote on executive compensation is a reasonable frequency because it would allow for an appropriate interval between each vote, giving Discovery and the Board an opportunity to evaluate the results of the prior vote, and enable our stockholders to assess the impact of Discovery’s executive compensation policies and decisions. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. As described in our “Compensation Discussion and Analysis,” our compensation program emphasizes multi-year individual and Company performance through long-term incentive awards such as stock options and PRSUs. Too frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.

A triennial vote will also give our Board sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns. Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact the Board at any time to provide feedback about corporate governance and executive compensation matters.

We understand that our stockholders may have different views as to what is the best approach for Discovery, and we look forward to hearing from our stockholders at the Annual Meeting on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every three years, two years, or one year, that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency of the stockholders with which the Company is to hold future non-binding stockholder advisory votes on executive compensation”

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by stockholders. The Board will take into consideration the outcomes of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and not binding on the Board or Discovery in any way, the Board may decide that it is in the best interests of our stockholders and Discovery to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option approved by our stockholders.

Under the rules of the New York Stock Exchange, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 4 if you want your broker to vote your shares on the matter.

The Discovery Board of Directors recommends a vote on this Proposal 4 “For a Frequency of Every Three Years” as the frequency with which stockholders are provided an advisory vote on the future compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 5: STOCKHOLDER PROPOSAL ON LINKING EXECUTIVE COMPENSATION TO SUSTAINABILITY PERFORMANCE

Certain stockholders have advised the Company that they intend to present the proposal set forth below at the 2017 Annual Meeting. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon written request to the Corporate Secretary.

Resolution

RESOLVED: Shareholders request the Board Compensation Committee prepare a report assessing the feasibility of integrating sustainability metrics into the performance measures of senior executives under Discovery Communications’ compensation incentive plans. Sustainability is defined as how environmental and social considerations, and related financial impacts, are integrated into corporate strategy over the long term.

WHEREAS:

A large and diverse group of companies has integrated sustainability metrics into executive pay incentive plans, among them Walt Disney, Unilever, Pepsi, Walmart, Group Danone and Mead Johnson.

Numerous studies suggest companies that integrate environmental, social and governance factors into their business strategy reduce reputational, legal and regulatory risks and improve long-term performance.

According to the largest study of CEOs on sustainability to date (CEO Study on Sustainability 2013, UN Global Compact and Accenture):

•	76 percent believe embedding sustainability into core business will drive revenue growth and new opportunities.

•	93 percent regard sustainability as key to success.

•	86 percent believe sustainability should be integrated into compensation discussions, and 67 percent report they already do.

A 2012 Harvard Business School study concluded that firms that adopted social and environmental policies significantly outperformed counterparts over the long-term, in terms of stock market and accounting performance.

In 2013, the Carbon Disclosure Project and Sustainable Insight Capital Management found companies with industry leading climate change positions exhibited better performance than peers, measured by return on equity, cash flow stability and dividend growth.

The Glass Lewis report In-Depth: Linking Compensation to Sustainability (March 2016), finds a “mounting body of research showing that firms that operate in a more responsible manner may perform better financially…. Moreover, these companies were also more likely to tie top executive incentives to sustainability metrics.”

A 2012 report by the United Nations Principles for Responsible Investment and the UN Global Compact found “the inclusion of appropriate Environmental, Social and Governance (ESG) issues within executive management goals and incentive schemes can be an important factor in the creation and protection of long-term shareholder value.”

A 2011 study of 490 global companies found that including sustainability targets in remuneration packages was sufficient to encourage sustainable development.

In 2013, CH2MHill found that firms that set tangible sustainability goals are more likely to tie executive compensation to the achievement of sustainability goals.

Discovery’s CEO, David M. Zaslav, received over $156 million in compensation in 2014, higher than any other American CEO that year.1 His average salary from 2012 through 2015 was nearly $74 million a year, well above median CEO pay.

SUPPORTING STATEMENT:

Effectively managing for sustainability offers positive opportunities for companies, and we believe should be a key area in which executives should be evaluated.

Linking sustainability metrics to executive compensation could reduce risks related to sustainability underperformance, incent employees to meet sustainability goals and achieve resultant benefits, and increase accountability. Examples of such metrics might include: greenhouse gas emissions measurements and reduction goals, green procurement programs, energy consumption (including renewable energy sources), and progress toward workforce diversity goals.

Board of Directors’ Statement in Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of Discovery and its stockholders.

The Company recognizes the importance of good social and environmental practices. However, the Board believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or our stockholders. As a responsible corporate citizen, we are fully committed to conducting our business operations in an ethical and sustainable manner, and to be a good community partner where we operate. The Company has demonstrated this commitment to sustainability in numerous ways.

•

The Company’s Global Headquarters in Silver Spring, Maryland was awarded the Platinum-level Leadership in Energy and Environmental Design (“LEED”) existing building certification by the U.S. Green Building Council. Our on-site daycare facility, designed after the building was certified, received Gold Certification for New Construction.

•

Much of our programming focuses on, and raises awareness for, environmental and social issues. For example, in December 2015 we premiered a documentary, Racing Extinction, which focuses on the issues facing endangered species and mass extinction. In connection with the premiere, Discovery launched #StartWith1Thing, which was a global movement meant to encourage small better-for-the-planet changes in our lives. As part of this initiative, several of our offices around the world have implemented changes including but not limited to: going meatless one day a week, eliminating bottled water, and significantly reducing the use of paper.

•	Our Change the Tide initiative with Oceana sets out to build support for the conservation, preservation and restoration of our planet’s oceans.

•

On an annual basis, the Company has a company-wide Discover Your Impact day, which is a world-wide/global day dedicated to volunteering and giving back to the community. Globally, our employees choose from a wide variety of volunteer opportunities – from animal shelters and zoos, youth and local school systems, community centers and food banks, and environmental stewardship focused on parks, farms, freeways and waterways.

All of these initiatives are a strong indication of the commitment of our Board and management to sustainable business practices.

[1]	Sources: 2015 proxy statement, S-A profile.

While it may be appropriate from time to time to incorporate new performance measures into our executive compensation program, the Board believes that it is most appropriate for the Compensation Committee to determine which specific measures to implement. The committee is in the best position to evaluate changes in our executive compensation program that will promote the Company’s goals and create long-term stockholder value. The Company’s existing executive compensation program, which has a strong pay-for-performance philosophy, promotes the best interests of our stockholders over time.

Although, the Board agrees that sustainability is important, the Board believes that this stockholder proposal is not in the best interests of our stockholders. Rather, the Board believes that Company’s existing executive compensation program promotes the best interest of our stockholders over time.

For the foregoing reasons, the Discovery Board of Directors recommends a vote “AGAINST” Proposal 5.

PROPOSAL 6: STOCKHOLDER PROPOSAL TO REQUIRE DIVERSE CANDIDATES FOR NEW DIRECTOR NOMINEES

Certain stockholders have advised the Company that they intend to present the proposal set forth below at the 2017 Annual Meeting. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon written request to the Corporate Secretary.

Resolved: Shareholders request that the Board of Directors of Discovery Communications adopt a policy for improving board diversity (the “Policy”) requiring that the initial list of candidates from which new management-supported director nominees are chosen (the “Initial List”) by the Nominating and Corporate Governance Committee should include (but need not be limited to) qualified woman and minority candidates. The Policy should provide that any third-party consultant asked to furnish an Initial List will be asked to include such candidates.

Supporting Statement

Currently, Discovery Communications appears to have no minorities on its board. A growing body of empirical research indicates a significant positive relationship between firm value and the percentage of women and minorities on board. For instance, one study found a significant positive correlation between gender diversity and the inclusion of people of color on boards and both return on assets and return on investment. (http://ssrn.com/abstract=416337) Another found a positive and significant relationship between racial diversity and innovation, reputation and firm performance. (http://ssrn.com/abstract=1410337) A 2015 McKinsey study of 366 companies found that companies with corporate leadership in the top quartile for racial and ethnic diversity were 35 percent more likely to have financial returns above their national industry median. (http://www.diversitas.co.nz/Portals/25/Docs/Diveristy%20Matters.pdf)

We believe that the search process used by board can play an important role in improving board diversity. According to a 2016 study published by the Harvard Business Review, including more than one woman or member of a racial minority in a finalist pool helps combat unconscious bias among interviewers and increases the likelihood of a diverse hire. (https://hbr.org/2016/04/if-there-only-your-candidate-pool-theres-statisticallu-no-chance-shell-be-hired)

A 2012 National Association of Corporate Directors Blue Ribbon Commission report on board diversity recommended that no less than one-third of candidates for new board seats should match the board’s definition of diverse. (https://nacdonline.org/Store/ProductDetail.cfm?ItemNumber=5814) In its 2016 Principles of Corporate Governance, the Business Roundtable calls on boards to “develop a framework for identifying appropriately diverse candidates that allows the nominating/governance committee to consider women, minorities, and others with diverse backgrounds as candidates for each open board seat.” (http://businessroundtable.org/corporate-governance) Policies like the one advanced in this proposal have been adopted by the nominating and corporate governance committees of Gentex Corporation, Costco Wholesale Corporation, Home Depot, Whole Foods Market, IDEXX Labs, Stryker Corporation and Neogen Corporation. While corporate boards may face differing circumstances, it is difficult to ignore the positive impact of diversity.

Board of Directors’ Statement in Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of Discovery and its stockholders.

The Board and the Nominating and Corporate Governance Committee believe that the Company’s current director nomination process allows for identification of the best possible nominees for director, regardless of their gender, racial background, religion or ethnicity. The Board acknowledges the benefits of diversity throughout the Company. For example, globally, 41% of our executive team is female and 43% of our U.S.

executive team is female. Discovery ranks first in percentage of female managers in our industry in the U.S. and second for female executives (Senior Vice President and above) in our industry in the U.S.

We also have strong ethnic minority representation in our employee base, at 37% of our U.S. employee base, as compared to the U.S. industry average of 32%. We are in the 67th percentile for overall percentage of executive-level minorities in the U.S. industry.

The Board and the Nominating and Corporate Governance Committee seek to obtain qualified director candidates and consider diversity as a factor. The Company’s existing nominating process considers the needs of the Company in connection with the current breadth of director skills and attributes, while identifying the most suitable candidates for director based on merit, without regard to gender, race, religion or ethnicity. When evaluating individual nominees, the Nominating and Corporate Governance Committee considers a variety of factors, including their range of experience, soundness of judgment, commitment to understand the Company and its industry, and willingness and ability to contribute positively to the decision making process of the Company.

We believe that the reporting obligations expected in this proposal would be distracting and time consuming, without any corresponding benefit to our stockholders.

For the foregoing reasons, the Discovery Board of Directors recommends a vote “AGAINST” Proposal 6.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information, as of December 31, 2016, regarding our securities authorized for issuance pursuant to equity compensation plans. Pursuant to these plans, we may issue common stock or stock options, restricted stock, RSUs, PRSUs, SARs, or other rights to acquire shares of our common stock from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
Discovery Communications, Inc. 2013 Incentive Plan:
Series A common stock	12,186,448	(1)(2)	$29.93	(3)	60,188,471	(4)(5)
Series B common stock	—		—		—
Series C common stock	2,678,630	(1)(6)	$37.48	(3)	—
Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated Effective September 16, 2008):(7)(8)
Series A common stock	3,510,847	(1)(2)	$21.00	(3)	—
Series B common stock	—		—		—
Series C common stock	3,561,828	(1)(6)	$20.45	(3)	—
Discovery Communications, Inc. 2005 Non-Employee Director Incentive Plan (As Amended and Restated):(7)
Series A common stock	281,580	(9)	$27.13	(10)	9,225,832	(4)
Series B common stock	—		—		—
Series C common stock	212,343	(9)	$23.45	(10)	—
Discovery Holding Company Transitional Stock Adjustment Plan (As Assumed by Discovery Communications, Inc.):(7)(8)
Series A common stock	5,582		$9.73		—
Series B common stock	—		—		—
Series C common stock	5,582		$9.45		—
Discovery Employee Stock Purchase Plan
Series A common stock	—		—		9,100,018
Equity compensation plans not approved by security holders:	—		—		—
Total	22,442,841		$27.82		78,514,321

(1)	Includes RSUs and PRSUs.

(2)	Includes shares of common stock related to SARs that will be net settled through the issuance of our Series A common stock. The number of shares of common stock issued to settle such SARs is determined at the time of exercise based on the amount by which the price of our Series A common stock at the time of exercise exceeds the grant price divided by the price of our Series A common stock at the time of exercise. The number of shares of our Series A common stock was estimated using the closing market price of our Series A common stock on December 30, 2016, which was $27.41.

(3)	The determination of the weighted average exercise price of outstanding stock options, warrants and rights excludes RSUs and PRSUs.

(4)	Each plan permits the issuance of stock options, warrants and rights in addition to other forms of equity-based awards to acquire shares of our Series A common stock, Series B common stock, or Series C common stock, subject to a single aggregate limit per plan.

(5)	Includes securities reserved for outstanding SARs that will be settled through cash payments. Pursuant to the terms of the plan, such securities are not available for future issuance until such time as the SARs are settled through a cash payment, or otherwise forfeited or cancelled.

(6)	Includes shares of common stock related to SARs that will be net settled through the issuance of our Series C common stock. The number of shares of common stock issued to settle such SARs is determined at the time of exercise based on the amount by which the price of our Series C common stock at the time of exercise exceeds the grant price divided by the price of our Series C common stock at the time of exercise. The number of shares of our Series C common stock was estimated using the closing market price of our Series C common stock on December 30, 2016, which was $26.78.

(7)	We assumed this equity compensation plan in connection with the transaction in which we became a public company, which was completed in September 2008 (the “Transaction”). Because the Transaction provided for the exchange of securities between us and Discovery Holding Company, which is the predecessor entity to the Company, this plan effectively has been approved by our security holders.

(8)	The Discovery Communications, Inc. 2013 Incentive Plan replaced the Discovery Communications, Inc. 2005 Incentive Plan and Discovery no longer has the ability to make further grants under the 2005 Incentive Plan. Additionally, no further grants are permitted under the Discovery Holding Company Transitional Stock Adjustment Plan.

(9)	Includes unvested RSUs and vested RSUs as to which settlement has been deferred.

(10)	The determination of the weighted average exercise price of outstanding stock options, warrants and rights excludes RSUs.

SECURITY OWNERSHIP INFORMATION OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF DISCOVERY

Security Ownership of Certain Beneficial Owners of Discovery

The following table sets forth information, to the extent known by Discovery or ascertainable from public filings, concerning the beneficial ownership of each person or entity, other than certain of Discovery’s directors and executive officers whose ownership information follows, who owns more than five percent of the outstanding shares of each class of our common stock and preferred stock as of March 10, 2017.

The percentage ownership is based upon 153,469,091 shares of Series A common stock, 6,512,379 shares of Series B common stock, 230,035,047 shares of Series C common stock outstanding as of March 10, 2017, 71,107,312 shares of Series A preferred stock and 26,432,492 shares of Series C preferred stock outstanding on March 10, 2017.

As the holder of Series A preferred stock, Advance/Newhouse will be entitled to vote, on an as-converted basis, with the holders of common stock on matters other than the election of common stock directors. With respect to all matters other than the election of common stock directors, the voting percentages represented by the shares included in the table (other than those beneficially owned by Advance/Newhouse) would be significantly lower because Advance/Newhouse, the holder of the Series A preferred stock, votes with our stock on all other matters. Conversely, the holders of common stock do not vote in the election of preferred stock directors.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power (%)
Advance/Newhouse	Series A common stock	71,107,312	(1)(2)	31.7	24.5
Programming Partnership	Series C common stock	123,972,296	(1)(2)	35.0	—
5823 Widewaters Parkway	Series A preferred stock	71,107,312	(2)	100	100
E. Syracuse, NY 13057	Series C preferred stock	26,432,492	(2)	100	—

BlackRock Inc.	Series A common stock	9,074,475	(3)	5.9	4.2
55 East 52nd Street New York, NY 10022	Series C common stock	13,477,370	(4)	5.9	—

Clearbridge Investments, LLC	Series A common stock	17,444,500	(5)	11.4	8.0
620 8th Avenue New York, NY 10018

Hotchkis and Wiley Capital Management, LLC	Series A common stock	17,281,945	(6)	11.3	7.9
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017

The Bank of New York Mellon Corp	Series A common stock	9,118,918	(7)	5.9	4.2
225 Liberty Street New York, NY 10286

The Vanguard Group, Inc.	Series A common stock	15,379,308	(8)	10.0	7.0
100 Vanguard Boulevard Malvern, PA 19355	Series C common stock	20,930,287	(9)	9.1	—

Vulcan Value Partners, LLC.	Series C common stock	14,410,942	(10)	6.3	—
Three Protective Center 2801 Highway 280 South, Suite 300 Birmingham, AL 35223

(1)	Represents shares of Series A common stock and Series C common stock that would be acquired upon conversion of the shares of Series A preferred stock and Series C preferred stock that are currently outstanding.

(2)	Includes 495,281 shares of Series A preferred stock and 521,716 shares of Series C preferred stock that have been deposited into escrow. Advance/Newhouse Programming Partnership (“ANPP”) has the right to vote the shares held in escrow. ANPP is owned 65% by Newhouse Programming Holdings Corp., which is a wholly-owned subsidiary of Newhouse Broadcasting Corporation (“NBCo”) and 35% by Advance Programming Holdings, LLC (“APH”), which is a general partner with NBCo of ANPP. Advance Publications, Inc. (“API”), through its interest in APH, holds an indirect interest in ANPP and Newhouse Family Holdings, L.P. (“NFH”) holds 100% of API’s common shares. NFH disclaims beneficial ownership of the shares of our preferred stock held by ANPP and the shares of our common stock into which the preferred stock is convertible. Advance Long- Term Trust Management Trust (“Advance Long-Term Trust”) is the sole general partner of NFH and also disclaims beneficial ownership of the shares of preferred stock and the shares of our common stock into which the preferred stock is convertible. The trustees of the Advance Long-Term Trust are Samuel I. Newhouse, III, Steven O. Newhouse, Michael A. Newhouse, Victor F. Ganzi, and Peter C. Gould, each of whom disclaims beneficial ownership of the shares of preferred stock held by ANPP and the common stock into which the preferred stock is convertible.

(3)	The number of shares is based upon Amendment No. 6 to the Schedule 13G filed January 23, 2017 by BlackRock Inc., a parent holding company, on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of our Series A common stock. BlackRock Inc. is deemed to be the beneficial owner of 9,074,475 shares of our Series A common stock as a result of acting as a parent holding company.

(4)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed January 23, 2017 by BlackRock Inc., a parent holding company on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of our Series C common stock. BlackRock Inc. is deemed to be beneficial owner of 13,477,370 shares of our Series C common stock as a result of acting as a parent holding company.

(5)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 14, 2017 by ClearBridge Investments, LLC (“ClearBridge”), an investment adviser. ClearBridge is deemed to be the beneficial owner of 17,444,500 shares of our Series A common stock as a result of acting as investment adviser. ClearBridge Aggressive Growth Fund, an investment company owned by ClearBridge, beneficially owns 8,042,008 of these Series A shares.

(6)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 10, 2017 by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment adviser. Hotchkis is deemed to be the beneficial owner of 17,281,945 shares of Series A common stock as a result of acting as investment adviser.

(7)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 3, 2017 by The Bank of New York Mellon Corp. (“BNY Mellon”), a parent holding company, on behalf of the subsidiaries listed in Exhibit I of its filing, none of which beneficially owns five percent or greater of our Series A common stock. BNY Mellon is deemed to be the beneficial owner of 9,118,918 shares of our Series A common stock as a result of acting as a parent holding company.

(8)	The number of shares is based upon Amendment No. 7 to the Schedule 13G filed March 10, 2017 by The Vanguard Group, Inc. (“Vanguard”), an investment adviser. Vanguard is deemed to be the beneficial owner of 15,379,308 shares of our Series A common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, share beneficial ownership of 194,006 and 105,735 of these Series A shares, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.

(9)

The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 10, 2017 by Vanguard. Vanguard is deemed to be the beneficial owner of 20,930,287 shares of our Series C common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and Vanguard

Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, share beneficial ownership of 268,708 and 180,915 of these Series C shares, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.

(10)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 14, 2017 by Vulcan Value Partners, LLC (“Vulcan”), an investment adviser. Vulcan is deemed to be the beneficial owner of 14,410,942 shares of our Series C common stock as a result of acting as investment adviser.

Security Ownership of Discovery Management

The following table sets forth information with respect to the beneficial ownership by each of our named executive officers and directors and all of our directors and executive officers as a group of shares of Series A common stock, Series B common stock and Series C common stock.

The percentage ownership is based upon 153,469,091 shares of Series A common stock, 6,512,379 shares of Series B common stock, 230,035,047 shares of Series C common stock outstanding as of March 10, 2017.

Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days of March 10, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of Series B common stock, though convertible on a one-for-one basis into shares of Series A common stock, is reported as beneficial ownership of Series B common stock only, and not as beneficial ownership of Series A common stock, but the voting power of the Series A and Series B common stock have been aggregated.

The voting power percentages in the table represent the power of the holders to vote on the election of directors. The holders of Series A preferred stock are entitled to vote, on an as-converted basis, with the holders of common stock on matters other than the election of common stock directors. With respect to matters other than the election of directors, the voting percentages represented by the shares included in the table would therefore be significantly lower. Conversely, the holders of common stock do not vote in the election of preferred stock directors. The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is One Discovery Place, Silver Spring, Maryland 20910.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
David M. Zaslav	Series A	1,773,420		1.2
Chief Executive Officer,	Series B	—		—	*
President and Director	Series C	1,762,022		*
Andrew Warren	Series A	235,141	(1)	*
Chief Financial Officer	Series B	—		—	*
	Series C	158,217	(1)	*
Bruce L. Campbell	Series A	295,433	(1)	*
Chief Development, Distribution and Legal Officer	Series B	—		—	*
	Series C	167,646	(1)	*
Jean-Briac Perrette	Series A	205,097	(1)	*
President and Chief Executive Officer,	Series B	—		—	*
Discovery Networks International	Series C	66,680	(1)	*
Paul Guagliardo	Series A	35,561	(1)	*
Chief Commercial Officer	Series B	—		—	*
	Series C	—		*
Robert J. Miron	Series A	30,053	(1)	*
Chairman of the Board and Director	Series B	56		*	*
	Series C	30,577	(1)	*
S. Decker Anstrom	Series A	11,521	(1)	*
Director	Series B	—		—	*
	Series C	11,521	(1)	*
Robert R. Beck	Series A	51,724	(1)	*
Director	Series B	11,258		*	*
	Series C	126,880	(1)	*
Robert R. Bennett	Series A	103,868	(1)(2)	*
Director	Series B	20	(2)	*	*
	Series C	215,788	(1)(2)	*
Paul A. Gould	Series A	196,331	(1)	*
Director	Series B	87,317		1.3	*
	Series C	470,527	(1)	*
John C. Malone	Series A	610,677	(1)(3)(4)	*
Director	Series B	6,093,490	(3)(5)	93.6	28.2
	Series C	13,098,839	(1)(3)(4)	5.7
Steven A. Miron	Series A	39,211	(1)	*
Director	Series B	—		—	*
	Series C	35,010	(1)	*
M. LaVoy Robison	Series A	39,359	(1)	*
Director	Series B	—		—	*
	Series C	64,570	(1)	*

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Susan M. Swain	Series A	—		—
Director	Series B	—		—	—
	Series C	—		—
J. David Wargo	Series A	47,076	(1)	*
Director	Series B	—		—	*
	Series C	77,292	(1)	*
All directors and executive	Series A	3,866,850	(1)	2.5
officers as a Group	Series B	6,192,141		95.0	30.0
(18 persons)	Series C	16,400,059	(1)	7.1

*	Less than one percent

(1)	Includes beneficial ownership of shares that may be acquired upon exercise of stock options already vested or exercisable within 60 days of March 10, 2017, in the amounts below:

	Series A	Series C
Andrew Warren	209,514	135,374
Bruce L. Campbell	239,908	128,698
Jean-Briac Perrette	194,052	56,885
Paul Guagliardo	35,561	—
Robert J. Miron	17,768	17,768
S. Decker Anstrom	9,123	9,123
Robert R. Beck	17,768	17,768
Robert R. Bennett	23,350	34,514
Paul A. Gould	23,781	35,807
John C. Malone	17,768	17,768
Steven A. Miron	17,768	17,768
M. LaVoy Robison	23,781	35,807
J. David Wargo	23,781	35,807
All directors and executive officers as a group (18 persons)	1,016,029	630,737

(2)	Includes 54,913 shares of Series A common stock, 20 shares of Series B common stock and 164,799 shares of Series C common stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife.

(3)	Includes 268,337 shares of Series A common stock, 170,471 shares of Series B common stock and 1,316,424 shares of Series C common stock held by Mr. Malone’s wife, as to which shares Mr. Malone disclaims beneficial ownership.

(4)	Includes 324,572 shares of Series A common stock and 11,764,647 shares of Series C common stock which have been pledged in support of one or more lines of credit or margin accounts.

(5)	On February 13, 2014, Mr. Malone entered into an agreement with Mr. Zaslav granting Mr. Zaslav voting and purchase rights with respect to the 5,923,019 shares of Discovery Series B common stock that Mr. Malone owns, which will be in effect for as long as Mr. Zaslav is employed as the principal executive officer of Discovery or serving on its Board of Directors. Pursuant to the agreement, Mr. Zaslav will have the right to vote the shares of Discovery Series B common stock, any time Mr. Malone is not personally voting or directing the vote of the Discovery Series B shares. Any proposals regarding the transfer of the Discovery Series B shares will require that Mr. Zaslav be first notified and that exclusive negotiation discussions be entered into to seek agreement on mutually acceptable terms for Mr. Zaslav to purchase the shares. If Mr. Zaslav or an entity he controls does not purchase the shares, Mr. Zaslav will not have any further rights under the agreement or any further rights to purchase the Discovery Series B shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Discovery executive officers and directors and persons who own more than ten percent of a registered class of Discovery equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to Discovery with respect to its most recent fiscal year, or written representations that no Forms 5 were required, Discovery believes that, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to Discovery officers, directors and greater than ten percent beneficial owners were complied with.

AVAILABILITY OF ANNUAL REPORT

We filed our Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC on February 14, 2017. The Annual Report on Form 10-K, including all exhibits, can also be found on our website: www.discoverycommunications.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of Investor Relations by mail at Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, by telephone at (240) 662-2000 or by email at investor_relations@discovery.com.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2018 annual meeting, any stockholder proposal must be submitted in writing to the attention of the Corporate Secretary at Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, by December 6, 2017. Our bylaws require that Discovery be given advance written notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Discovery’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Corporate Secretary must receive such notice at the address noted above not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, the Corporate Secretary must receive such notice not earlier than the 100th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2018 Annual Meeting of Stockholders is held between April 18, 2018 and July 17, 2018 (as it is expected to be), in order to comply with the time periods set forth in Discovery’s bylaws, appropriate notice would need to be provided to the Corporate Secretary at the address noted above no earlier than February 16, 2018 and no later than March 19, 2018. If a stockholder fails to provide timely notice of a proposal to be presented at the 2018 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of Discovery will have discretionary authority to vote on any such proposal which may come before the meeting.

Discovery’s bylaws also specify requirements relating to the content of the notice which stockholders must provide to the Corporate Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our restated charter, our bylaws and Delaware law.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Discovery stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, annual report or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address noted above or call our Investor Relations department at (240) 662-2000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice that was sent to you. You can also contact our Investor Relations department at the telephone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

SOLICITATION BY THE BOARD; EXPENSES OF SOLICITATION

Our Board has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, in writing or in person. We will reimburse brokers and nominees who hold shares in their names for their reasonable out-of-pocket expenses to furnish proxy materials to the beneficial owners of such shares.

By Order of the Board of Directors,

Stephanie D. Marks

Corporate Secretary

April 5, 2017

DISCOVERY COMMUNICATIONS, INC. ONE DISCOVERY PLACE SILVER SPRING, MD 20910	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E25455-P85341	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DISCOVERY COMMUNICATIONS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3, “FOR EVERY THREE YEARS” ON PROPOSAL 4 AND “AGAINST” PROPOSALS 5 AND 6.		☐	☐	☐

Vote On Directors
1.	ELECTION OF DIRECTORS
Nominees
01) Robert R. Bennett 02) John C. Malone 03) David M. Zaslav
Vote On Proposals		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery Communications, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	6.

To vote on a stockholder proposal requesting the Board of Directors to adopt a policy that the initial list of candidates from which new management-supported director nominees are chosen shall include qualified women and minority candidates.

							☐	☐	☐
3.	To approve, on an advisory basis, our named executive officer compensation.	☐	☐	☐	7.	By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
	One Year	Two Years	Three Years	Abstain
4.	To vote, on an advisory basis, on the frequency of future named executive officer compensation advisory votes. ☐	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3, “FOR Every Three Years” on proposal 4 and “AGAINST” proposals 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

		For	Against	Abstain
5.

To vote on a stockholder proposal requesting the Compensation Committee to prepare a report on the feasibility of integrating sustainability metrics into performance measures of senior executives under our incentive plans.

		☐	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25456-P85341

DISCOVERY COMMUNICATIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 18, 2017

The stockholder(s) hereby appoint(s) Bruce L. Campbell and Stephanie D. Marks, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Common Stock or Series B Common Stock of Discovery Communications, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on May 18, 2017, at Discovery’s offices located at One Discovery Place, Silver Spring, Maryland 20910, and any adjournment or postponement thereof. Directions to the Annual Meeting are available by contacting us at investor_relations@discovery.com or at 240-662-2000.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, FOR EVERY THREE YEARS ON PROPOSAL 4, AND AGAINST PROPOSALS 5 AND 6.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1

DISCOVERY COMMUNICATIONS, INC. ONE DISCOVERY PLACE SILVER SPRING, MD 20910	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E25457-P85341	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DISCOVERY COMMUNICATIONS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3, “FOR EVERY THREE YEARS” ON PROPOSAL 4 AND “AGAINST” PROPOSALS 5 AND 6.		☐	☐	☐

Vote On Directors
1.	ELECTION OF DIRECTORS
Nominees
01) S. Decker Anstrom 02) Robert J. Miron 03) Steven A. Miron
Vote On Proposals		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery Communications, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	6.

To vote on a stockholder proposal requesting the Board of Directors to adopt a policy that the initial list of candidates from which new management-supported director nominees are chosen shall include qualified women and minority candidates.

							☐	☐	☐
3.	To approve, on an advisory basis, our named executive officer compensation.	☐	☐	☐	7.	By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
	One Year	Two Years	Three Years	Abstain
4.	To vote, on an advisory basis, on the frequency of future named executive officer compensation advisory votes. ☐	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1, 2 and 3, “FOR Every Three Years” on proposal 4 and “AGAINST” proposals 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

		For	Against	Abstain
5.

To vote on a stockholder proposal requesting the Compensation Committee to prepare a report on the feasibility of integrating sustainability metrics into performance measures of senior executives under our incentive plans.

		☐	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25458-P85341

DISCOVERY COMMUNICATIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 18, 2017

The stockholder(s) hereby appoint(s) Bruce L. Campbell and Stephanie D. Marks, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Preferred Stock of Discovery Communications, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on May 18, 2017, at Discovery’s offices located at One Discovery Place, Silver Spring, Maryland 20910, and any adjournment or postponement thereof. Directions to the Annual Meeting are available by contacting us at investor_relations@discovery.com or at 240-662-2000.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, FOR EVERY THREE YEARS ON PROPOSAL 4, AND AGAINST PROPOSALS 5 AND 6.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1